Exhibit 10.2

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of May 14, 2021

by and among

PARLEX 8 USD IE ISSUER DESIGNATED ACTIVITY COMPANY,

as US Purchaser,

PARLEX 8 GBP IE ISSUER DESIGNATED ACTIVITY COMPANY,

as UK Purchaser,

PARLEX 8 EUR IE ISSUER DESIGNATED ACTIVITY COMPANY,

as EUR Purchaser,

BANCO SANTANDER, S.A.,

as Collateral Agent,

PARLEX 8 FINCO, LLC,

as US Seller,

PARLEX 8 GBP FINCO, LLC,

as UK Seller,

and

PARLEX 8 EUR FINCO, LLC,

as EUR Seller

i

TABLE OF CONTENTS

(continued)

ii

ANNEXES AND EXHIBITS

ANNEX I	Seller Wire Instructions
ANNEX II	Purchaser Wire Instructions
ANNEX III	Collateral Agent Wire Instructions

EXHIBIT I	Names and Addresses for Communications between Parties
EXHIBIT II	Form of Confirmation Statement
EXHIBIT III	Authorized Representatives of Sellers
EXHIBIT IV-A	Form of Power of Attorney (for U.S. Purchased Assets)
EXHIBIT IV-B	Form of Power of Attorney (for Foreign Purchased Assets (GBP))
EXHIBIT IV-C	Form of Power of Attorney (for Foreign Purchased Assets (EUR))
EXHIBIT V-A	Representations and Warranties Regarding Individual Purchased Assets (for U.S. Purchased Assets)

EXHIBIT V-B	Representations and Warranties Regarding Individual Purchased Assets in the United Kingdom

EXHIBIT V-C	Representations and Warranties Regarding Individual Purchased Assets in the European Union
EXHIBIT VI	Asset Information
EXHIBIT VII	Advance Procedures
EXHIBIT VIII	Form of Margin Call Notice
EXHIBIT IX	Form of Release Letter
EXHIBIT X	Form of Covenant Compliance Certificate
EXHIBIT XI	Form of Redirection Letter
EXHIBIT XII	Form of Bailee Letter
EXHIBIT XIII	Prohibited Transferees
EXHIBIT XIV	Form of U.S. Tax Compliance Certificates
EXHIBIT XV	Form of Parallel Guaranty

iii

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of May 14, 2021 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and among (i) PARLEX 8 USD IE ISSUER DESIGNATED ACTIVITY COMPANY (including any successor thereto, “US Purchaser”), PARLEX 8 GBP IE ISSUER DESIGNATED ACTIVITY COMPANY (including any successor thereto, “UK Purchaser”), and PARLEX 8 EUR IE ISSUER DESIGNATED ACTIVITY COMPANY, each a designated activity company organized under the laws of Ireland (including any successor thereto, “EUR Purchaser” and, together with US Purchaser and UK Purchaser, each a “Purchaser” and collectively, “Purchaser”), (ii) BANCO SANTANDER, S.A., a Sociedad Anónima incorporated under Spanish law (including any successor thereto in accordance with the Collateral Agency Agreement (as defined herein), “Collateral Agent”), and (iii) PARLEX 8 FINCO, LLC, a limited liability company organized under the laws of the State of Delaware (“US Seller”), PARLEX 8 GBP FINCO, LLC, a limited liability company organized under the laws of the State of Delaware (“UK Seller”), and PARLEX 8 EUR FINCO, LLC, a limited liability company organized under the laws of the State of Delaware (“EUR Seller” and, together with US Seller and UK Seller, each a “Seller” and collectively, “Sellers”).

ARTICLE 1

APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time during the Availability Period (as defined herein) the parties hereto may enter into transactions in which a Seller will sell to Purchaser, all of such Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) on a servicing-released basis and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds (in the Applicable Currency of the related Eligible Asset) by Purchaser to such Seller (or at the direction of such Seller to a Designated Funding Party), with a simultaneous agreement by Purchaser to re-sell back to such Seller, and by such Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds (in the Applicable Currency of the related Eligible Asset) by such Seller to Purchaser. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by the applicable Seller and Purchaser, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Purchaser to engage in Transactions, but sets forth the requirements under which Purchaser would consider entering into Transactions from time to time. At no time shall Purchaser be obligated to purchase or effect the transfer of any Eligible Asset from any Seller to Purchaser.

ARTICLE 2

DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“Accelerated Repurchase Date” shall have the meaning specified in Article 14(b).

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan, mezzanine loan or participation interest servicing practices of prudent mortgage lending institutions that service mortgage loans, mezzanine loans and/or participation interests of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean PNC Bank, National Association, or any successor appointed by Purchaser and reasonably acceptable to Sellers.

“Account Control Agreement” shall mean individually or collectively, as the context may require, (i) that certain Account Control Agreement, dated on or about the Closing Date, among Purchaser, Collateral Agent, US Seller and Account Bank relating to the US Collection Account, (ii) that certain Account Control Agreement, dated on or about the Closing Date, among Purchaser, Collateral Agent, UK Seller and Account Bank relating to the UK Collection Account, (iii) that certain Account Control Agreement, dated on or about the Closing Date, among Purchaser, Collateral Agent, EUR Seller and Account Bank relating to the EUR Collection Account and (iv) any other account control or similar agreement entered into with respect to any other Collection Account, in each case, as such agreements may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement by such Person as debtor or with the authorization of such Person of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law relating to the protection of creditors, or (b) suffering any such petition or proceeding described in clause (a) to be commenced by another Person which (i) is consented to, solicited by, colluded with or not timely contested or (ii) results in the entry of an order or decree for relief that, in the case of an action not commenced by or with the consent of such Person, is not dismissed or stayed within sixty (60) days; (c) the seeking or consenting by such Person to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (d) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so that, in the case of an appointment not sought by or with the consent of such Person, is not dismissed or stayed within sixty (60) days; (e) the making by such Person of a general assignment for the benefit of creditors; (f) the admission in a legal proceeding by such Person of its inability to, or intention not to, pay its debts or discharge its obligations as they become due or mature; or (g) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person (or, with respect to clauses (a) through (g) above, any equivalent in each relevant jurisdiction).

“Affiliate” shall mean, when used with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. Control shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such a Person, whether through the ownership of voting power, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Allocation Proportion” shall means, at any time, the proportion (expressed as a percentage) which the U.S. Dollar equivalent of the Senior Exposure of each Purchaser at that time bears to sum of the U.S. Dollar equivalent of the Senior Exposure of all Purchasers at that time. For this purpose, the Senior Exposure of EUR Purchaser and UK Purchaser shall be converted into U.S. Dollars at the Spot Rate with respect to the Applicable Currency on the Remittance Date. References to the applicable Allocation Proportion are to the Allocation Proportion of Purchaser whose Notes are denominated in the same Applicable Currency as an Collection Account.

“Alternative Diversification Notice” shall have the meaning specified in the Master Definitions and Construction Module.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction in which any Seller Party is located or doing business applicable to such Seller Party and any of their respective Affiliates from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” shall mean all anti-money laundering laws and regulations of any jurisdiction in which any Seller Party is located or doing business applicable to such Seller Party and any of their respective Affiliates.

“Applicable Currency” shall mean U.S. Dollars, Pounds Sterling, Euros or such other currency permitted by Purchaser, in its sole and absolute discretion, as applicable.

“Asset Combination” shall mean any Mezzanine Asset together with the related Mezzanine Related Asset.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VI attached hereto to the extent applicable to such Purchased Asset.

“Assets” shall have the meaning specified in Article 1.

“Availability Period” shall mean the period (a) beginning on the Closing Date and (b) ending on the earlier of (i) May 13, 2024, which date will, on each anniversary of the Closing Date, be automatically extended, in each case, for one (1) year from the expiration date of the then-current Availability Period absent Seller’s receipt within thirty (30) days prior to such anniversary of a written notice from Purchaser electing not to extend the Availability Period, and (ii) the date on which an Event of Default has occurred which is continuing.

“Bailee” shall mean (i) Ropes & Gray LLP, (ii) a firm of solicitors regulated by the Solicitors Regulation Authority (with respect to any Foreign Purchased Asset secured by Mortgaged Property located in England) reasonably acceptable to Purchaser or (iii) any other attorney-at-law or law firm reasonably acceptable to Purchaser, or notary (if required in the relevant jurisdiction) that has, in the case of each of (i), (ii) and (iii) herein, delivered at Seller’s request a Bailee Letter, as applicable.

“Bailee Letter” shall mean a letter from Seller and acknowledged by Bailee and Purchaser substantially in the form attached hereto as Exhibit XII, pursuant to which the Bailee (i) agrees to issue a Bailee Trust Receipt upon taking possession of the Purchased Asset Documents identified in such Bailee Letter, (ii) confirms that it is holding the Purchased Asset Documents as bailee (in the case of U.S. Purchased Assets) or agent (in the case of Foreign Purchased Assets), as applicable, for the benefit of Purchaser under the terms of such Bailee Letter, (iii) agrees that it shall deliver such Purchased Asset Documents to the Custodian, or as otherwise directed by Purchaser in writing, by not later than the fifth (5th) Business Day following the Purchase Date for the related Purchased Asset and (iv) agrees to indemnify Purchaser and Sellers for any failure of Bailee to deliver the Purchased Asset Documents in accordance with the Bailee Letter.

“Bailee Trust Receipt” shall mean a trust receipt issued by Bailee to Purchaser in accordance with and substantially in the form contained in Exhibit XII confirming the Bailee’s possession of the Purchased Asset Documents listed thereon.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Borrower” shall mean (a) with respect to a U.S. Purchased Asset, (i) the obligor on a Promissory Note and (ii) (x) in the case of a Mortgage Loan related to the applicable Purchased Asset, the grantor of the related Mortgage or (y) in the case of a Mezzanine Loan related to the applicable Purchased Asset, the grantor of the pledge under the related pledge agreement and (b) with respect to a Foreign Purchased Asset, each obligor under the related Mortgage Loan.

“Breakage Costs” shall mean the amount (if any) by which (a) the Pricing Rate (excluding the portion thereof comprising the applicable spread) which Purchaser should have received for the period from the date of receipt of all or any part of the Purchase Price for the related Transaction to the last day of the current Pricing Rate Period in respect of such Transaction, had the amount of Purchase Price received been paid on the last day of that Pricing Rate Period exceeds (b) the amount which that Purchaser would be able to obtain by placing an amount equal to the amount of Purchase Price received by it on deposit with a leading bank in the London Interbank Eurodollar Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Pricing Rate Period.

“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange, the Federal Reserve Bank of New York or banks in the States of New York, Kansas, Pennsylvania or Minnesota or in the cities of Frankfurt, London, Luxembourg, Madrid, Milan or Paris or, as it relates to a specific Foreign Purchased Asset, the relevant non-U.S. jurisdiction in which the Mortgaged Property securing the related Foreign Purchased Asset is located or the laws of which otherwise govern the Purchased Asset Documents relating to the subject Foreign Purchased Asset (or as otherwise designated in the Purchased Asset Documents relating to the subject Foreign Purchased Asset and stated in the related Confirmation) are authorized or obligated by law or executive order to be closed.

“Capital Requirements Regulations” shall mean (a) Regulation (EU) 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012, and (b) Regulation (EU) 575/2013 as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the Capital Requirements Regulation (Amendments) (EU Exit) Regulations 2019 (S.I. 2019 No. 1232) and in the case of both (a) and (b) as amended, extended, consolidated and/or replaced and in force from time to time.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Manager” shall have the meaning specified in the Master Definitions and Construction Module.

“Change of Control” shall mean the occurrence of any of the following events (a) any consummation of a merger, amalgamation, or consolidation of Guarantor with or into another entity or any other reorganization occurs and more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock or other ownership interest in such entity outstanding immediately after such merger, amalgamation, consolidation or such other reorganization is not owned directly or indirectly by Persons who were stockholders or holders of such other ownership interests in Guarantor immediately prior to such merger, amalgamation, consolidation or other reorganization; (b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors of twenty percent (20%) or more other than wholly-owned Affiliates of Guarantor and related funds of The Blackstone Group L.P., or to the extent such interests are obtained through a public market offering or secondary market trading; (c) Guarantor shall cease to directly or indirectly own and control, of record and beneficially, 100% of the Capital Stock of Pledgor; (d) Pledgor shall cease to directly own and control, of record and beneficially, 100% of the Capital Stock of Seller; or (e) any transfer of all or substantially all of Guarantor’s assets (other than any securitization transaction or any repurchase or other similar transactions in the ordinary course of Guarantor’s business).

“Class A Noteholder” shall have the meaning specified in the Master Definitions and Construction Module.

“Class A VFN” shall have the meaning specified in the Master Definitions and Construction Module.

“Class B Notes” shall have the meaning specified in the Master Definitions and Construction Module.

“Closing Date” shall mean May 14, 2021.

“Collateral” shall have the meaning specified in Article 7(a).

“Collateral Agency Agreement” shall have the meaning specified in the Master Definitions and Construction Module.

“Collateral Agent” shall have the meaning specified in the introductory paragraph hereof.

“Collection Accounts” shall have the meaning specified in Article 5(c).

“Common Issuer Security Trustee” shall have the meaning specified in the Master Definitions and Construction Module.

“Confirmation” shall have the meaning specified in Article 3(c).

“Conforming Changes” shall mean any technical, administrative or operational changes which Collateral Agent reasonably determines are necessary or desirable in connection with changes to the applicable index rate under any Purchased Asset Documents.

“Controlling Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder has the full power, authority and discretion to service (or cause to be serviced) the related Mortgage Loan and/or Mezzanine Loan and to direct servicing actions with respect thereto (including, without limitation, to modify and amend the terms thereof and to pursue remedies and enforcement actions) (provided that the granting or possession of major or fundamental decision rights or similar consent rights in favor of any holder of a companion Promissory Note or companion Participation Interests shall not cause “full power, authority and discretion” to be deemed absent for the purposes of this definition).

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit X hereto.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among Custodian, Collateral Agent, Sellers and Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodian” shall mean U.S. Bank, National Association, or any successor custodian appointed by Purchaser and reasonably acceptable to Sellers.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Threshold” shall have the meaning specified in the Fee Letter.

“Designated Funding Party” shall mean a title company or escrow agent selected by Seller to receive any funds on its behalf with respect to any Transaction and specified in the related Confirmation that has been (a) reasonably approved by Purchaser and Collateral Agent and (b) satisfies the applicable customary “Know Your Customer” requirements of Purchaser and/or Collateral Agent, if any.

“Disclosure” shall mean disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division” shall mean the division of a Dividing LLC into two (2) or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.

“Due Diligence Representations” shall mean:

(i) with respect to each Mortgage Loan that (x) is a Purchased Asset or (y) is related to a Purchased Asset that is a Mezzanine Loan, Senior Note or Participation Interest (A) the representations and warranties set forth in the following paragraphs of Exhibit V-A, Section (B): Paragraph 11 (Condition of Property), Paragraph 12 (Taxes and Assessments), Paragraph 14 (Actions Concerning Mortgage Loan), Paragraph 15 (Escrow Deposits), Paragraph 18 (Access; Utilities; Separate Tax Lots), Paragraph 19 (No Encroachments), Paragraph 25 (Local Law Compliance), Paragraph 26 (Licenses and Permits), Paragraph 35(f) (Ground Leases), Paragraph 36 (Servicing), Paragraph 37 (Origination and Underwriting), Paragraph 39 (No Material Default; Payment Record) and Paragraph 42 (Environmental Conditions); and (B) solely with respect to each Purchased Asset where (and to the extent that) the Mortgaged Property is located in the United Kingdom or the European Union, those representations and warranties described in sub-clause (A) above and the representations and warranties set forth in Paragraph 8, Paragraph 9, Paragraph 10, Paragraph 17, Paragraph 19 and Paragraph 24 of Exhibit V-B or Exhibit V-C, as applicable.

(ii) with respect to each Mezzanine Loan that (x) is a Purchased Asset or (y) is related to a Purchased Asset that is a Senior Note or Participation Interest, the representations and warranties set forth in the following paragraphs of Exhibit V-A, Section (C): Paragraph 1 (Whole Loans) (solely with respect to the last sentence thereof as it relates to the representations and warranties set forth in clause (i) above), Paragraph 7 (Actions Concerning Mezzanine Loan), Paragraph 8 (Escrow Deposits), Paragraph 16 (Servicing), Paragraph 17 (Origination and Underwriting) and Paragraph 18 (No Material Default; Payment Record);

(iii) with respect to each Senior Note that is a Purchased Asset, the representation and warranty set forth in Exhibit V-A, Section (D) solely as it relates to the representations and warranties set forth in clauses (i) and (ii) above, as applicable; and

(iv) with respect to each Participation Interest that is a Purchased Asset, the representations and warranties set forth in the following paragraphs of Exhibit V-A, Section (E): Paragraph 1 (Mortgage Loan/Mezzanine Loan) (solely as it relates to the representations and warranties set forth in clauses (i) and (ii) above, as applicable), Paragraph 7 (No Defaults or Waivers under Participation Documents) and Paragraph 9 (No Known Liabilities).

“Early Redemption Notice” shall have the meaning specified in the Master Definitions and Construction Module.

“Early Repurchase Date” shall have the meaning specified in Article 3(e).

“Effective Purchase Price Percentage” shall mean, with respect to any Purchased Asset as of any date of determination, (a) the outstanding Purchase Price of such Purchased Asset divided by (b) the unpaid principal balance of such Purchased Asset, in each case, as of such date of determination.

“Eligibility Criteria” shall mean, (a) with respect to any Mortgage Loan or Mezzanine Loan, such Mortgage Loan or Mezzanine Loan:

(i) is a term loan or revolving credit facility secured by one or more real estate properties originated or acquired by the applicable Seller or an Affiliate thereof and (A) in the case of an origination, such loan was originated in accordance with the applicable Seller’s standard underwriting and origination criteria and procedures as at the time of origination (including due diligence of valuation and legal matters as well as structural and environmental matters where deemed appropriate) and in all material respects in accordance with all applicable legal requirements, or (B) such loan was acquired after receiving the same credit, business, legal and compliance approvals as would be required if the applicable Seller or an Affiliate thereof were to originate such loan based on having carried out due diligence as above;

(ii) has a remaining term to maturity (including all extensions thereunder) of no more than seven (7) years;

(iii) has a Senior Exposure LTV Ratio no greater than sixty percent (60)%;

(iv) is denominated in an Applicable Currency and is secured by properties all of which are located in the United Kingdom, Ireland, the United States or certain European countries (including Spain, France, Germany, Italy and Benelux);

(v) has an outstanding principal balance as of its Purchase Date of at least $25,000,000 (or, with respect to any Foreign Purchased Asset, the then-current equivalent of such amount based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Asset as of the date of determination);

(vi) is a legally binding agreement entered into by the applicable Seller or an Affiliate thereof;

(vii) the applicable Seller has certified that, as of its Purchase Date, such Mortgage Loan and the related Mortgaged Property, share and other security is, subject to insolvency and other laws generally applicable to creditors’ rights, legally valid, binding and enforceable in accordance with its terms;

(viii) as of its Purchase Date there are or will be no legal proceedings, independent arbitration or material dispute resolution procedures between the lender and any Borrower regarding the underlying assets to the best of the applicable Seller’s knowledge;

(ix) is not a “securitisation” under the Securitisation Regulations;

(x) is secured by a first Lien mortgage or deed of trust on one or more properties that are of an Eligible Property Type or, in the case of a Mezzanine Loan, equity interest in the Borrower under such mortgage or deed of trust, and otherwise satisfies the criteria set forth in the definition of Eligible Property Type; and

(b) with respect to any Mezzanine Loan, Senior Note or Senior Participation Interest, the related Mortgage Loan and/or Mezzanine Loan satisfies the criteria set forth in clause (a) above.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $650,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning (including indirectly through REMIC bonds and/or securitizations) commercial real estate loans or interests therein (including, without limitation, A-notes, B-notes, participations and mezzanine loans with respect to commercial real estate) or owning and operating commercial properties.

“Eligible Asset” shall mean any Mortgage Loan, Mezzanine Loan, Senior Note or Senior Participation Interest (a) that is approved by Purchaser in its sole and absolute discretion as of the related Purchase Date; (b) that satisfies the Eligibility Criteria as of the related Purchase Date; and (c) with respect to which, on the related Purchase Date, the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects, except to the extent disclosed in a Requested Exceptions Report approved by Purchaser in writing in accordance with the terms hereof; provided, that any Mezzanine Asset shall be transferred to Purchaser together with the related Mezzanine Related Asset and, after becoming a Purchased Asset, repurchased together with the related Mezzanine Related Asset pursuant to this Agreement.

Unless otherwise specified, with respect to any Asset Combination, any reference to Eligible Asset shall include the applicable Mezzanine Related Asset and the Mezzanine Asset that is, or is proposed to be, subject to the same Transaction.

“Eligible Assignee” shall mean (a) any Person which (i) is a Qualified Transferee and (ii) is not (A) a Prohibited Transferee, (B) a Borrower or (C) an Affiliate of a Borrower and (b) Common Issuer Security Trustee.

“Eligible Property Types” shall mean multi-family, office, retail, hospitality, logistics/industrial, data centers, student housing, shopping centers, self-storage and manufactured housing properties, or properties made up of any combination of the foregoing.

The Eligible Property Type criteria set forth herein may be revised by Purchaser in its sole and absolute discretion with respect to any new Eligible Assets proposed to be purchased by Purchaser pursuant to this Agreement prior to the Purchase Date of such Eligible Asset.

“Enforcement Notice” shall have the meaning specified in the Master Definitions and Construction Module.

“Equity Pledge Agreement” shall mean that certain Pledge and Security Agreement dated as of the Closing Date, from Pledgor in favor of Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Equity Pledged Collateral” shall mean the “Pledged Collateral” as defined in the Equity Pledge Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Internal Revenue Code of which any Seller is a member and (b) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which any Seller is a member.

“EUR Collection Account” shall have the meaning specified in Article 5(c).

“EUR Loan Realisation Account” shall have the meaning specified in the Master Definitions and Construction Module.

“EUR Pledgor” shall mean 345-50 Partners, LLC, a Delaware limited liability company.

“EUR Purchaser” shall have the meaning assigned thereto in the introductory paragraph hereof.

“EUR Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“EUR Transaction Account” shall have the meaning specified in the Master Definitions and Construction Module.

“Euros” and “€” shall mean the lawful currency of the member states of the European Union that have adopted and retain the single currency in accordance with the Treaty establishing the European Community, as amended from time to time; provided that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), Euro and € shall, for the avoidance of doubt, mean for all purposes of this Agreement the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Event of Default” shall have the meaning specified in Article 14(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following taxes imposed on or with respect to Purchaser or required to be withheld or deducted from a payment to Purchaser: (a) taxes imposed on or measured by net income or similar taxes imposed in lieu of net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of Purchaser being organized under the laws of, or having its principal office or the office from which it books a Transaction located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of Purchaser pursuant to a law in effect as of the date on which such Person (i) acquires such interest in a Transaction or (ii) changes its principal office or the office from which it books a Transaction, except to the extent that, pursuant to Article 32, that such taxes were payable to such party’s assignor immediately before such Person became a party hereto or to such Person immediately before it changed its lending office, (c) taxes attributable to Purchaser’s failure to comply with Article 23(g) or Article 32 of this Agreement and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant thereto, including any intergovernmental agreements, treaty or convention among Governmental Authorities and any rules or guidance implementing such intergovernmental agreements.

“FCA Regulations” shall have the meaning specified in Article 23(a).

“Fee Letter” shall mean the letter agreement, dated as of the Closing Date, from Purchaser and accepted and agreed by Sellers, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Filings” shall have the meaning specified in Article 7(b).

“Foreign Assignment Agreement” shall mean, with respect to a Foreign Purchased Asset, a security agreement or a security deed between the applicable Seller and Purchaser pursuant to which such Seller assigns and charges to Purchaser all of its right, title and interest under and in relation to each related Purchased Asset Document relating to such Foreign Purchased Asset (including its rights against any Security Agent) and any professional report delivered with respect to a Foreign Purchased Asset that is addressed to or capable of being relied on by such Seller (in such form as Purchaser may reasonably require).

“Foreign Purchased Asset” shall mean any Purchased Asset secured directly or indirectly by Mortgaged Property located outside of the United States of America or any territory thereof. Any Foreign Purchased Asset that is repurchased by a Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Foreign Purchased Asset (EUR)” shall mean a Foreign Purchased Asset denominated in Euros.

“Foreign Purchased Asset (GBP)” shall mean a Foreign Purchased Asset denominated in Pounds Sterling.

“Foreign Purchased Asset Collection Account” shall mean individually or collectively, as the context may require, (i) the UK Collection Account, (ii) the EUR Collection Account and (iii) any other deposit account entered into with respect to any Foreign Purchased Asset in accordance with Article 3(b)(iii)(D).

“Fundamental Purchased Asset Representations” shall mean each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V-A, Exhibit V-B, Exhibit V-C, any schedule to the related Confirmation and/or Article 10(w) (in each case other than any Due Diligence Representation).

“Funding Date” shall mean each Purchase Date and any other date on which any amount of Purchase Price is transferred from Purchaser to Seller (or at the direction of Seller to a title company or escrow agent) with respect to any Purchased Asset.

“Future Advance” shall have the meaning specified in the definition of Future Advance Purchased Asset.

“Future Advance Failure” shall mean, with respect to any Purchased Asset, any Seller’s or Servicer’s receipt of notice or any Seller’s Knowledge of any litigation or other proceeding commenced by the related Borrower alleging a failure to fund any Future Advance as and when required thereunder.

“Future Advance Purchase Price Increase Conditions” shall have the meaning specified in Article 3(h).

“Future Advance Purchased Asset” shall mean any Purchased Asset with respect to which less than the full principal amount of such Purchased Asset (or the related Mortgage Loan or Mezzanine Loan) is funded at origination and the applicable Seller as the lender or holder (or licensee) of such Purchased Asset is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances (each, a “Future Advance”) in the future to the related Borrower.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“GBP Loan Realisation Account” shall have the meaning specified in the Master Definitions and Construction Module.

“GBP Transaction Account” shall have the meaning specified in the Master Definitions and Construction Module.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean Blackstone Mortgage Trust, Inc., a Maryland corporation.

“Guaranty” shall mean the Guaranty, dated as of the Closing Date, from Guarantor in favor of Purchaser, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Hedging Transaction” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates, credit spreads or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by any Seller in respect of such Purchased Asset(s) with Purchaser or an Affiliate of Purchaser or one or more other counterparties acceptable to Purchaser in its sole and absolute discretion.

“Income” shall have the meaning specified in the Master Definitions and Construction Module.

“Indebtedness” shall mean, with respect to any Person, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person to the extent of such guarantee; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (h) Capitalized Lease Obligations of such Person. Notwithstanding the foregoing, non-Recourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any Person.

“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Article 27(a).

“Indemnified Taxes” means (a) taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Sellers under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Manager” shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”) or manager (with the exception of serving as the Independent Manager of a Seller) of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a creditor, supplier or service provider who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Manager of such party or as a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to a Seller or any of its equity owners or Affiliates in the ordinary course of business) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, equity owner, creditor, supplier or service provider of any Seller Party or any Affiliate or equity owner of any Seller Party and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or LordSPV, a TMF Group company or, if none of these companies is then providing professional independent directors or managers, another nationally recognized company reasonably acceptable to Purchaser, that is not an Affiliate of a Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with any Seller Party (provided such Affiliate does not or did not own a direct or indirect equity interest in any Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of any Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than clause (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.

“Initial Class A Noteholder” shall have the meaning specified in the Master Definitions and Construction Module.

“Initial Senior Exposure” shall mean, with respect to any Purchased Asset, the amount, expressed in the Applicable Currency, of the Class A VFNs secured by such Purchased Asset as of the related Purchase Date (which shall be set forth in the applicable Confirmation).

“Insolvency Regulation” shall have the meaning specified in Article 10(b)(kk).

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Knowledge” shall mean, as of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of (i) Stephen Plavin, Robert Sitman, Douglas Armer, any individual holding the title of “Managing Director” or “Senior Managing Director” of the manager of Guarantor or in each case their respective replacements (written notice of which shall be given by the applicable Seller to Purchaser) or (ii) any asset manager at The Blackstone Group L.P. or any Affiliate thereof or any employee with a title equivalent or more senior to that of “principal” within The Blackstone Group L.P. or any Affiliate thereof, in each case of this clause (ii), responsible for the origination, acquisition and/or management of the applicable Purchased Asset. “Knew” and “Known” shall have correlative meanings.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Litigation Threshold” shall have the meaning specified in the Fee Letter.

“Loan Realisation Account” shall mean, individually or collectively, as the context may require, (i) the USD Loan Realisation Account, (ii) the GBP Loan Realisation Account, (iii) the EUR Loan Realisation Account (iii) any other deposit account designated by Collateral Agent in accordance with Annex III for payments to Collateral Agent in any Applicable Currency.

“Manager Affiliate Information” shall have the meaning specified in Article 12(n).

“Margin Call” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall exist if (a) the aggregate Maximum Purchase Price for all Purchased Assets calculated individually with respect to each Purchased Asset, is less than (b) the aggregate outstanding Purchase Price for all Purchased Assets (with respect to any Purchased Asset for which the Applicable Currency is not Euros, based on the Spot Rate with respect to the Applicable Currency as of the date of determination).

“Margin Excess” shall mean, with respect to a Purchased Asset at any time of determination, the amount by which the Maximum Purchase Price for such Purchased Asset exceeds the outstanding Purchase Price for such Purchased Asset.

“Market” shall mean any exchange, regulated market, clearing house, central clearing seller or multilateral trading facility.

“Market Value” shall mean, on any day, with respect to any Purchased Asset:

(a) which is not a Non-Performing Purchased Asset on such day, the unpaid principal balance thereof;

(b) which is a Non-Performing Purchased Asset on such day, the market value of such Purchased Asset on such day, determined by Purchaser in its commercially reasonably discretion solely in relation to material changes in terms of the following factors considered in the aggregate relative to Purchaser’s initial underwriting and, thereafter, Purchaser’s latest determination of Market Value (in each case taking into account, if previously taken into account for the purpose of determining any prior Market Value, the then-relevant base case assumptions in respect of the Purchased Asset): (i) the performance or condition of (A) the related Mortgaged Property, (B) the related Borrower or sponsor and (C) the commercial real estate market relevant to the Mortgaged Property(ies) securing the Purchased Asset, and (ii) any actual risks posed by any liens on the related Mortgaged Property(ies) (and for the avoidance of doubt, the determination of Market Value in each case expressly excludes any reference to loan pricing, loan sales and/or capital markets events); and

(c) which is a Significantly Impaired Purchased Asset on such day, the market value of such Purchased Asset on such day, determined by Purchaser in its sole discretion, acting in good faith.

“Master Definitions and Construction Module” shall mean that certain Master Definitions and Construction Module, dated as of the date hereof and relating to the GBP Class A Asset Backed Floating Rate Term Notes due May 2036, the GBP Class A Asset Backed Floating Rate Variable Funding Notes due May 2036, the GBP Class B Asset Backed Floating Rate Variable Funding Notes due May 2036, and, when issued, the EUR Notes and the USD Notes to be issued by the EUR Issuer and the USD Issuer respectively (each as defined therein).

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets or operations of the Seller Parties as a whole; (b) the ability of any Seller Party to perform its material obligations under any of the Transaction Documents; (c) the validity or enforceability of, or the effectiveness or ranking of, any security interest granted or purposed to be granted under, any of the Transaction Documents; or (d) the material rights and remedies of Purchaser under the Transaction Documents as a whole.

“Material Decision” shall mean any amendment or modification to the terms of any Purchased Asset Documents or grant of any waiver or permit the transfer or assignment of any right (or agree to do or give its consent to any of the foregoing), with respect to a Purchased Asset, that:

(a) reduces the principal amount of the Purchased Asset other than with respect to a dollar-for-dollar principal payments;

(b) increases the principal amount of a Purchased Asset other than (A) increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances or (B) increases resulting from future fundings made pursuant to the Purchased Asset Documents;

(c) reduces the amount or changes the timing of any regularly scheduled payments of principal, interest and other amounts due or changes the frequency of scheduled payments of principal and interest or extends the maturity of a Purchased Asset, provided, however, that the Sellers may, without the consent of Purchaser change the scheduled payment date of a Purchased Asset within any given calendar month;

(d) changes the calculation of the rate of interest and any of its components in a material way (including, for the avoidance of doubt, the applicable index rate or other relevant indices and the spread);

(e) amends any collateral security document unless it is an amendment of an administrative or formal nature or is to correct a manifest error;

(f) subordinates the Lien priority other than subordinations required under the terms and conditions of the Purchased Asset Documents (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations, conditions, covenants and restrictions and similar instruments which in the commercially reasonable judgment of the Sellers do not materially adversely affect the rights and interest of the holder of the Purchased Asset in question);

(g) releases any Mortgaged Property or any other material collateral for the Purchased Asset in question other than releases required under the related Purchased Asset Documents or releases in connection with compulsory purchase order or procedures having a similar effect;

(h) waives, amends or modifies any cash management or reserve account requirements or hedging requirements of the Purchased Asset other than changes required under the related Purchased Asset Documents;

(i) waives, amends or modifies any representation and warranty, undertaking or event of default or change of control provision under the Purchased Asset Documents in a way that is materially adverse to the interests of Purchaser;

(j) waives, amends or modifies any provision concerning Purchaser under the Purchased Asset Documents in a way that is materially adverse to the interests of Purchaser;

(k) waives, amends or modifies any provision regarding the acceleration of any facility and enforcement of any provision or security interest by or on behalf of the related Seller in respect of any Purchased Asset;

(l) changes the definition of majority lenders (or similar concept) under the Purchased Asset Documents;

(m) waives any prepayment or negative pledge provision other than waivers required to be given under the Purchased Asset Documents;

(n) waives, amends or modifies the underlying insurance requirements of the Purchased Asset;

(o) waives any requirement in the Purchased Asset Documents for the compliance with applicable law;

(p) would otherwise have a material adverse effect on the validity or enforceability of, or the effectiveness or ranking of any security interest granted or purported to be granted on, the Purchased Assets pursuant to, any Purchased Asset Document or any material right or remedy of the lenders in respect of the Purchased Asset Documents as a whole; or

(q) waive any default or event of default, enter into any forbearance agreement (which, for the avoidance of doubt, shall waive or grant any extension for performance of any default) or release any Borrower from any material obligation under the related Purchased Asset Documents except as required, permitted or otherwise contemplated thereunder without lender discretion.

“Maximum Facility Purchase Price” shall have the meaning specified in the Fee Letter.

“Maximum Purchase Price” shall mean, with respect to any Purchased Asset on any date, an amount expressed in the Applicable Currency of such Purchased Asset equal to the product obtained by multiplying the applicable Maximum Purchase Price Percentage, by the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset.

“Maximum Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Mezzanine Asset” shall mean, any Eligible Asset or Purchased Asset that is a Mezzanine Loan, a Senior Note representing a portion of a Mezzanine Loan or a Participation Interest representing an interest in a Mezzanine Loan.

“Mezzanine Loan” shall mean a whole mezzanine loan that is secured by a pledge of all of the equity interests in entities that own, directly or indirectly, the Mortgaged Property(ies) that serve as collateral for a related Mortgage Loan.

“Mezzanine Related Asset” shall mean, with respect to any Mezzanine Asset, the related Mortgage Loan, Senior Note related to such Mortgage Loan or Participation Interest representing an interest in such Mortgage Loan, as applicable.

“Monthly Reporting Package” shall mean a monthly reporting package that includes (a) any and all reports, rent rolls, financial statements, certificates and material notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) required to be provided under the Purchased Asset Documents that the related Seller receives pursuant to the Purchased Asset Documents relating to any Purchased Asset, (b) a remittance report containing servicing information, including, without limitation, the amount of each periodic payment due, the amount of each periodic payment received, the date of receipt, the date due, and whether, to the related Seller’s Knowledge, there has been any developments or events with respect to such Purchased Asset that have occurred since delivery of the last Monthly Reporting Package that are reasonably likely to have a material adverse effect on the credit characteristics of such Purchased Asset (i.e., changes that materially impair the collectability of such Purchased Asset other than to a de minimis extent), on a loan by loan basis and in the aggregate, with respect to the Purchased Assets serviced by Servicer (such remittance report, a “Servicing Tape”), or to the extent Servicer does not provide any such Servicing Tape, a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape, and (c) a listing of all Purchased Assets reflecting (i) loan status, collection performance and any delinquency and loss experience with respect to any Purchased Asset, and (ii) such other information as mutually agreed by the related Seller and Purchaser.

“Mortgage” shall mean: (x) with respect to a U.S. Purchased Asset, a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in (i) fee simple in real property and the improvements thereon or (ii) a ground lease, in each case securing a Promissory Note or similar evidence of indebtedness, and (y) with respect to a Foreign Purchased Asset, the related debenture or equivalent security deed or other instrument creating a first priority Lien (or, in relation to a Foreign Purchased Asset located in England, a first ranking legal mortgage) or a first priority security interest in a property and the improvements thereon, securing a Promissory Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan secured by a first Lien on one or more commercial or multi-family properties.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan, (b) a Mezzanine Loan, the mortgaged property indirectly securing such Mezzanine Loan and (c) a Participation Interest, the mortgaged property securing such Participation Interest, or the mortgaged property directly or indirectly securing the Mortgage Loan and/or Mezzanine Loan, as applicable, in which such Participation Interest represents a participation, as applicable.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by any Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Cash Flow” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, Principal Payment, repayment, rental or other income, insurance and liquidation proceeds, payments in respect of any associated hedging transaction, and all net proceeds from sale or other disposition of such Purchased Asset to a Person other than Purchaser. For the avoidance of doubt, Net Cash Flow shall not include (i) any escrow payments made by Borrowers and payments made by Borrowers into reserve accounts maintained pursuant to any Purchased Asset Documents, in each case, for so long as the applicable Seller is not entitled to receive or withdraw payments and sums referred to in this clause (i), (ii) origination fees and expense deposits paid by Borrowers in connection with the origination and closing of the Purchased Asset, (iii) any reimbursement for out-of-pocket costs and expenses or any amounts in respect of compensation payable by a Borrower to Seller, servicers, the Security Agent, other agents or account banks appointed in connection with the Purchased Asset, or (iv) any amounts in respect of compensation payable by the applicable Seller to servicers, the Security Agent, other agents or account banks appointed in connection with the Purchased Asset.

“Non-Performing Purchased Asset” shall mean any Purchased Asset (including, with respect to any Participation Interest, the related Mortgage Loan and/or Mezzanine Loan) (a) as to which a monetary event of default shall have occurred under the terms of the related Purchased Asset Documents (beyond any applicable grace or cure periods) and is continuing, (b) as to which an Act of Insolvency shall have occurred and is continuing with respect to the related Borrower or guarantor, (c) as to which a material non-monetary event of default shall have occurred under the terms of the related Purchased Asset Documents (beyond any applicable grace or cure periods) and is continuing or (d) that is included in the calculation of “w” for the purposes of Article 261 of the Capital Requirements Regulations (provided that if the related Seller has failed to satisfy its reporting obligations under this Agreement with respect to any Purchased Asset in such a manner as to leave the determination of whether such Purchased Asset is included in the calculation of “w” (as set out in Art 261(2) of EU 2017/2401) uncertain and such failure is not cured within fifteen (15) Business Days following written notice of such failure from Purchaser, Purchaser shall be entitled to make a determination in good faith as to whether or not such Purchased Asset should be identified as being included in “w”).

“Note Event” shall mean the delivery of an Early Redemption Notice in respect of any of the Notes, other in connection with a default arising under this Agreement.

“Notes” shall have the meaning specified in the Master Definitions and Construction Module.

“Ongoing Funding Fee” shall have the meaning specified in the Fee Letter.

“Other Connection Taxes” shall mean taxes imposed as a result of a present or former connection between Purchaser and the jurisdiction imposing such taxes (other than a connection arising solely as a result of Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, or received or perfected a security interest under any Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar taxes (including, without limitation, United Kingdom stamp duty and stamp duty reserve tax) that arise from any payment made under, the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Document.

“Parallel Agreement” shall have the meaning specified in Article 12(q).

“Participant Register” shall have the meaning specified in Article 20(d).

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a participation interest in a Mortgage Loan or Mezzanine Loan.

“Pay-down Amount” shall have the meaning specified in Article 5(f).

“Paying Seller” shall have the meaning specified in Article 33(c).

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which each Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Pledgor” shall mean, collectively or individually, as the context may require, the US Pledgor, the UK Pledgor and the EUR Pledgor.

“Pledgor Financing Statements” shall have the meaning specified in Article 3(b).

“Pounds Sterling” and “£” shall mean the lawful currency for the time being of the United Kingdom.

“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c).

“Pricing Rate” shall mean, for any Pricing Rate Period and any Transaction, an annual rate equal to the interest rate (i.e., the applicable index rate plus the applicable spread) in effect under the applicable Purchased Asset Documents relating to such Transaction (excluding any default interest), subject to a floor of zero percent (0%).

“Pricing Rate Period” shall mean, with respect to any Transaction, Remittance Date or Repurchase Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or such later date on which the Purchased Asset is actually repurchased).

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or allocated as principal in respect thereof.

“Prohibited Person” shall mean any Person (i) whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (OFAC); (ii) that is a foreign shell bank; (iii) that is resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (FATF), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; or (iv) that is, or is owned or controlled by or, to Seller’s Knowledge, acting on behalf of any Person that is, the target of any Sanctions or is located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions.

“Prohibited Transferee” shall have the meaning specified on Exhibit XIII.

“Promissory Note” shall mean (x) with respect to a U.S. Purchased Asset, a note or other evidence of indebtedness of a Borrower under a Mortgage Loan or a Mezzanine Loan in connection with such U.S. Purchased Asset, and (y) with respect to a Foreign Purchased Asset, any evidence of indebtedness of a Borrower (including, without limitation, the applicable facility, bond or loan agreement) in connection with such Foreign Purchased Asset.

“Property Report” shall mean, with respect to a Foreign Purchased Asset, any certificate or report title in relation to the related Mortgaged Property that is delivered as a condition precedent to the making of the related Foreign Purchased Asset under the loan agreement for such Foreign Purchased Asset. Any such Property Report shall (a) with respect to any Wet Purchased Asset, be addressed to Purchaser and capable of being relied upon by Purchaser or any beneficial owner of the related Foreign Purchased Asset from time to time and (b) with respect to any Purchased Asset other than a Wet Purchased Asset, at Purchaser’s request, be addressed to Purchaser or otherwise capable of being relied upon by Purchaser or any beneficial owner of the related Foreign Purchased Asset from time to time.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Purchaser purchases such Purchased Asset from the related Seller hereunder.

“Purchase Date Funding Fee” shall have the meaning specified in the Fee Letter.

“Purchase Date Spot Rate” shall mean, with respect to any Purchased Asset for which the Applicable Currency is not Euros, the Spot Rate as of the related Purchase Date for purchasing the Applicable Currency of such Purchased Asset using Euros (which shall be set forth in the applicable Confirmation).

“Purchase Price” shall mean, with respect to any Purchased Asset, the price (paid in the same Applicable Currency as the related Purchased Asset) at which such Purchased Asset is transferred by the related Seller to Purchaser on the applicable Purchase Date, increased by any amounts advanced by Purchaser to such Seller (or at the direction of such Seller to a Designated Funding Party) hereunder with respect to such Purchased Asset after its Purchase Date, decreased by any amounts applied by Purchaser to reduce the Purchase Price for the Purchased Asset (including, without limitation, any cash payment and/or application of Margin Excess by such Seller in connection with the cure of any Margin Deficit pursuant to Article 4). The Purchase Price as of the Purchase Date for any Purchased Asset shall be set forth in the Confirmation for the related Transaction (expressed in the same Applicable Currency as the related Purchased Asset) and shall not exceed the Maximum Purchase Price with respect to such Purchased Asset.

For purposes of calculating the aggregate outstanding Purchase Price for all Purchased Assets in relation to the determination of whether the Maximum Facility Purchase Price has been exceeded as of any date of determination, the outstanding Purchase Price of each Purchased Asset for which the Applicable Currency is not Euros as of such date of determination shall be converted to Euros at the respective Purchase Date Spot Rate with respect to the Applicable Currency.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of the “Day-Count Convention” specified in the related Confirmation commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the Repurchase Date (or such later date on which the Purchased Asset is actually repurchased) for such Purchased Asset (reduced by any amount of such Purchase Price Differential previously paid by the related Seller to Purchaser with respect to such Purchased Asset). Purchase Price Differential shall be payable in the Applicable Currency of the Purchase Price of the applicable Purchased Asset.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by a Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by such Seller to Purchaser (other than Purchased Assets that have been repurchased by such Seller). Any Purchased Asset that is repurchased by the related Seller in accordance with this Agreement shall cease to be a Purchased Asset. Unless otherwise specified, with respect to any Asset Combination, any reference to Purchased Asset shall include the applicable Mezzanine Related Asset and the Mezzanine Asset that is, or is proposed to be, subject to the same Transaction.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean, with respect to each Purchased Asset, the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including the Custodian) pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Asset Schedule” shall mean, with respect to any Purchased Asset, a schedule attached to each Trust Receipt and Custodial Delivery Certificate substantially in the form attached as Exhibit A to Annex 1 to the Custodial Agreement.

“Purchased Items” shall mean all of a Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(a) the Purchased Assets;

(b)the Purchased Asset Documents, the Servicing Rights, the Servicing Agreements, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;

(c)any Hedging Transactions entered into with respect to any Purchased Asset to the extent such Hedging Transactions are permitted to be transferred without consent of the applicable counterparty;

(d)all related forward trades and takeout commitments placed on the Purchased Assets to the extent such takeout commitments are permitted to be transferred without consent of the applicable counterparty;

(e)all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;

(f)all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(g)all replacements, substitutions or distributions on or proceeds, payments, Net Cash Flow and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Purchaser” shall have the meaning specified in the introductory paragraph hereof.

“Qualified Collateral Agent” shall mean, any Person that is a “financial institution” or “financial participant” within the meaning of the Bankruptcy Code.

“Qualified Transferee” shall mean (i) Purchaser, Collateral Agent and any entity Controlled by, Controlling or under common Control with Purchaser or Collateral Agent, or (ii) any one or more of the following:

(A) a real estate investment trust, bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan; provided that any such Person satisfies the Eligibility Requirements;

(B) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended; provided that any such Person satisfies the Eligibility Requirements;

(C) an institution substantially similar to any of the entities described in clauses (ii)(A), (ii)(B) or (ii)(E) of this definition that satisfies the Eligibility Requirements;

(D) any entity Controlled by, Controlling or under common Control with, any of the entities described in clauses (ii)(A), (ii)(B), (ii)(C) or (ii)(E) of this definition;

(E) an investment fund, limited liability company, limited partnership or general partnership where an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (ii)(B), (ii)(C) or (ii)(D) of this definition, acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment fund, limited liability company, limited partnership, general partnership or entity are owned, directly or indirectly, by one or more of the following: a Qualified Transferee, an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act of 1933, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the fifty percent (50%) test set forth above in this clause (ii)(E) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements; or

(F) any entity that is otherwise a Qualified Transferee under clauses (ii)(A), (ii)(B), (ii)(C), (ii)(D) or (ii)(E) of this definition that is acting in an agency capacity for a syndicate of lenders, provided more than fifty percent (50%) of the committed loan amounts or outstanding loan balance are owned by lenders in the syndicate that are Qualified Transferees.

For purposes of this definition of “Qualified Transferee” only, “Control” shall mean, when used with respect to any specific Person, the ownership, directly or indirectly, in the aggregate of more than twenty percent (20%) of the beneficial ownership interest of such Person and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled by,” “Controlling” and “under common Control with” shall have the respective correlative meaning thereto.

“Record Holder” shall mean, the holder of any Promissory Note or Participation Interest, to the extent that such holder is the lender of record (including, without limitation, the mortgagee or pledgee, as applicable, of record) with respect to the related Mortgage Loan and/or Mezzanine Loan pursuant to the related co-lender agreement, participation agreement or intercreditor agreement.

“Recourse Indebtedness” shall mean, with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs.

“Redirection Letter” shall have the meaning specified in Article 29(e).

“Register” shall have the meaning specified in Article 20(c).

“Release Letter” shall mean a letter substantially in the form of Exhibit IX hereto (or such other form as may be acceptable to Purchaser).

“Remittance Date” shall mean (i) for any U.S. Purchased Assets the seventeenth (17th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, (ii) for any Foreign Purchased Asset, March 25, June 25, September 25 and December 25 (for Foreign Purchased Assets, commencing September 25, 2021), or the immediately succeeding Business Day, if such calendar day shall not be a Business Day or (iii) for any Purchased Asset, such other day as is mutually agreed to by the related Seller and Purchaser as set forth in the related Confirmation.

“Repeating Representations” shall mean (a) with respect to Seller, each of the representations and warranties set forth in Articles 10(a) (Organization), 10(b) (Authority), 10(c) (Due Execution and Delivery; Consideration), 10(d) (Enforceability), 10(e) (Approvals and Consents), 10(f) (Licenses and Permits), 10(h) (Non-Contravention), 10(s) (Full and Accurate Disclosure), 10(t) (Financial Information), 10(u) (Authorized Representatives), 10(v) (Chief Executive Office; Jurisdiction of Organization; Location of Books and Records), 10(y) (No Encumbrances), 10(aa) (Solvency), 10(cc) (Investment Company Act), 10(dd) (Tax), 10(ee) (ERISA), 10(ff) (Use of Proceeds; Margin Regulations), 10(jj) (Sanctions; No Prohibited Persons), and 10(ll) (Centre of Main Interests) and (b) with respect to Guarantor, each of the representations and warranties set forth in Article IV of the Guaranty.

“Reporting Consent” shall have the meaning specified in Article 35(a).

“Reporting Requirements” shall have the meaning specified in Article 35(a)(ii).

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day, as the same may be extended by Purchaser in its sole discretion or otherwise in accordance with this Agreement; (b) an Early Repurchase Date with respect to such Purchased Asset; (c) the maturity date of such Purchased Asset (as the same may be extended pursuant to the Purchased Asset Documents); (d) the Accelerated Repurchase Date; or (e) the earlier of (x) the date of execution of the Parallel Agreement and (y) the sixtieth (60th) day after Class A Noteholder’s exercise of its right to redeem the Notes in accordance with the UK Transaction Documents in exchange for the novation of the Transaction with respect to such Purchased Asset (such sixty (60) day period to be extended by the minimum number of days reasonably necessary to account for any delays in the execution of the Parallel Agreement caused by any action or inaction of Collateral Agent). Notwithstanding anything to the contrary herein, any Mezzanine Loan that is a Purchased Asset shall be repurchased simultaneously with the repurchase of the related Mezzanine Related Asset.

“Repurchase Obligations” shall have the meaning specified in Article 7(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to the applicable Seller; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date (other than, with respect to calculations in connection with the determination of a Margin Deficit, accrued and unpaid Purchase Price Differential for the current Pricing Rate Period); (iii) all accrued and unpaid out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel and any applicable Breakage Costs) of Purchaser relating to such Purchased Assets required to be paid by any Seller Party under the Transaction Documents; and (iv) any other amounts due and owing by the applicable Seller to Purchaser pursuant to the terms of the Transaction Documents as of such date.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.

“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect in any relevant jurisdiction.

“Responsible Officer” shall mean any executive officer of a Seller.

“Sanctions” shall mean, collectively, any sanctions administered or enforced by the U.S. Treasury Department Office of Foreign Asset Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, the United Kingdom or any other relevant sanctions authority of any jurisdiction in which any Seller Party is located or does business.

“SEC” shall have the meaning specified in Article 24(a).

“Securities Financing Transactions Regulation” shall mean Regulation (EU) 2015/2365 of The European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions and of reuse and amending Regulation (EU) No 648/2012.

“Securitisation Regulations” shall have the meaning specified in the Master Definitions and Construction Module.

“Securitisation Regulations Reporting Servicer” shall mean Trimont Real Estate Advisors, U.K. LTD or any other servicer approved by Purchaser in its reasonable discretion.

“Securitisation Regulations Reporting Servicing Agreement” shall mean that certain Reporting Services Agreement, dated as of the Closing Date, by and among Seller and Securitisation Regulations Reporting Servicer, as the same may be amended, modified and/or restated from time to time, and/or any replacement servicing agreement reasonably acceptable to Purchaser.

“Security Agent” shall mean, with respect to a Foreign Purchased Asset, a security agent or a security trustee appointed by the lender(s) under such Foreign Purchased Asset to hold the benefit of any security agreements relating to such Foreign Purchased Asset on their behalf or under a parallel debt obligation.

“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Seller Financing Statement” shall have the meaning specified in Article 3(b).

“Seller Party” shall mean, collectively or individually, as the context may require, the applicable Seller, Pledgor, and Guarantor.

“Senior Exposure” shall have the meaning specified in the Master Definitions and Construction Module.

“Senior Exposure LTV Ratio” shall mean, with respect to any Purchased Asset as of any date of determination, the ratio of (a) the Senior Exposure with respect to such Purchased Asset to (b) the market value of the related Mortgaged Property or Mortgaged Properties as of such date, as determined by Collateral Agent in its sole and absolute discretion.

“Senior Note” shall mean a Promissory Note evidencing a senior or pari passu senior position in a Mortgage Loan or a Mezzanine Loan; provided that any pari passu Senior Note possesses at least 50% of the voting rights of the lenders of such Purchased Asset or any other percentage of the voting rights of such lenders provided that the applicable Seller has at least a blocking voting right on Material Decisions with respect to the Mortgage Loan which are subject to the lenders’ vote as per the related Purchased Asset Documents. A Senior Note shall not be junior to any other Promissory Note secured directly or indirectly by the same Mortgaged Property (it being understood, for the avoidance of doubt, that a Senior Note in a Mezzanine Loan shall not be deemed junior to a Senior Note in the related Mortgage Loan to the extent that such Senior Notes collectively are not junior to any other Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property).

“Senior Participation Interest” shall mean a senior or pari passu senior Participation Interest in a Mortgage Loan (which Participation Interest shall be paid in the same Applicable Currency as the related Mortgage Loan) or a Mezzanine Loan and the related Mortgage Loan evidenced by a Participation Certificate; provided that any pari passu Senior Participation Interest possesses at least 50% of the voting rights of the lenders of such Purchased Asset or any other percentage of the voting rights of such lenders provided that the applicable Seller has at least a blocking voting right on Material Decisions with respect to the Mortgage Loan which are subject to the lenders’ vote as per the related Purchased Asset Documents. A Senior Participation Interest shall not be junior to any other participation interest or Promissory Note secured directly or indirectly by the same Mortgaged Property (it being understood, for the avoidance of doubt, that a Senior Participation Interest in a Mezzanine Loan shall not be deemed junior to a Senior Participation Interest in the related Mortgage Loan to the extent that such Senior Participation Interests collectively are not junior to any other Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property).

“Servicer” shall mean Midland Loan Services, a division of PNC Bank, National Association or any other servicer approved by Purchaser in its reasonable discretion.

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated on or about the Closing Date, by and among Servicer, Collateral Agent, US Seller and Purchaser, (ii) that certain Servicing Agreement, dated on or about the Closing Date, by and among Servicer, Collateral Agent, UK Seller and Purchaser, (iii) that certain Servicing Agreement, dated on or about the Closing Date, by and among Servicer, Collateral Agent, EUR Seller and Purchaser and (iv) any other servicing agreement, in form and substance acceptable to Purchaser in its sole and absolute discretion, entered into by any Seller, any Servicer and Purchaser, in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement servicing agreement reasonably acceptable to Purchaser.

“Servicing Records” shall have the meaning specified in Article 29(f).

“Servicing Rights” shall mean rights of any Seller Party, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.

“Servicing Tape” shall have the meaning specified in the definition of “Monthly Reporting Package.”

“Shortfall Seller” shall have the meaning specified in Article 5(i).

“Significantly Impaired Purchased Asset” shall mean a Purchased Asset that continues to be a Non-Performing Purchased Asset for one hundred eighty (180) or more consecutive days.

“SIPA” shall have the meaning specified in Article 24(a).

“Spot Rate” shall mean, with respect to any Purchased Asset on any date of determination, the rate quoted as the spot rate for the purchase of the Applicable Currency of such Purchased Asset using such other Applicable Currency at or about 11:00 a.m., London time, on the date that is two (2) Business Days prior to the date as of which the foreign exchange computation is made as obtained from the applicable screen on Bloomberg.

“SR Disclosure Technical Standards” shall have the meaning specified in the Master Definitions and Construction Module.

“Step Down Trigger” shall occur if at any time after the end of the Availability Period, there are four or fewer Transactions outstanding at the time of receipt of principal repayments under a Purchased Asset and shall remain in effect until the Senior Exposure is reduced by 10%; provided that no Step Down Trigger shall exist if an Alternative Diversification Notice has been given pursuant to the UK Transaction Documents specifying that the Step Down Trigger shall no longer apply.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests in each case having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Title Insurer” shall mean, with respect to any U.S. Purchased Asset, a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located.

“Title Policy” shall mean, with respect to any U.S. Purchased Asset, an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the origination of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction and, if applicable, a mezzanine endorsement thereto.

“Transaction” shall mean a Transaction, as specified in Article 1.

“Transaction Account” shall mean, individually or collectively, as the context may require, (i) the USD Transaction Account, (ii) the GBP Transaction Account, (iii) the EUR Collection Account (iii) any other deposit account designated by Collateral Agent in accordance with Annex II for payments to any Purchaser in any Applicable Currency.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes and Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, each Redirection Letter, the Account Control Agreement, the Equity Pledge Agreement, the Trustee Pledge Agreement, each Foreign Assignment Agreement, the UK Transaction Documents, each Trust Receipt, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction.

“Transfer Certificate” shall mean, with respect to a Foreign Purchased Asset, any form of transfer or substitution certificate or assignment agreement that is scheduled to the related loan agreement or other equivalent agreement for such Foreign Purchased Asset and that is used to effect the legal transfer or assignment of such Foreign Purchased Asset.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“Trustee Pledge Agreement” shall mean that certain Pledge and Security Agreement dated as of the Closing Date, from Purchasers in favor of Common Issuer Security Trustee.

“U.S. Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Purchased Asset” shall mean any Purchased Asset secured directly or indirectly by Mortgaged Property located in the United States of America or any territory thereof and which is sold by the applicable Seller to Purchaser.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Article 32(a) hereof.

“UCC” shall have the meaning specified in Article 7(b).

“UCC Filing Jurisdiction” shall mean the State of Delaware.

“UCC Financing Statement” shall mean the Seller Financing Statement or the Pledgor Financing Statements, individually or collectively as the context may require.

“UK Collection Account” shall have the meaning specified in Article 5(c).

“UK Pledgor” shall mean 345-40 Partners, LLC, a Delaware limited liability company.

“UK Purchaser” shall have the meaning assigned thereto in the introductory paragraph hereof.

“UK Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“UK Transaction Documents” shall have the meaning given to the term “Transaction Documents” in the Master Definitions and Construction Module.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which a Seller intends to request a Transaction, (i) all material information Known by such Seller after making reasonable inquiries and exercising reasonable care and diligence used by a prudent commercial real estate lender in determining whether to originate or acquire the Purchased Asset in question that would be considered a materially “negative” factor (either separately or in the aggregate with other information) or (ii) a defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)) Known by such Seller that a prudent commercial real estate lender would consider material in determining whether to originate or acquire the Purchased Asset in question.

“US Collection Account” shall have the meaning specified in Article 5(c).

“US Pledgor” shall mean 42-16 Partners, LLC, a Delaware limited liability company.

“US Purchaser” shall have the meaning assigned thereto in the introductory paragraph hereof.

“US Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“USD Loan Realisation Account” shall have the meaning specified in the Master Definitions and Construction Module.

“USD Transaction Account” shall have the meaning specified in the Master Definitions and Construction Module.

“VFN Drawdown Date” shall have the meaning specified in the Master Definitions and Construction Module.

“VFN Drawdown Request” shall have the meaning specified in the Master Definitions and Construction Module.

“VFN Note Purchase Agreement” shall have the meaning specified in the Master Definitions and Construction Module.

“Wet Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser simultaneously with the origination thereof or any other Purchased Asset for which such Seller has delivered a Bailee Letter in accordance with the terms of the Custodial Agreement and, in each case, for which the Purchased Asset File has not been delivered to Custodian.

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION

(a) Entry into Transactions. During the Availability Period, upon the satisfaction of all conditions set forth in Article 3(b) for the initial Transaction involving any Purchaser (and, with respect to Article 3(b)(iii), the initial Transaction entered into by any Purchaser with any Seller with respect to a Foreign Purchased Asset and any Applicable Currency) and Article 3(c) for each Transaction (including any initial Transaction), the related Eligible Asset shall be transferred to Purchaser against the transfer of the Purchase Price therefor on the Purchase Date specified in the related Confirmation by wire transfer of immediately available funds to the applicable Seller (or at the direction of such Seller to a Designated Funding Party), subject to Article 3(c)(ii)(A) below. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, such Confirmation shall prevail.

(b) Conditions Precedent to Initial Transaction. Each Purchaser’s agreement to enter into the initial Transaction involving such Purchaser (and, with respect to Article 3(b)(iii), the initial Transaction entered into by any Purchaser with any Seller with respect to a Foreign Purchased Asset and any Applicable Currency) is subject to the satisfaction (or waiver by Purchaser in writing), immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Purchaser in its sole and absolute discretion:

(i) Delivery of Documents. The following documents, shall have been delivered to Purchaser:

(A) this Agreement, duly completed and executed by each of the parties hereto (other than any Purchaser not a party to such Transaction);

(B)the Fee Letter, duly completed and executed by each of the parties thereto (other than any Purchaser not a party to such Transaction);

(C) the Custodial Agreement, duly completed and executed by each of the parties thereto (other than any Purchaser not a party to such Transaction);

(D) the applicable Account Control Agreement, each duly completed and executed by each of the parties thereto;

(E) the Guaranty, duly completed and executed by each of the parties thereto;

(F) the applicable Servicing Agreement, duly completed and executed by each of the parties thereto;

(G) [reserved];

(H) the Equity Pledge Agreement, duty completed and executed by each of the parties thereto (other than any Purchaser not a party to such Transaction);

(I) [reserved];

(J) any and all consents and waivers applicable to each Seller or to the Purchased Assets generally;

(K) a power of attorney from US Seller substantially in the form of Exhibit IV-A hereto, a power of attorney from UK Seller substantially in the form of Exhibit IV-B hereto, a power of attorney from EUR Seller substantially in the form of Exhibit IV-C hereto, in each case, duly completed and executed, provided that Purchaser shall not utilize such power of attorney unless an Event of Default has occurred and is continuing;

(L) a UCC Financing Statement for filing in the UCC Filing Jurisdiction of each Seller, naming the applicable Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” “All assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and all products thereof” (the “Seller Financing Statement”);

(M) a UCC Financing Statement for filing in the UCC Filing Jurisdiction of each Pledgor, naming the applicable Pledgor as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Equity Pledged Collateral (the “Pledgor Financing Statements”);

(N) opinions of outside counsel to the Seller Parties in form and substance reasonably acceptable to Purchaser (including, but not limited to, those relating to corporate matters, enforceability, applicability of the Investment Company Act of 1940, security interests and Bankruptcy Code safe harbors (including with respect to inclusion of Mezzanine Loans as Purchased Assets));

(O) for each Seller Party, a good standing certificate dated within thirty (30) calendar days prior to the Closing Date, certified true, correct and complete copies of organizational documents and certified true, correct and complete copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such party from time to time in connection herewith; and

(P) all such other and further documents and documentation as Purchaser shall reasonably require.

(ii) Reimbursement of Costs and Expenses. Sellers shall have paid, or reimbursed Purchaser for, all out-of-pocket costs and expenses, including but not limited to due diligence expenses and reasonable legal fees of outside counsel, actually incurred by Purchaser in connection with the development, preparation and execution of the Transaction Documents and any other documents prepared in connection herewith or therewith.

(iii) Foreign Purchased Assets. For any Seller, with respect to the initial Transaction entered into by Purchaser with such Seller with respect to a Foreign Purchased Asset and any Applicable Currency, the following shall have been delivered to Purchaser:

(A) all such documents and documentation as Purchaser shall reasonably require for such Seller to grant and perfect in favor of Purchaser in the relevant non-U.S. jurisdiction a first priority security interest in such Foreign Purchased Asset and any future Foreign Purchased Assets denominated in the same Applicable Currency;

(B) a power of attorney from such Seller in form and substance satisfactory to Purchaser, which power of attorney shall be duly completed and executed in accordance with customary practices in the applicable non-U.S. jurisdiction in which the related Mortgaged Property securing such Foreign Purchased Asset is located, provided that Purchaser shall not utilize such power of attorney unless an Event of Default has occurred and is continuing;

(C) an opinion of outside counsel to such Seller in form and substance reasonably acceptable to Purchaser with respect to the perfection of Purchaser’s security interest in the relevant non-U.S. jurisdiction and consistent with market customs and such other matters as Purchaser may reasonably request;

(D) evidence of the establishment by such Seller of the related Foreign Purchased Asset Collection Account in the Applicable Currency;

(E) an Account Control Agreement, duly completed and executed by each of the parties thereto, with respect to such Foreign Purchased Asset Collection Account; and

(F) all such other and further documents and documentation as Purchaser in its discretion shall reasonably require (including, without limitation, a Foreign Assignment Agreement and such other closing documentation necessary to transfer such Foreign Purchased Asset to Purchaser).

(c) Conditions Precedent to All Transactions. Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction (or waiver by Purchaser in writing) of the following further conditions precedent to the satisfaction of Purchaser:

(i) Foreign Assignment Agreement. With respect to each Foreign Purchased Asset subject to such Transaction, the applicable Seller shall have delivered to Purchaser a Foreign Assignment Agreement in such form as Purchaser may require in order to give effect to Article 7(a) in the relevant jurisdiction(s) applicable to the Foreign Purchased Asset.

(ii) Maximum Facility Purchase Price. The sum of (A) the aggregate outstanding Purchase Price in Euros (with respect to any Purchased Asset for which the Applicable Currency is not Euros, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for all prior outstanding Transactions and (B) the requested Purchase Price in Euros (with respect to any Purchased Asset for which the Applicable Currency is not Euros, based on the Purchase Date Spot Rate with respect to the Applicable Currency) for the pending Transaction shall not exceed an amount equal to the Maximum Facility Purchase Price.

(iii) Transaction Request and Confirmation. The applicable Seller shall have:

(A) no less than fifteen (15) Business Days (it being acknowledged that Purchaser may agree to a shorter period on a case-by-case basis) prior to the requested Purchase Date, given written notice to Purchaser and Collateral Agent of the proposed Transaction and with respect to each Eligible Asset subject to the requested Transaction, delivered to Purchaser and Collateral Agent the documents required pursuant to Exhibit VII hereto in accordance with the time frames set forth therein; and

(B) within a time prior to the proposed Purchase Date acceptable to Purchaser given notice to Purchaser and Collateral Agent of the proposed Transaction by delivering to Purchaser and Collateral Agent a completed draft confirmation substantially in the form of Exhibit II hereto (a “Confirmation”). The Confirmation shall be signed on or prior to the Purchase Date by a Responsible Officer of the applicable Seller (and, if applicable, Guarantor); provided, however, that if such Confirmation directs Purchaser to transfer Purchase Price to be sent to an account or recipient other than pursuant to the wire instructions of such Seller set forth on Annex I hereto, such Confirmation must be signed by two (2) Responsible Officers of the applicable Seller; provided, further, that neither Purchaser nor Collateral Agent shall have any duty to confirm that any such Confirmation has been signed by the requisite number of Responsible Officers of the applicable Seller and shall not be liable to the applicable Seller if it inadvertently acts on a Confirmation that has not been signed by the requisite number of Responsible Officers of the applicable Seller or at all.

(iv) Delivery to Custodian. The applicable Seller shall have delivered to Custodian, with respect to each Eligible Asset other than a Wet Purchased Asset, the related Purchased Asset File in accordance with the procedures and time frames set forth in the Custodial Agreement.

(v) Bailee Trust Receipt. With respect to any Wet Purchased Asset, the related Bailee shall have issued to Purchaser and Collateral Agent a Bailee Trust Receipt.

(vi) Due Diligence Review. Purchaser shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets and, in accordance with Article 28, each Seller Party, as Purchaser in its sole and absolute discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole and absolute discretion (the “Pre-Purchase Due Diligence”) and has determined, in its sole and absolute discretion, to purchase any or all of the Eligible Assets proposed to be sold to Purchaser by any Seller. Purchaser shall inform the applicable Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VII hereto.

(vii) Countersigned Confirmation. Collateral Agent (on behalf of the applicable Purchaser) shall have delivered to the applicable Seller a countersigned copy of the related Confirmation described in clause (iii)(B) above.

(viii) No Default. No Default or Event of Default shall have occurred and be continuing or will occur as a result of the pending Transaction;

(ix) No Material Adverse Effect. No event shall have occurred and be continuing which has had, or would reasonably be expected to have, a Material Adverse Effect.

(x) Waiver of Exceptions. Purchaser shall have waived in writing all exceptions in the related Requested Exceptions Report, as evidenced by Collateral Agent’s execution (on behalf of the applicable Purchaser), of the Confirmation to which such Requested Exceptions Report is attached.

(xi) Representations and Warranties. The representations and warranties made by Sellers in Article 10 (other than with respect to Due Diligence Representations relating to Purchased Assets not subject to the proposed Transaction and as disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof) shall be true, correct and complete on and as of the Purchase Date for the pending Transaction with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xii) Acknowledgement of Servicer. Purchaser and Collateral Agent shall have received from Servicer a written acknowledgement that each Eligible Asset to be sold to Purchaser will be serviced in accordance with the applicable Servicing Agreement as of the related Purchase Date.

(xiii) No Margin Deficit. No Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction.

(xiv) Receipt of Trust Receipt. With respect to any Eligible Asset other than a Wet Purchased Asset, Purchaser and Collateral Agent shall have received from Custodian on each Purchase Date a Trust Receipt accompanied by a Purchased Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to such Eligible Asset to be sold to Purchaser, dated the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of such Eligible Assets to be purchased hereunder on such Purchase Date.

(xv) Seller Release Letter. Purchaser shall have received from the applicable Seller a Release Letter covering each Eligible Asset to be sold to Purchaser.

(xvi) Redirection Letter. Purchaser and Collateral Agent shall have received from the applicable Seller a copy of each related Redirection Letter(s) that such Seller shall send to the related Borrower(s) and Security Agent within one (1) Business Day following the closing of such Transaction in accordance with Article 29(e).

(xvii) No Change in Law. Purchaser shall not have determined in good faith that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions.

(xviii) Security Interest. The applicable Seller shall have taken such other action as Purchaser shall have reasonably requested in order to transfer the Eligible Assets being transferred to Purchaser pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC, or with respect to any Foreign Purchased Asset, the equivalent Requirement of Law under the relevant non-U.S. jurisdiction (to the extent applicable), with respect to such Eligible Assets.

(xix) Availability Period. The related Purchase Date occurs during the Availability Period.

(xx) Know Your Customer and Sanctions Diligence. The applicable Seller shall have completed its “Know Your Customer” and Sanctions diligence with respect to the related Borrower, guarantor and related parties and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion. Purchaser shall have completed its “Know Your Customer” and Sanctions diligence with respect to the applicable Seller, Guarantor and related parties (which shall include any Designated Funding Party, if applicable) and the results of such diligence are acceptable to Purchaser in its sole and absolute discretion.

(xxi) True Sale. If such Purchased Asset is originated by any Affiliate of Seller (but not, for the avoidance of doubt, Seller) or obtained by the applicable Seller from any Affiliate of such Seller, then, upon request from Purchaser, such Seller shall deliver to Purchaser a true sale opinion from outside counsel in form and substance reasonably acceptable to Purchaser with respect to the transfer of such Purchased Asset to such Seller from such Affiliate and, to the extent such prior transfers were evidenced by a New York-law governed assignment agreement, with respect to any transfers between Affiliates of Seller prior thereto.

(xxii) Further Assurances. Purchaser shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Purchaser’s security interests) as Purchaser shall have reasonably required; including, without limitation, any information reasonably required by Collateral Agent in connection with Securities Financing Transactions Regulation reporting for any Purchased Assets.

(xxiii) Payment of Purchase Date Funding Fee. Purchaser shall have received payment from the applicable Seller of the applicable Purchase Date Funding Fee then due in respect of such Purchased Asset.

(xxiv) Reimbursement of Costs and Expenses. The applicable Seller shall have paid, or reimbursed Purchaser for, all out-of-pocket costs and expenses, including but not limited to due diligence expenses and reasonable legal fees of outside counsel, actually incurred by Purchaser in connection with the on-boarding and due-diligence review of such Purchased Asset.

(d) Early Repurchase. The applicable Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) no later than three (3) Business Days prior to such Early Repurchase Date, such Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date (except if such Early Repurchase Date is in connection with curing a Margin Deficit, Default, Event of Default, representation breach or any of the events in Article 6 having occurred with respect to such Transaction, in which case only same Business Day written notice shall be required);

(ii) no monetary or material non-monetary Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Default is cured by such repurchase;

(iii) no Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Event of Default would be cured by such repurchase;

(iv) on such Early Repurchase Date, such Seller pays (in the Applicable Currency of such Purchased Asset) to Purchaser an amount equal to the Repurchase Price (including, without limitation, any applicable Breakage Costs) for the applicable Purchased Asset against transfer to such Seller or its designated agent of such Purchased Asset; and

(v) any Margin Deficit then existing is cured contemporaneously with such early repurchase (including, without limitation, by repurchasing the applicable Purchased Asset pursuant to this Article 3(d)).

(e) Repurchase on the Repurchase Date. On the Repurchase Date (including any Early Repurchase Date, so long as the conditions set forth in Article 3(d) are satisfied) for any Transaction, termination of the Transaction will be effected by transfer to the applicable Seller (or such Seller’s designee) of the Purchased Assets being repurchased along with any Net Cash Flow in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price (in the Applicable Currency of the related Purchased Asset) for such Purchased Asset to an account of Purchaser; provided that, Purchaser shall have no obligation to permit such Seller to repurchase individual Purchased Assets if an Event of Default shall have occurred and be continuing unless, so long as Purchaser has not enforced remedies hereunder, such Purchased Asset is repaid in full (with respect to any Mezzanine Loan, such repayment shall include the Mezzanine Loan and the related Mortgage Loan) by the Borrower thereunder and Purchaser receives for application in accordance with Article 5(f) an amount equal to the greater of (i) the Repurchase Price (in the Applicable Currency of the related Purchased Asset) of such Purchased Asset and (ii) one hundred percent (100%) of such Principal Payment. Promptly following such Repurchase Date for a Purchased Asset and satisfaction of the conditions in the preceding sentence, and so long as no Event of Default shall have occurred and be continuing (except as set forth in the immediately preceding sentence), Purchaser’s right, title and interest in such Purchased Asset and the related Collateral shall automatically terminate in accordance with Article 7(b). Subject to the foregoing, upon the payment in full of any Purchased Asset by the Borrower thereunder, the Repurchase Date of such Purchased Asset shall be deemed to have occurred on the date on which the Repurchase Price (in the Applicable Currency of the related Purchased Asset) therefor and any additional amounts required hereunder, are received by Purchaser for application in accordance with Article 5.

(f) [Reserved].

(g) [Reserved].

(h) Future Advances. (i) From time to time prior to the Repurchase Date for any applicable Future Advance Purchased Asset, the applicable Seller may request that Purchaser transfer cash (in the Applicable Currency of the related Purchased Asset) to such Seller (resulting in a corresponding increase in the outstanding Purchase Price of such Purchased Asset) in connection with the making of a Future Advance under such Future Advance Purchased Asset, which amount shall be transferred by Purchaser to such Seller (or at the direction of such Seller to a Designated Funding Party) subject to the satisfaction (or waiver by Purchaser in writing) of the conditions listed in clause (ii) below (collectively, the “Future Advance Purchase Price Increase Conditions”).

(ii) For purposes of this Article 3(h), the Future Advance Purchase Price Increase Conditions shall be deemed to have been satisfied if:

(A) at least three (3) Business Days (if requested prior to 11:00 am (New York City Time), otherwise four (4) Business Days) prior to the requested Purchase Price increase date, the applicable Seller shall have requested such increase in writing, which may be in the form of a draft amended and restated Confirmation for the applicable Transaction described in subclause (D) below, and delivered to Purchaser (1) copies of all documentation submitted by Borrower in connection with the applicable Future Advance and (2) evidence that all conditions precedent to such Future Advance under the related Purchased Asset Documents have been satisfied or will be satisfied as of the date of the related funding (or, if any conditions will not be satisfied, written request for Purchaser’s waiver of such conditions);

(B) the amount of the requested Purchase Price increase (together with the amount of all Purchase Price increases with respect to each other Purchased Asset requested by any Seller to be made on the applicable requested Purchase Price increase date) is at least $1,000,000 (with amounts requested with respect to any Foreign Purchased Asset to be converted to U.S. Dollars for purposes of such calculation based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Asset as of the date of determination);

(C) Purchaser shall have determined in its commercially reasonable discretion that (1) all conditions precedent to such Future Advance under the related Purchased Asset Documents have been satisfied and (2) any additional conditions imposed by Purchaser with respect to such Future Advance, as specified in the related Confirmation on the Purchase Date (as may be amended by the applicable Seller and Purchaser upon mutual agreement following the Purchase Date), have been duly satisfied;

(D) delivery by the applicable Seller to Purchaser and Collateral Agent of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of such Seller (subject to the provisos to Article 3(c)(iii)(B) hereof; provided, however, that neither Purchaser nor Collateral Agent shall have any duty to confirm that any such Confirmation has been signed by the requisite number of Responsible Officers of such Seller and shall not be liable to such Seller if it inadvertently acts on a Confirmation that has not been signed by the requisite number of Responsible Officers of such Seller or at all);

(E) immediately after giving effect to the requested Purchase Price increase, the outstanding Purchase Price of such Purchased Asset shall not exceed the updated Maximum Purchase Price of such Purchased Asset set forth on the related amended and restated Confirmation;

(F) immediately after giving effect to the requested Purchase Price increase, the aggregate outstanding Purchase Price in Euros (with respect to any Purchased Asset for which the Applicable Currency is not Euros, based on the Purchase Date Spot Rate with respect to the Applicable Currency) of all Purchased Assets shall not exceed the Maximum Facility Purchase Price;

(G) no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date or will occur as a result of such Purchase Price increase;

(H) no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Purchase Price increase;

(I) all Repeating Representations made by any Seller Party in the Transaction Documents and all Fundamental Purchased Asset Representations made by the applicable Seller pursuant to Article 10(w) with respect to the applicable Purchased Asset (except as disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof) shall be true, correct and complete on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date (or, if any such Repeating Representation or Fundamental Purchased Asset Representation is expressly stated to have been made as of a specific date, as of such specific date);

(J) on or prior to the related Purchase Price increase date, Purchaser shall have received a written certification by the related Seller stating that all conditions precedent to the funding of such Future Advance under the related Purchased Asset Documents have been satisfied (which may be made via a representation in the amended and restated Confirmation for the applicable Transaction described in subclause (D) above); and

(K) the applicable Seller shall have delivered to Purchaser such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as Purchaser may reasonably request.

For the avoidance of doubt, (i) the references to Purchaser in this Article 3(h) with respect to US Seller and any U.S. Purchased Asset shall be limited to US Purchaser only, (ii) the references to Purchaser in this Article 3(h) with respect to UK Seller and any Foreign Purchased Asset (GBP) shall be limited to UK Purchaser only, and (iii) the references to Purchaser in this Article 3(h) with respect to EUR Seller and any Foreign Purchased Asset (EUR) shall be limited to EUR Purchaser only.

(i) Voluntary Purchase Price Reduction; Margin Excess. (i) Any Seller may from time to time, upon two (2) Business Days’ prior written notice to Purchaser, Collateral Agent and Cash Manager, transfer cash (in the Applicable Currency for the applicable Purchased Asset(s)) to Purchaser to be applied in reduction of the outstanding Purchase Price with respect to one or more Purchased Assets as such Seller may direct, subject to the satisfaction of the following conditions:

(A) the amount of the applicable Purchase Price reduction (together with the amount of all Purchase Price reductions with respect to each other Purchased Asset to be made by the related Seller on the applicable Purchase Price reduction date) is at least $5,000,000 (with reductions with respect to any Foreign Purchased Asset to be converted to U.S. Dollars for purposes of such calculation based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Asset as of the date of determination); and

(B) immediately after giving effect to the applicable Purchase Price reduction, the Effective Purchase Price Percentage of the applicable Purchased Asset shall not be less than seventy-eight and one-eighth percent (78.125%) (provided that if the Parallel Agreement is entered into, this subclause (B) shall be specifically referenced therein with the percentage above adjusted to sixty-two and one-half percent (62.5%)).

The related Seller shall pay any applicable Breakage Costs in connection with any such reduction of the outstanding Purchase Price.

(ii) From time to time to the extent that any Margin Excess exists with respect to one or more Purchased Assets, the related Seller may request that Purchaser transfer cash (in the Applicable Currency of the related Purchased Asset) to such Seller (or at the direction of such Seller to a Designated Funding Party) (resulting in a corresponding increase in the outstanding Purchase Price of the applicable Purchased Asset(s)) in an amount not to exceed such Margin Excess, which amount shall be transferred by Purchaser to such Seller within two (2) Business Days following such Seller’s written request, subject to the satisfaction of the following conditions:

(A) the amount of the requested Purchase Price increase (together with the amount of all Purchase Price increases with respect to each other Purchased Asset requested by any Seller to be made on the applicable requested Purchase Price increase date) is at least $1,000,000 (with amounts requested with respect to any Foreign Purchased Asset to be converted to U.S. Dollars for purposes of such calculation based on the Spot Rate with respect to the Applicable Currency of such Foreign Purchased Asset as of the date of determination);

(B) if requested by Purchaser, delivery by the applicable Seller to Purchaser and Collateral Agent of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of such Seller (subject to the provisos to Article 3(c)(iii)(B) hereof; provided, however, that neither Purchaser nor Collateral Agent shall have any duty to confirm that any such Confirmation has been signed by the requisite number of Responsible Officers of such Seller and shall not be liable to such Seller if it inadvertently acts on a Confirmation that has not been signed by the requisite number of Responsible Officers of such Seller or at all);

(C) immediately after giving effect to the requested Purchase Price increase, the outstanding Purchase Price of such Purchased Asset shall not exceed the Maximum Purchase Price of such Purchased Asset;

(D) immediately after giving effect to the requested Purchase Price increase, the aggregate outstanding Purchase Price in Euros (with respect to any Purchased Asset for which the Applicable Currency is not Euros, based on the Purchase Date Spot Rate with respect to the Applicable Currency) of all Purchased Assets shall not exceed the Maximum Facility Purchase Price;

(E) no Default or Event of Default shall have occurred and be continuing as of the related Purchase Price increase date or will occur as a result of such Purchase Price increase;

(F) no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Purchase Price increase (unless the same would be cured by application of such Margin Excess);

(G) all Repeating Representations made by any Seller Party in the Transaction Documents and all Fundamental Purchased Assets Representations made by the applicable Seller pursuant to Article 10(w) with respect to the applicable Purchased Asset (except as disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof) shall be true, correct and complete on and as of the related Purchase Price increase date with the same force and effect as if made on and as of such date (or, if any such Repeating Representation or Fundamental Purchased Asset Representation is expressly stated to have been made as of a specific date, as of such specific date); and

(H)with respect to any Margin Excess which exists solely as a result of the increase in Market Value of any Purchased Asset following satisfaction of a Margin Call in respect of such Purchased Asset pursuant to Article 4, Purchaser shall have approved the applicable Purchase Price increase in its sole good faith discretion (which Purchase Price increase, if so approved by Purchaser, will be made under the same Transaction for the applicable Purchased Asset or as a new Transaction in respect of such Purchased Asset as elected by Purchaser).

For the avoidance of doubt, (i) the references to Purchaser in this Article 3(i) with respect to US Seller and any U.S. Purchased Asset shall be limited to US Purchaser only, (ii) the references to Purchaser in this Article 3(i) with respect to UK Seller and any Foreign Purchased Asset (GBP) shall be limited to UK Purchaser only, and (iii) the references to Purchaser in this Article 3(i) with respect to EUR Seller and any Foreign Purchased Asset (EUR) shall be limited to EUR Purchaser only.

(j) Custodial Delivery Failure. If a material portion of the Purchased Asset File for any Purchased Asset, as determined by Purchaser in its commercially reasonable discretion, has not been delivered to the Custodian or remains outstanding in violation of the Custodial Agreement, then at Purchaser’s written request (made in Purchaser’s sole and absolute discretion), then the applicable Seller shall be required to either (at Seller’s election) cure such deficiency or repurchase such Purchased Asset, in each case by no later than five (5) Business Days following such Seller’s receipt of such request from Purchaser if received by 12:00 noon (New York City time) (for the avoidance of doubt, if such request is given by Purchaser on any Business Day after 12:00 noon (New York City time), such request shall be considered given prior to such time on the immediately following Business Day).

(k) Fundamental Purchased Asset Representations. If any Fundamental Purchased Asset Representation is incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (except to the extent disclosed in a Requested Exceptions Report approved by Purchaser in writing in accordance with the terms hereof), then the applicable Seller shall repurchase the applicable Purchased Asset upon Purchaser’s written request unless such Seller is able to cure the underlying condition that caused such Fundamental Purchased Asset Representation to be materially breached within ten (10) Business Days (or such longer period of time as determined by Collateral Agent to be commercially reasonable under the circumstances) following such Seller’s receipt of such request from Purchaser.

ARTICLE 4

MARGIN MAINTENANCE

(a) Purchaser may, at its option in its sole and absolute discretion, re-determine the Market Value for any Purchased Asset in accordance with definition of Market Value. If a Margin Deficit exists, Purchaser may, by notice to Sellers with a simultaneous copy to Cash Manager substantially in the form of Exhibit VIII hereto (a “Margin Call”), require Sellers to either (at Sellers’ election with written notice of such election to Purchaser, Collateral Agent and Cash Manager) (i) make a cash payment (in the Applicable Currency of the related Purchased Asset) in reduction of the outstanding Purchase Price of the Purchased Asset in respect of which such Margin Deficit exists so that after giving effect to such payment, no Margin Deficit shall exist with respect such Purchased Asset or (ii) repurchase such Purchased Asset in accordance with Article 3(d), in either case within the time period set forth in clause (b) below.

(b) If a Margin Call is given by Purchaser under Article 4(a) on any Business Day at or prior to 12:00 noon (New York City time), the applicable Seller shall cure the related Margin Deficit as provided in Article 4(a) by no later than 5:00 p.m. (New York City time) two (2) Business Days following receipt of such Margin Call. For the avoidance of doubt, if a Margin Call is given by Purchaser under Article 4(a) on any Business Day after 12:00 noon (New York City time), such Margin Call shall be considered given prior to such time on the immediately following Business Day.

(c) The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for any Seller.

(d) For the avoidance of doubt, with respect to this Article 4, any such payments and/or reductions shall be made by the applicable Seller in the Applicable Currency of the related Purchased Asset with respect to which such Margin Deficit exists. The amount of any reduction in Purchase Price of any Purchased Asset pursuant to this Article 4 may be redrawn by the applicable Seller in accordance with Article 3(i)(ii) above.

ARTICLE 5

PAYMENTS; COLLECTION ACCOUNTS

(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by a Seller hereunder shall be made in the Applicable Currency with respect to each related Purchased Asset, in immediately available funds, without deduction, set-off or counterclaim.

(b) All payments required to be made directly to:

(i) a Transaction Account shall be made in accordance with the wiring instructions set forth on Annex II (or such other wire instructions provided by Collateral Agent to the applicable Seller in writing);

(ii) a Loan Realisation Account shall be made in accordance with the wiring instructions set forth on Annex III; and

(iii) a Purchaser shall be made as follows:

(A) so long as no Event of Default shall have occurred and be continuing and no Enforcement Notice has been served, to the applicable Transaction Account based on the Applicable Currency of such payment;

(B) if an Event of Default has occurred and is continuing, but no Enforcement Notice has been served, to the applicable Loan Realisation Account based on the Applicable Currency of such payment; or

(C) if an Enforcement Notice has been served, as Common Issuer Security Trustee shall direct in writing;

in each case, not later than 2:00 p.m. (New York City time) (or such other time set forth herein with respect to such payment), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

(c) Concurrently with the execution and delivery of this Agreement, Sellers shall establish (i) a segregated interest bearing deposit account denominated in U.S. Dollars (the “US Collection Account”) in the name of US Seller for the benefit of Purchaser at Account Bank, (ii) a segregated interest bearing deposit account denominated in Pounds Sterling (the “UK Collection Account”) in the name of UK Seller for the benefit of Purchaser at Account Bank and (iii) a segregated interest bearing deposit account denominated in Euros in the name of EUR Seller for the benefit of Purchaser at Account Bank (the “EUR Collection Account” and, together with the US Collection Account, the UK Collection Account and any other Foreign Purchased Asset Collection Account, the “Collection Accounts”). Each Collection Account shall be subject to the Account Control Agreement in favor of Purchaser.

(d) Each Seller shall cause Servicer to promptly remit, and in any event no later than two (2) Business Days after receipt thereof, all Net Cash Flow in respect of the Purchased Assets directly into the applicable Collection Account maintained by such Seller. In furtherance of the foregoing, Sellers shall cause each Servicer to execute and deliver a Redirection Letter in accordance with Article 29(e). If any Seller Party or any Affiliate thereof shall receive any Net Cash Flow with respect to a Purchased Asset other than in accordance with the Transaction Documents, such party shall (and the applicable Seller shall cause such party to) promptly (and in any case within one (1) Business Day after receipt thereof) remit such amounts directly into the applicable Collection Account. Amounts in the Collection Accounts shall be remitted by Account Bank in accordance with the provisions of Articles 5(e) and 5(f).

(e) So long as no Event of Default shall have occurred and be continuing, Account Bank shall, on each Remittance Date (or, with respect to any Principal Payments received by Account Bank, within one (1) Business Day after receipt thereof), remit all amounts on deposit in each Collection Account in the following order of priority:

(i) first, from each Collection Account an amount equal to the applicable Allocation Proportion of all fees and any amounts that are reimbursable to such Person out of collections on the Purchased Assets in accordance with the express terms of the applicable agreement (and not, for the avoidance of doubt, any indemnification amounts owed by Seller) then due and payable to (w) Custodian pursuant to the Custodial Agreement, (x) Account Bank pursuant to the applicable Account Control Agreement, (y) Servicer pursuant to the applicable Servicing Agreement, and (z) Securitisation Regulations Reporting Servicer pursuant to the Securitisation Regulations Reporting Servicing Agreement, in each case, which are (1) payable by Sellers pursuant to the terms of the applicable agreement, (2) have not previously been paid to the parties entitled to such amounts and (3) exclusive of any amounts due under any indemnification;

(ii) second, following the payment all amounts required to be paid by US Seller pursuant to clause (i) above, an amount equal to the credit balance remaining in the US Collection Account to the USD Transaction Account;

(iii) third, following the payment of all amounts required to be paid by EUR Seller pursuant to clause (i) above, an amount equal to the credit balance remaining in the EUR Collection Account to the EUR Transaction Account; and

(iv) fourth, following the payment of all amounts required to be paid by UK Seller pursuant to clause (i) above, an amount equal to the credit balance remaining in the UK Collection Account to the GBP Transaction Account.

(f) If a Step Down Trigger has occurred and is continuing, Sellers shall, within five (5) Business Days after any amount on account of principal being paid to the holder of the Class B Notes in any Applicable Currency (a “Pay-down Amount”), pay to Purchaser an amount equal to the lesser of (i) the Pay-down Amount and (ii) the minimum amount necessary to cure the Step Down Trigger (in each case after conversion by Sellers to each relevant Applicable Currency based on the Spot Rate with respect to the Applicable Currency as of the date of such payment) to be applied to the outstanding Purchase Price of all Purchased Assets on a pro rata basis based on outstanding Purchase Price.

(g) If an Event of Default has occurred and is continuing, Account Bank shall, on each Remittance Date (or, with respect to any Principal Payments received by Account Bank, within one (1) Business Day after receipt thereof), remit all amounts on deposit in each Collection Account in the following order of priority:

(i) first, from each Collection Account an amount equal to the applicable Allocation Proportion of all fees and any amounts that are reimbursable to such Person out of collections on the Purchased Assets in accordance with the express terms of the applicable agreement (and not, for the avoidance of doubt, any indemnification amounts owed by Seller) then due and payable to (w) Custodian pursuant to the Custodial Agreement, (x) Account Bank pursuant to the applicable Account Control Agreement, (y) Servicer pursuant to the applicable Servicing Agreement, and (z) Securitisation Regulations Reporting Servicer pursuant to the Securitisation Regulations Reporting Servicing Agreement, in each case, which are (1) payable by Sellers pursuant to the terms of the applicable agreement, (2) have not previously been paid to the parties entitled to such amounts and (3) exclusive of any amounts due under any indemnification;

(ii) second, if a Enforcement Notice has been served the credit balance remaining in the Collection Accounts as Common Issuer Security Trustee shall direct;

(iii) third, following the payment all amounts required to be paid by US Seller pursuant to clause (i) above, an amount equal to the credit balance remaining in the US Collection Account to the USD Loan Realisation Account;

(iv) fourth, following the payment of all amounts required to be paid by EUR Seller pursuant to clause (i) above, an amount equal to the credit balance remaining in the EUR Collection Account to the EUR Loan Realisation Account; and

(v) fifth, following the payment of all amounts required to be paid by UK Seller pursuant to clause (i) above, an amount equal to the credit balance remaining in the UK Collection Account to the GBP Loan Realisation Account.

(h) With respect to each Transaction, (x) all accrued and unpaid Purchase Price Differential shall be due and payable by the related Seller to the related Purchaser on each Remittance Date and (y) all Ongoing Funding Fees shall be due and payable by the related Seller to the related Purchaser in accordance with the definition thereof.

(i) To the extent any Principal Payment is received for any Purchased Asset, an amount equal to the product of (x) such Principal Payment multiplied by (y) the Effective Purchase Price Percentage of such Purchased Asset as of the date of the receipt of such Principal Payment by Seller or by Servicer on its behalf, shall be due and payable by the related Seller to the related Purchaser within two (2) Business Days after receipt of such Principal Payment by Seller or by Servicer on its behalf, such amount to be applied to reduce the outstanding Purchase Price of the related Purchased Asset. Any remittance requests or notices to Servicer relating to Principal Payments shall be copied to the related Purchaser, Collateral Agent and Cash Manager.

(j) If at any time the funds received by or for the account of a Seller (for these purposes, a “Shortfall Seller”) under its Purchased Assets are not sufficient to fund the payment in full of all Margin Calls required to be satisfied by it, reductions in outstanding Purchase Price, Purchase Price Differential and other amounts at such time due and payable under the Transaction Documents (such as reimbursement of expenses), an amount equal to the shortfall between the applicable funds received and the amount required to pay all amounts then due and payable by such Shortfall Seller under the Transaction Documents shall be payable by each Seller into the Collection Account of Shortfall Seller, on terms that this payment obligation, albeit requiring a Seller to pay into its own Collection Account, is a joint and several obligation of all Sellers. In the case of each Seller other than the Shortfall Seller, the payment obligation at any relevant time shall be determined by reference to the Spot Rate between the Applicable Currency in which the Collection Account of Shortfall Seller is denominated, and the currency of the Collection Account of that other Seller as at the date on which that other Seller makes the shortfall payment into its Collection Account.

(k) All remittances by Account Bank shall be made (i) so long as no Event of Default shall have occurred and be continuing, in accordance with instructions that conform to the requirements of this Agreement received from any Seller (or a Servicer on its behalf) and approved by Purchaser (provided, that, Purchaser may waive approval or any one or more such instructions, but such waiver shall not been deemed to be an approval of any instruction that does not conform to the requirements of this Agreement), and (ii) during the continuance of an Event of Default, in accordance with instructions received from Purchaser.

(l) For the avoidance of doubt, Purchaser shall be entitled to convert monies in the Collection Accounts from one Applicable Currency to another Applicable Currency (or direct any Account Bank to do so) in connection with any application thereof pursuant to this Article 5 to the extent that any such Repurchase Obligation is in an Applicable Currency other than the Applicable Currency of the monies in the Collection Accounts.

ARTICLE 6

REQUIREMENTS OF LAW

(a) Requirements of Law. (i) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser (A) to enter into Transactions as contemplated by the Transaction Documents, then any commitment of Purchaser hereunder to enter into any Transaction shall forthwith be canceled, (B) to maintain or continue any Transaction and Purchaser does not have any means of complying with Requirements of Law other than to terminate such Transaction after exercising commercially reasonable efforts to comply with such Requirements of Law without having to terminate such Transaction, then a Repurchase Date for such Transaction shall occur on the later to occur of (x) the date that is ten (10) Business Days after delivery of written notice thereof from Purchaser to Sellers and (y) the next Remittance Date, or on such earlier date as may be required by law. In exercising its rights under this Article 6(a)(i), Purchaser shall exercise its rights and remedies in a manner which is consistent with other similar agreements with other similarly situated counterparties covered by the same group within Purchaser. In addition, Purchaser will provide Sellers with notice promptly after any such determination under this Article 6(a)(i) is made.

(ii) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:

(A) [reserved];1

[1]

Parallel Agreement to include clause (A): “shall subject Purchaser to any tax with respect to the Transaction Documents, any Purchased Asset or any Transaction (other than (x) Indemnified Taxes and (y) Excluded Taxes);”

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of the applicable index hereunder; or

(C) shall impose on Purchaser any other condition (excluding, for the avoidance of doubt, any tax);

and the result of any of the foregoing is to increase the cost to Purchaser, by an amount that Purchaser deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, the related Seller shall promptly after receipt of written notice thereof from Purchaser pay Purchaser any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable in the Applicable Currency of such increased cost or reduced amount. In exercising its rights under this Article 6(a)(ii), Purchaser shall exercise its rights and remedies in a manner which is consistent with other similar agreements with other similarly situated counterparties. In addition, Purchaser will provide Sellers with notice as soon as practical of any demand for any additional amounts payable by Sellers under this Article 6(a)(ii). Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Sellers and shall be conclusive evidence of such additional amounts absent manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Sellers of any or all of the Purchased Assets.

(iii) If Purchaser shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has, or will have, the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Purchaser to Sellers of a written request therefor, Sellers shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction. In exercising its rights under this Article 6(a)(iii), Purchaser shall exercise its rights and remedies in a manner which is consistent with other similar agreements with other similarly situated counterparties covered by the same group within Purchaser. In addition, Purchaser will provide Sellers with notice as soon as practical of any demand for any additional amounts payable by Sellers under this Article 6(a)(iii). Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Sellers and shall be conclusive evidence of such additional amounts absent manifest error.

(iv) Purchaser shall, in consultation with Sellers, make commercially reasonable efforts to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or being cancelled pursuant to, this Article 6(a). Purchaser confirms that it is entitled to full exemption from tax imposed by the United Kingdom on interest under the terms of the double taxation agreement between the United Kingdom and the Republic of Ireland. Seller confirms that it is entitled to full exemption from tax imposed by the United Kingdom on interest under the terms of the double taxation agreement between the United Kingdom and the United States.

(b) Conforming Changes. Notwithstanding anything to the contrary herein or in any other Transaction Documents, Collateral Agent shall be permitted to make Conforming Changes and such Conforming Changes shall become effective without any further action or consent, but with written notice to Sellers.

ARTICLE 7

SECURITY INTEREST

(a) Purchaser and Sellers intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to the applicable Seller secured by the Purchased Assets (other than for U.S. federal, state and local income and franchise tax purposes more fully described in Article 23(g)). However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that, other than for such tax purposes, a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by each Seller of all of such Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, each such Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Each Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. For purposes of this Agreement, “Collateral” shall mean:

(i) the Collection Accounts and all monies from time to time on deposit in the Collection Accounts and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii) the Purchased Items.

(b) Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations (other than obligations under the Transaction Documents (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of this Agreement or such other Transaction Document, as the case may be), provided that, so long as no Event of Default shall have occurred and be continuing (other than in connection with a repayment of a Purchased Asset by the Borrower thereunder and subject to the conditions set forth in Article 3(e)), Purchaser’s security interest with respect to any Purchased Asset shall terminate automatically effective upon the repurchase thereof in accordance with the terms of this Agreement and receipt by Purchaser of the Repurchase Price therefor. Upon such satisfaction and, in the case of the clause (i) below, upon request by the applicable Seller, Purchaser shall, at such Seller’s sole expense, (i) deliver to such Seller such UCC termination statements (and, with respect to Foreign Purchased Assets, the equivalent under the applicable Requirements of Law in the relevant non-U.S. jurisdiction, if applicable) and other release documents as may be commercially reasonable and (ii) return (or authorize the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets to the applicable Seller and reconvey the Purchased Items to such Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 7 this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Purchaser, at the applicable Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be reasonably necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (and, with respect to Foreign Purchased Assets, the equivalent under the applicable Requirements of Law in the relevant non-U.S. jurisdiction, if applicable) (collectively, the “Filings”), and shall forward copies of such Filings to such Seller upon the filing thereof, and (ii) such Seller shall from time to time take such further actions as may be reasonably requested by Purchaser to maintain and continue the perfection and priority of the security interest granted hereby and by any Foreign Assignment Agreement (including marking its records and files to evidence the interests granted to Purchaser hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to such Seller.

(c) Each Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 29. Without limiting the generality of the foregoing and the grant of a security interest pursuant to Article 7(a), and in the event that any Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, each Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

(d) Each Seller agrees, to the extent permitted by any Requirement of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.

ARTICLE 8

TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, upon satisfaction (or waiver by Purchaser in writing) of the conditions precedent in Article 3(b) and (c), each related Eligible Asset shall become a Purchased Asset hereunder and ownership of the related Purchased Assets and other Purchased Items shall be transferred to Purchaser or its designee (including the Custodian or, with respect to any Wet Purchased Asset, the Bailee) against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds (in the Applicable Currency of the relevant Purchased Asset) to an account of such Seller (or an account directed by such Seller) specified in the Confirmation relating to such Transaction.

(b) The applicable Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly (including, with respect to any Wet Purchased Asset, by the Bailee), with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Purchaser or its designee (including the Custodian), such Purchased Asset File shall be held in trust by the applicable Seller or its designee for the benefit of Purchaser as the owner thereof. The applicable Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Purchaser or its designee (including the Custodian). The possession of the Purchased Asset File by the applicable Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by such Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of the applicable Seller or its designee shall be marked appropriately to reflect clearly the sale, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Purchaser. Each Seller or its designee (including the Custodian or, in the case of any Wet Purchased Asset, the Bailee) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement (or, in the case of the Bailee with respect to any Wet Purchased Asset, in accordance with the related Bailee Letter).

(c) From time to time, each Seller shall forward to the Custodian, with copy to Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate), Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

ARTICLE 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Title to each Purchased Assets shall pass to Purchaser on the related Purchase Date, and Purchaser shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser (with the written consent of Collateral Agent) from engaging, at Purchaser’s sole cost and expense, in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser (with the written consent of Collateral Agent) may determine in its sole and absolute discretion, in conformity with the terms and conditions of the Purchased Asset Documents; provided, however, that if no Event of Default has occurred and is continuing (i) Purchaser (with the written consent of Collateral Agent) may only engage in repurchase transactions or sell, transfer, pledge, repledge, hypothecate or rehypothecate the Purchased Assets to an Eligible Assignee, (ii) other than in the case of a merger or other fundamental corporate transaction (such as a sale of the applicable business unit), (A) Sellers shall only be required to interface with Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company, Parlex 8 EUR IE Issuer Designated Activity Company, Common Issuer Security Trustee or Banco Santander, S.A. or an Affiliate thereof with respect to this Agreement and the Transactions hereunder and (B) Banco Santander, S.A. or an Affiliate thereof shall retain all authority to enforce remedies and provide consents, waivers or approvals (including, without limitation, approving any Eligible Asset as a Purchased Asset or any extension of the Availability Period) under this Agreement and to determine the Market Value for any Purchased Asset under this Agreement and (iii) no such transaction shall relieve Purchaser of its obligations to transfer the same Purchased Assets to the applicable Seller pursuant to Article 3 or of Purchaser’s obligation to apply amounts to the Repurchase Obligation in accordance with Article 5 or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b) Seller acknowledges that on the date hereof Purchaser shall pledge the Purchased Asset as security for the Notes issued by Purchaser, but such transaction shall not relieve Purchaser of its obligations to transfer the same Purchased Asset to Seller pursuant to Article 3.

(c) Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Asset delivered to Purchaser by any Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of any Seller or any Affiliate of any Seller.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Each of the Sellers represents and warrants to Purchaser as of the date hereof, as of each Funding Date and as of any other date on which these representations and warranties are remade or deemed remade in accordance with the terms of any Transaction Document or certification delivered in connection with any Transaction Document, as follows:

(a) Organization. Each Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(b) Authority. Each Seller is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into the Transactions contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, and (ii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf.

(c) Due Execution and Delivery; Consideration. The Transaction Documents to which it is a party have been or will be duly executed and delivered by each Seller, for good and valuable consideration.

(d) Enforceability. The Transaction Documents constitute the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(e) Approvals and Consents. No consent, approval or other action of, or filing by, Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect, and the filing of the Seller Financing Statement).

(f) Licenses and Permits. Each Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is material to such Seller’s business, and has all material licenses, permits and other consents that are necessary, for the transaction of such Seller’s business or the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item.

(g) [Reserved].

(h) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by any Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by any Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of any Seller, (ii) any agreement by which any Seller is bound or to which any assets of such Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of such Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to any Seller, or (iv) any applicable Requirement of Law.

(i) Litigation/Proceedings. Except as otherwise disclosed in writing to Purchaser and Collateral Agent, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of any Seller, threatened in writing against any Seller Party, or any of their respective Affiliates or assets that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated thereby, (ii) with respect to any Seller Party, makes a claim in an aggregate amount greater than the applicable Litigation Threshold or (iii) which, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect.

(j) No Outstanding Judgments. Except as disclosed in writing to Purchaser and Collateral Agent, there are no judgments against any Seller Party unsatisfied of record or docketed in any court located in the United States of America or in any other relevant jurisdiction.

(k) No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.

(l) Compliance with Law. Each Seller is in compliance in all material respects with all Requirements of Law. Except as otherwise disclosed in writing to Purchaser and Collateral Agent, no Seller Party is in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority applicable to and imposed upon such Seller Party which default, in the aggregate (x) is with respect to any amount at least equal to the applicable Litigation Threshold or (y) could be reasonably likely to have a Material Adverse Effect.

(m) Acting as Principal. Each Seller is engaging in the Transactions as principal.

(n) No Broker. No Seller has dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of any Purchased Asset pursuant to any of the Transaction Documents.

(o) No Default. Subject to Article 12(n), no Event of Default or, to Seller’s Knowledge, Default has occurred and is continuing.

(p) [Reserved].

(q) [Reserved].

(r) No Adverse Selection. No Purchased Asset under this Agreement has been selected by Seller so as to affect adversely the interests of Purchaser.

(s) Full and Accurate Disclosure. Subject to Article 12(n), all information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not as of the date furnished (or, if earlier, as of the date on which such information, reports, statements, exhibits, schedules and certificates are stated to be given) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections, financial prospects, forecasts or other forward-looking information) is based on estimates believed by any Seller to be commercially reasonable on the date as of which such information is stated or certified, except that with respect to information, reports, statements, exhibits, schedules and certificates prepared by third parties, including any Borrower, and to information, reports, statements, exhibits, schedules and certificates prepared by any Seller Party based on information, reports, statements, exhibits, schedules and certificates prepared by third parties, each Seller will be deemed to represent that such information, reports, statements, exhibits, schedules and certificates are, to each Seller’s Knowledge, true, complete and accurate in all material respects after due and careful enquiry, which enquiry is consistent with enquiries that such Seller (in its capacity as lender in respect of a Purchased Asset) makes of third parties, including Borrowers, in the context of facilities under which it has a comparable contractual right to the Purchased Assets which facilities are commercial real estate mortgage loans of a similar type, size and duration to the Purchased Assets.

(t) Financial Information. Subject to Article 12(n), all financial data concerning the Seller Parties, the Purchased Asset and the other Purchased Items that has been delivered by or on behalf of any Seller Party to Purchaser is true, correct and complete in all material respects or (in the case of projections, financial prospects, forecasts or other forward-looking information) is based on estimates believed by each Seller to be commercially reasonable on the date as of which such information is stated or certified, except that with respect to information, reports, statements, exhibits, schedules and certificates prepared by third parties, including any Borrower, and to information, reports, statements, exhibits, schedules and certificates prepared by any Seller Party based on information, reports, statements, exhibits, schedules and certificates prepared by third parties, such Seller will be deemed to represent that such information is, to each Seller’s Knowledge, true, complete and accurate in all material respects after due and careful enquiry, which enquiry is consistent with enquiries that such Seller (in its capacity as lender in respect of a Purchased Asset) makes of third parties, including Borrowers, in the context of facilities under which it has a comparable contractual right to the Purchased Assets which facilities are commercial real estate mortgage loans of a similar type, size and duration to the Purchased Assets. All financial data concerning the Seller Parties has been prepared fairly in accordance with GAAP (to the extent applicable).

(u) Authorized Representatives. The duly authorized representatives of each Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit III hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as the Sellers may from time to time deliver to Purchaser.

(v) Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller’s and Pledgor’s chief executive office is located at the address for notices specified for such Seller and Pledgor on Exhibit I, unless such Seller and Pledgor have provided a new chief executive office address to Purchaser in writing. Each Seller’s jurisdiction of organization is the State of Delaware. The location where each Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.

(w) Representations and Warranties Regarding the Purchased Assets. Subject to Article 12(n), (A) each of the representations and warranties made in respect of the Purchased Assets pursuant to (i) in the case of a U.S. Purchased Asset, Exhibit V-A, (ii) in the case of a Foreign Purchased Asset (GBP), Exhibit V-B, (iii) in the case of a Foreign Purchased Asset (EUR), Exhibit V-C or (iv) in the case of any other Foreign Purchased Asset, a schedule to the related Confirmation (in each case, other than (x) as disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof and (y) the Due Diligence Representations) and (B) as of the Purchase Date of the applicable Purchased Asset only, each of the Due Diligence Representations, in each case are true, complete and correct in all material respects as if repeated at all times while this Agreement or any Transaction is in effect.

(x) Good Title to Purchased Asset. Immediately prior to the purchase of any Purchased Asset and other Purchased Items by Purchaser from any Seller, (i) such Purchased Asset and other Purchased Items are free and clear of any Lien or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) (other than any such Lien or impediment to transfer that is released simultaneously with such purchase), (ii) such Purchased Asset and other Purchased Items are not subject to any right of set-off, any prior sale, transfer or assignment, or any agreement by any Seller to assign, convey or transfer such Purchased Asset and other Purchased Items, in each case, in whole or in part, (iii) the applicable Seller is the record and beneficial owner of, and had good and marketable title to, and the right to sell and transfer, such Purchased Asset and other Purchased Items to Purchaser, and (iv) the applicable Seller has the right to sell and transfer such Purchased Asset and other Purchased Items to Purchaser. Upon the purchase of any Purchased Asset and other Purchased Items by Purchaser from any Seller, Purchaser shall be the sole owner of such Purchased Asset and other Purchased Items free from any adverse claim, subject to the rights of such Seller pursuant to the terms of this Agreement.

(y) No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of any Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of any Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of any Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(z) Security Interest Matters.

(i) The provisions of the Transaction Documents are effective to either (x) constitute a sale of Purchased Items to Purchaser (other than for United States federal, state and local income or franchise tax purposes more fully described in Article 23(g)) or (y) create in favor of Purchaser a legal, valid and enforceable first priority “security interest” (as defined in Section 1-201(b)(35) of the UCC) in each applicable jurisdiction in all rights, title and interest of the applicable Seller in, to and under the Collateral.

(ii) Upon possession by the Custodian or by a Bailee pursuant to a Bailee Letter of each Promissory Note or Participation Certificate, endorsed in blank by a duly authorized officer of the applicable Seller, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of such Seller in such Promissory Note or Participation Certificate, as applicable.

(iii) Upon the filing of the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Collateral or the Equity Pledged Collateral, as applicable, in which a security interest can be perfected under the UCC by the filing of financing statements.

(iv) Upon execution and delivery of any Account Control Agreement, Purchaser shall either be the owner of, or have a legal, valid, enforceable and fully perfected first priority security interest in, the applicable Collection Account and all funds at any time credited thereto. In relation to any Collection Account situated in any jurisdiction outside the United States (if any), such Collection Account shall be subject to a first ranking fixed charge.

(aa) Solvency; No Fraudulent Transfer. Each Seller, as of the Closing Date and each Funding Date, has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Each Seller, as of the Closing Date and each Purchase Date, is generally able to pay, and intends to pay, its debts as they come due. Neither the Transaction Documents nor any Transaction are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Sellers’ creditors. As of each Purchase Date, no Seller is insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto and the transfer and sale of related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of any Seller to exceed the assets of such Seller, (ii) will not result in any Seller having unreasonably small capital and (iii) will not result in debts that would be beyond any Seller’s ability to pay as the same mature. Each Seller received reasonably equivalent value in exchange for the transfer and sale of each Purchased Asset and other Purchased Item subject hereto. Each Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(bb) [Reserved].

(cc) Investment Company Act. No Seller is required to register as an “investment company,” and is not a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(dd) Taxes. Each Seller has filed or caused to be filed all required U.S. federal and other material tax returns that to the Knowledge of such Seller would be delinquent if they had not been filed on or before the date hereof and has paid all material taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP or (ii) are de minimis in amount; no tax liens have been filed against any of Sellers’ assets and, to Sellers’ Knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(ee) ERISA. Neither any Seller nor any ERISA Affiliate of any Seller sponsors, maintains or contributes to any Plans or any Multiemployer Plans.

(ff) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by the related Seller for purposes permitted under such Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by any Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(gg) No Real Property. Neither any Seller nor any Subsidiary of any Seller has at any time since its formation held title to any real property.

(hh) Ownership. Each Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor.

(ii) Insider. No Seller is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.

(jj) Sanctions; No Prohibited Persons. Each Seller Party and, to Sellers’ Knowledge, each of their respective controlled Affiliates is in compliance with Sanctions. No Seller Party or, to Sellers’ Knowledge, any controlled Affiliate, officer, director, partner, member or employee, of any Seller Party or of such Affiliate, is an entity or person that is, or is owned, controlled by or acting on behalf of any Person that is, a Prohibited Person. Each Seller agrees that, from time to time upon the prior written request of Purchaser, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with Sanctions); provided, however, that nothing in this Article 10(jj) shall be construed as requiring Purchaser to conduct any inquiry or decreasing any Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(kk) Anti-Corruption and Anti-Money Laundering Laws. Each Seller Party and, to Sellers’ Knowledge, each of their respective controlled Affiliates has complied with, and is in compliance with, all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. No part of the proceeds of any Transaction will be used, directly or, to Sellers’ Knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

(ll) Centre of Main Interests. Each Seller warrants, represents and covenants that it has not (A) taken any action that would cause its “centre of main interests” (as such term is used in Section 3(1) of the European Council Regulation (EC) No. 1346/2000 on Insolvency Proceedings (the “Insolvency Regulation”)) to be located in the United Kingdom or Europe or (B) registered as a company in any jurisdiction other than Delaware.

ARTICLE 11

NEGATIVE COVENANTS OF SELLERS

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, no Seller shall without the prior written consent of Purchaser, which may be granted or denied at Purchaser’s sole and absolute discretion:

(i) subject to Sellers’ right to repurchase any Purchased Asset, take any action that would directly or indirectly impair or adversely affect Purchaser’s title to any Purchased Asset or other Purchased Item;

(ii) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Purchased Item to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Purchased Item with any Person other than Purchaser;

(iii) create, incur, assume or suffer to exist any Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by such Seller pursuant to the Transaction Documents;

(iv) [reserved];

(v) enter into any transaction of merger or consolidation or Division or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets (except in connection with the sale or securitization of the Purchased Assets in the ordinary course of such Seller’s business after the repurchase thereof in accordance with this Agreement);

(vi) permit a Change of Control;

(vii) permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Borrower to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, senior or pari passu mortgage debt, junior mortgage debt or mezzanine debt (in each case, unless expressly permitted by the applicable Purchased Asset Documents);

(viii) consent or assent to any Material Decision other than in accordance with Article 29 and the Servicing Agreement;

(ix) permit the organizational documents of such Seller to be amended in any material respect without the prior written consent of Purchaser;

(x) after the occurrence and during the continuance of a monetary Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of such Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller;

(xi) acquire or maintain any right or interest in any Purchased Asset or any Mortgaged Property that is senior to, or pari passu with, the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents unless such right or interest is a Purchased Asset hereunder;

(xii) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(xiii) directly, or through a Subsidiary, acquire or hold title to any real property; and

(xiv) take any action that will cause its “centre of main interests” (as such term is used in the Insolvency Regulation) to be located in the United Kingdom or Europe or register as a company in any jurisdiction other than Delaware.

ARTICLE 12

AFFIRMATIVE COVENANTS OF SELLERS

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that, subject to Article 12(n):

(a) Seller Notices.

(i) Material Adverse Effect. Each Seller shall promptly after obtaining Knowledge thereof, notify Purchaser and Collateral Agent of any material adverse change in the business operations and/or financial condition of any Seller Party, which change is reasonably likely, in the commercially reasonable judgment of such Seller, to have a Material Adverse Effect; provided, however, that nothing in this Article 12 shall relieve any Seller of its obligations under this Agreement and such Seller’s failure to deliver any such notice shall not result in a Default or give rise to an Event of Default unless the failure of Seller to give such notice was due to any Seller’s bad faith or willful misconduct.

(ii) Default or Event of Default. Each Seller shall, promptly after obtaining actual Knowledge of such event, notify Purchaser, Collateral Agent and Cash Manager of the occurrence of any Default or Event of Default.

(iii) Purchased Asset Matters. Each Seller shall promptly after obtaining Knowledge thereof notify Purchaser, Collateral Agent and Cash Manager of (A) any default or event of default under any Purchased Asset; (B) any facts or circumstances that in the commercially reasonable judgment of such Seller are reasonably likely to cause, or have caused, the Market Value of any Purchased Asset to decline; (C) any Purchased Asset that has become a Non-Performing Purchased Asset or a Significantly Impaired Purchased Asset; (D) any change in facts or circumstances occurring following the Purchase Date for any Purchased Asset that would render any Due Diligence Representation to be incorrect or untrue in any material respect if such Due Diligence Representation were to be remade at such time (except to the extent disclosed in a Requested Exceptions Report approved by Purchaser in writing in accordance with the terms hereof); or (E) any Future Advance Failure.

(iv) Other Defaults, Litigation and Judgments. Each Seller shall promptly after obtaining Knowledge thereof notify Purchaser and Collateral Agent of (A) any default or event of default (or similar event) on the part of any Seller Party under any Indebtedness or other material contractual obligation to the extent the obligations in connection with such default under the applicable agreement (1) are at least equal to the Default Threshold, or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect; and (B) the commencement or threat in writing of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving any Seller Party that (1) makes a claim or claims in aggregate amount greater than the applicable Litigation Threshold, or (2) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect.

(v) Corporate Change. Each Seller shall advise Purchaser and Collateral Agent in writing of the opening of any new chief executive office, or the closing of any such office, of such Seller or Pledgor and of any change in such Seller’s or Pledgor’s name or the places where the books and records pertaining to the Purchased Asset are held not less than thirty (30) Business Days before any financing statement will lapse, lose perfection or become materially misleading.

(vi) Sanctions; Anti-Corruption and Anti-Money Laundering Laws. Each Seller shall promptly (and in any event within two (2) Business Days after Knowledge thereof) notify Purchaser and Collateral Agent of any violation of the representation and warranty contained in Article 10(jj) (Sanctions; No Prohibited Persons) and Article 10(kk) (Anti-Corruption and Anti-Money Laundering Laws).

(b) Reporting and Other Information. Each Seller shall provide, or to cause to be provided, to Purchaser, Collateral Agent and Cash Manager the following financial and reporting information:

(i) Purchased Asset Information. (A) Promptly after receipt by any Seller, but no less frequently than once per calendar month, copies of property level information made available to such Seller and all other required reports, rent rolls, financial statements, certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) it receives pursuant to the Purchased Asset Documents relating to any Purchased Asset and (B) any other information with respect to the Purchased Assets that may be reasonably requested by Purchaser from time to time.

(ii) Monthly Purchased Asset Reports. No later than the fifteenth (15th) day of each month, a Monthly Reporting Package with respect to the immediately preceding calendar month.

(iii) Quarterly Reports. Within forty-five (45) days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheet of Guarantor as at the end of such period and the related unaudited, consolidated statements of income, net assets and cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the same quarter of the previous year), accompanied by an officer’s certificate of Guarantor that includes a statement of Guarantor that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to customary year-end audit adjustments).

(iv) Annual Reports. Within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheet of Guarantor as at the end of such fiscal year and the related consolidated statements of income, net assets and cash flows for Guarantor for such fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year.

(v) Covenant Compliance Certificate. Along with each delivery pursuant to clauses (iii) and (iv) above, a completed and executed Covenant Compliance Certificate.

(vi) Securitisation Reporting. All (i) information necessary to complete all fields in the form of the template set out in Annex III to the SR Disclosure Technical Standards (the “Annex III Template”) for which the no data markers “ND1”, “ND2”, “ND3” or “ND4” cannot be applied save in respect of those fields where no data marker “ND5” is applicable and Securitisation Regulations Reporting Servicer (on behalf of Sellers) has determined, acting reasonably and with regard to the information contained within “Questions and Answers on the Securitisation Regulation” reference ESMA33-128-563 published by the European Securities and Markets Authority on October 5, 2020 as amended and updated from time to time, or such documentary guidance as is expressed by the European Securities and Markets Authority or the Financial Conduct Authority or any other competent authority to supplement, onshore or replace this document (“ESMA Reporting Guidance”), that its usage is appropriate in this case, (ii) relevant servicing reports and other communications received by or available to any Seller Party containing information that may be reasonably requested by Purchaser, Collateral Agent or Cash Manager for the purpose of completing all fields in the Annex III Template save in respect of those fields where a no data marker of “ND1”, “ND2”, “ND3”, “ND4” or “ND5” has been determined to be applicable by Sellers or Securitisation Regulations Reporting Servicer on their behalf, acting reasonably and with regard to the ESMA Reporting Guidance and (iii) any information to which Sellers have access and are able to provide which is reasonably requested by either Purchaser or Collateral Agent for the purpose of complying with the reporting requirements imposed by Article 7 and Article 5 of the Securitisation Regulations.

(vii) Other Documentation. Promptly after Purchaser’s or Collateral Agent’s request thereof, each Seller shall provide, or shall cause to be provided, to Purchaser and Collateral Agent such other documents, reports and information as Purchaser may reasonably request (A) with respect to the financial affairs of the Seller Parties, (B) to demonstrate compliance with representations, warranties and covenants in the Transaction Documents and (C) to the extent available to each Seller pursuant to the Purchased Asset Documents related to such Purchased Asset, with respect to any Purchased Asset or the operation of any Mortgaged Property.

Quarterly and annual reports of Guarantor required to be delivered pursuant to Article 12(b)(iii) and (iv) shall be deemed to have been delivered on the date such items are made publicly available on the Securities and Exchange Commission website.

(c) Defense of Purchaser’s Security Interest. Each Seller shall (i) defend the right, title and interest of Purchaser in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests to, by or through Purchaser) and (ii) at Purchaser’s reasonable request, take all action Purchaser reasonably deems necessary to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Additional Rights. If any Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, such Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the Custodian, as appropriate) in the exact form received, duly endorsed by such Seller to Purchaser, if required, together with all related reasonably necessary transfer documents duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets other than any Income which any Seller is entitled to direct to parties other than Purchaser pursuant to Article 5 shall be received by such Seller, such Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of such Seller, as additional collateral security for the Transactions.

(e) Further Assurances. At any time from time to time upon the reasonable request of Purchaser, at the sole expense of such Seller, each Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem reasonably necessary to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of such Seller (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements or their equivalent under the Requirements of Law in the relevant non-U.S. jurisdiction, if applicable, as Purchaser may reasonably request and serving notices of the security created under each Foreign Assignment Agreement in such form and on such parties as Purchaser may specify). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in blank, to be itself held as Collateral pursuant to the Transaction Documents.

(f) Preservation of Existence; Licenses. Each Seller shall at all times maintain and preserve its legal existence and all of its material rights, privileges, licenses, permits and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by each Seller and of each Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), to protect the validity and enforceability of the Transaction Documents and each Purchased Asset and for its performance under the Transaction Documents.

(g) Compliance with Transaction Documents. Each Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.

(h) Compliance with Other Obligations. Each Seller shall at all times comply (i) in all material respects, with its organizational documents, (ii) with any agreements by which it is bound or to which its assets are subject, to the extent non-compliance would be reasonably likely to have a Material Adverse Effect, and (iii) in all material respects, with any Requirement of Law.

(i) Books and Record. Each Seller shall, and shall cause each other Seller Party to, at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j) Taxes and Other Charges. Each Seller shall (i) timely file all U.S. federal and other material tax returns required to be filed by it and (ii) pay and discharge all material U.S. taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such taxes, assessments, levies, liens and other charges which are being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP.

(k) Operations. Each Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser. Each Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(l) Responsibility for Fees and Expenses of Third-Parties. Each Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and Servicer.

(m) Future Advances. To the extent any Future Advance is validly required to be made with respect to any Purchased Asset, unless such Seller is contesting in good faith that such Future Advance is required to be made under the related Purchased Asset Documents, the related Seller shall fund such Future Advance in accordance with the related Purchased Asset Documents, regardless of whether Purchaser funds an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such Future Advance.

(n) Manager Affiliate Information. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Seller, Pledgor or Guarantor be deemed to (x) have made any representation or warranty pursuant to this Agreement or any other Transaction Document with respect to, (y) have any obligation under this Agreement or any other Transaction Document to deliver to or notify Purchaser of, or (z) possess Knowledge of, any Manager Affiliate Information (or event dependent on Manager Affiliate Information), in each case unless and until such time as such Manager Affiliate Information (or applicable event) is provided to the lenders under the related Purchased Asset Documents in accordance with the terms thereof. As used herein, “Manager Affiliate Information” means information that (i) relates to any Purchased Asset with respect to which the related Borrower or any of its beneficial owners is an Affiliate of BXMT Advisors, L.L.C., a Delaware limited liability company (or any successor investment manager of Guarantor that is controlled by The Blackstone Group Inc.), and (ii) such Seller, Pledgor or Guarantor obtains as a result of its affiliation with such Borrower or beneficial owner prior to the provision thereof to the lenders under the related Purchased Asset Documents in accordance with the terms thereof.

(o) Due Diligence Representations. If there is a change in facts or circumstances occurring following the Purchase Date for any Purchased Asset that would render any Due Diligence Representation to be incorrect or untrue in any material respect if such Due Diligence Representation were to be remade at such time (except to the extent disclosed in a Requested Exceptions Report approved by Purchaser in writing in accordance with the terms hereof), then the applicable Seller shall pursue a reasonable remedy or cure for such Due Diligence Representation in a manner consistent with that of a prudent commercial real estate lender under the circumstances.

(p) No Plan Investments. Sellers shall not, and shall not use, any assets of a any assets of a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R Section 2510.3-101, as modified by Section 3(42) of ERISA in connection with any Transaction in connection with any Transaction.

(q) Exchange Terms. If a Transaction Exchange Notice is delivered pursuant to the Conditions of any of the Notes, the Initial Class A Noteholder and Seller shall take commercially reasonable efforts to (i) execute a master repurchase agreement (the “Parallel Agreement”) between such Class A Noteholder and a single-purpose bankruptcy-remote entity that is an Affiliate of Seller, which shall be on substantially similar terms (but shall not contemplate the issuance of notes as contemplated by this Agreement and shall include certain consents and disclosures that are customarily included in financing transactions engaged in by the Initial Class A Noteholder under the headings “Nature and Risks of Transactions” and “Risks and Consequences of Reuse of Collateral”) as this Agreement, together with relevant ancillary documents (including, without limitation, fee letter, guaranty (provided that, the guaranty shall be substantially in the form of Exhibit XV), custodial agreement, account control agreement and servicing agreement), (ii) enter into one or more new transactions under such Parallel Agreement with respect to the Purchased Assets subject to the Transactions specified in the Transaction Exchange Notice (iii) enter into such other documents as are specified in respect of delivery of a Transaction Exchange Notice under the Conditions of the Notes, provided that, the new maximum purchase price percentage shall be, in each case, a percentage equal to the amount of the Senior Exposure with respect to the Purchased Assets subject to the Transactions specified in the Transaction Exchange Notice, divided by the related outstanding Purchase Price for such Purchased Assets immediately prior to the exercise of the exchange option. For the avoidance of doubt, in connection with the Parallel Agreement the seller thereunder will be required to deliver substantially similar opinions and certificates as were require hereunder.

(r) Alternative Diversification Notice. Upon the delivery of the Alternative Diversification Notice, Sellers and Purchasers shall, at Seller’s cost and expense, execute such amendments to the Transaction Documents as Collateral Agent may reasonably determine are necessary or desirable to implement the election of the Initial Class A Noteholder set forth in such Alternative Diversification Notice.

ARTICLE 13

SINGLE PURPOSE ENTITY COVENANTS

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, each Seller covenants that:

(i) such Seller shall own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by the Transaction Documents (including, without limitation, Eligible Assets for which such Seller has delivered to Purchaser written notice of its intent to sell such Eligible Asset as a Purchased Asset pursuant to this Agreement);

(ii) such Seller shall not make any loans or advances to any Affiliate or third party (other than Eligible Assets or advances under the Purchased Assets to Borrowers) and shall not acquire obligations or securities of its Affiliates (other than in connection with the origination or acquisition of Purchased Assets), in each case except as permitted by the Transaction Documents;

(iii) such Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets as the same shall become due;

(iv) such Seller shall comply with the provisions of its organizational documents in all material respects;

(v) such Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(vi) such Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Seller from such Affiliate and to indicate that such Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Seller’s own separate balance sheet) and file its own tax returns, if any (except to the extent consolidation is required or permitted under Requirements of Law);

(vii) such Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any Known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(viii) such Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent; provided, that the foregoing shall not require any member, partner or shareholder of such Seller to make any additional capital contributions to such Seller;

(ix) such Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(x) [reserved];

(xi) such Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(xii) such Seller shall not, without the prior written consent of its Independent Manager, take any action constituting an Act of Insolvency;

(xiii) such Seller shall, at all times, have at least one (1) Independent Manager;

(xiv) such Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of such Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in such Seller and any Affiliates of such Seller except such Seller and the creditors of such Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(xv) such Seller shall not enter into any transaction with an Affiliate of such Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(xvi) such Seller shall maintain a sufficient number of employees (or obtain services to be performed by its Affiliates and/or their respective employees) in light of contemplated business operations, provided that such Seller shall not be required to maintain any employees;

(xvii) such Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(xviii) such Seller shall not pledge its assets to secure the obligations of any other Person other than to Purchaser pursuant to the Transaction Documents;

(xix) such Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(xx) such Seller shall not create, incur, assume or suffer to exist any Indebtedness or Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by such Seller shall be paid within ninety (90) days of the date incurred unless the same are being contested in good faith and adequate reserves in respect of which are maintained (it being understood that the amount of any trade debt denominated in an Applicable Currency other than U.S. Dollars shall be calculated under this clause (xx) based on the then-current equivalent of such amount based on the Spot Rate with respect to such Applicable Currency as of the date of determination).

ARTICLE 14

EVENTS OF DEFAULT; REMEDIES

(a) Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) Failure to Repurchase or Repay. Any Seller shall fail to repurchase any Purchased Asset upon the applicable Repurchase Date or shall fail to pay the applicable Repurchase Price within three (3) Business Days after such payment becoming due and payable pursuant to the Transaction Documents.

(ii) Failure to Pay Purchase Price Differential. Purchaser shall fail to receive on any Remittance Date the accrued and unpaid Purchase Price Differential and such failure is not cured within three (3) Business Days.

(iii) Failure to Cure Margin Deficit. Any Seller shall fail to cure any Margin Deficit within the period specified in Article 4.

(iv) Failure to Remit Principal Payment. Any Seller fails to remit (or cause to be remitted) to Purchaser any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price (or any component thereof) for such Purchased Asset in accordance with Article 5 and such failure is not cured within three (3) Business Days.

(v) Other Payment Default. Any Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise under the terms of the Transaction Documents, within three (3) Business Days after such payment becoming due and payable.

(vi) Negative Acts. Any Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to such Seller contained in Article 11 (Negative Covenants of Sellers) or Article 13 (Single Purpose Entity Covenants) and, if such failure is susceptible to cure, such Seller fails to cure the same within fifteen (15) Business Days after notice of such breach from any Purchaser or Collateral Agent or such Seller’s Knowledge thereof.

(vii) Act of Insolvency. An Act of Insolvency occurs with respect to any Seller Party (provided that such Act of Insolvency occurring pursuant to an admission described in clause (f) of the definition thereof shall be limited to such admissions by any person described in clause (i) of the definition of “Knowledge”).

(viii) Admission of Inability to Perform. Any Person described in clause (i) of the definition of “Knowledge” shall admit to Purchaser in writing or in formal written communications to any other Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.

(ix) Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated (other than by Purchaser without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Person described in clause (i) of the definition of “Knowledge” (other than Purchaser or Collateral Agent) shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Person described in clause (i) of the definition of “Knowledge” (other than Purchaser or Collateral Agent) shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.

(x) Cross-Default. Any Seller Party, and with respect to clause (x) below any Affiliate of any Seller Party, shall be in default (beyond any applicable grace periods) under (x) the Parallel Agreement, (y) any Indebtedness of such Seller Party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or (z) any other contract to which such Seller Party is a party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, in each case of clauses (y) and (z), to the extent the obligations in connection with such default individually or in the aggregate with other defaults are at least equal to the applicable Default Threshold.

(xi) ERISA. (A) Any Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) any Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

(xii) Recharacterization. Either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Purchaser to be the owner free of any adverse claim of any of the Purchased Assets and other Purchased Items or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral and the related Seller fails to repurchase the applicable Purchased Asset(s), in each case, within three (3) Business Days after notice thereof to the applicable Seller from any Purchaser or Collateral Agent or such Seller’s Knowledge thereof;

(xiii) Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which action has a Material Adverse Effect.

(xiv) Note Event. The occurrence of a Note Event.

(xv) Change of Control. A Change of Control shall have occurred without the prior written consent of Purchaser.

(xvi) Representation or Warranty Breach. If any representation, warranty or certification (other than (A) any Fundamental Purchased Asset Representation or (B) any Due Diligence Representation, in each case, unless Seller shall have made any such representations and warranties with Knowledge that they were materially false or misleading at the time made) made to Purchaser or Collateral Agent by, or on behalf of, any Seller Party shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided, that, if such breach is susceptible to cure (excluding, for the avoidance of doubt, any representation or warranty set forth in Article 10(jj), which shall not be susceptible to cure), the related Seller fails to cure the same (including by repurchasing the applicable Purchased Asset) within fourteen (14) days after notice of such breach to such Seller from any Purchaser or Collateral Agent or such Seller’s Knowledge thereof.

(xvii) Judgment. Any final non-appealable judgment by any competent court in the United States of America or other relevant jurisdiction for the payment of money is rendered against any Seller Party in an amount at least equal to the applicable Litigation Threshold, and such judgment remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means reasonably acceptable to Purchaser.

(xviii) Guarantor Breach. The breach by Guarantor of the covenants made by it in Article V(i) (Limitation on Distributions) or Article V(k) (Financial Covenants) of the Guaranty.

(xix) Securitisation Reporting. The failure by any Seller Party to comply with Article 12(b)(vi) which continues after notice of such failure from any Purchaser or Collateral Agent or such Seller Party’s Knowledge thereof for (i) fifteen (15) Business Days with respect to information available to such Seller Party directly or which is provided by the related Borrower to Servicer or Securitisation Regulations Reporting Servicer and Servicer or Securitisation Regulations Reporting Servicer, as applicable, is subject to a contractual obligation that such information be passed on to the related Seller; (ii) thirty (30) calendar days with respect to information which is provided by the related Borrower to any servicer or facility agent other than Servicer or Securitisation Regulations Reporting Servicer and such servicer or facility agent, as applicable, is subject to a contractual obligation that such information be passed on to the related Seller; and (iii) forty (40) calendar days with respect to information which is not available to Seller pursuant to either of clauses (i) or (ii) above.

(xx) Other Covenant Default. If any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, provided, that, if such breach or failure to perform is susceptible to cure, then such Person shall have fifteen (15) Business Days after the earlier of notice to such Person from any Purchaser or Collateral Agent or such Person’s Knowledge thereof, of such breach or failure to perform, to remedy such breach or failure to perform (provided that, any breach or failure to perform resulting from the willful misconduct or bad faith of any applicable Person or any Affiliate thereof shall not be susceptible to cure).

(b) Remedies. If an Event of Default shall occur and be continuing with respect to any Seller, the following rights and remedies shall be available to Purchaser:

(i) At the option of Purchaser, exercised by written notice to any Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to any Seller Party), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

(ii) If Purchaser exercises or is deemed to have exercised the option referred to in Article 14(b)(i):

(A) each Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Purchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by the Account Bank or any Seller from time to time pursuant to Article 5 and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 14(b)(iii));

(C) the Custodian shall, upon the request of Purchaser, deliver to Purchaser or its designee all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D) Purchaser may (1) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Sellers credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets (as determined by Purchaser in its sole but good faith discretion) against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by each Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 14(b)(ii) shall be applied to the Repurchase Obligations in such order of priority as Purchaser shall determine in its sole and absolute discretion.

(iii) The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Net Cash Flow (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser.

(iv) Sellers shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including, without limitation, in connection with the enforcement of the Transaction Documents) of all actual losses, out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Purchaser in connection with or as a consequence of an Event of Default.

(v) Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC (or, with respect to any Foreign Purchased Asset, the equivalent Requirements of Law in the relevant non-U.S. jurisdiction), to the extent that the UCC or such other Requirement of Law is applicable, and the right to offset any mutual debt and claim and the right to appropriate the Purchased Assets in accordance with Section 14(b)(ii)(D)), in equity, and under any other agreement between Purchaser and any Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Sellers’ obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency. The parties hereto agree that the method of valuation of Purchased Assets provided for in this Section 14(b) shall constitute a commercially reasonable method of valuation for the purposes of the FCA Regulations;

(vi) Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have.

(vii) Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Each Seller also waives, to the extent permitted by law, any defense such Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii)With respect to any Foreign Purchased Asset, Purchaser may take any steps necessary to vest all or any of such Foreign Purchased Asset in the name of Purchaser (or its designee) including completing and submitting any Transfer Certificate to the relevant facility agent and making payment of any transfer fees. Each Seller hereby agrees that any such transfer fees paid by Purchaser will constitute “Indemnified Amounts” for the purposes of Article 27 of this Agreement.

(c) Power of Attorney. Each Seller hereby appoints Purchaser and Collateral Agent as attorney-in-fact of such Seller during the continuance of an Event of Default for the purpose of taking any action and executing or endorsing any instruments that Purchaser or Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including the exercise of any remedies hereunder, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Sellers hereby agree to deliver to Purchaser or Collateral Agent upon request such powers of attorney as to evidence such appointment as Purchaser or Collateral Agent may reasonably request, substantially in the form of Exhibit IV.

ARTICLE 15

SET-OFF

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, each Seller hereby grants to Purchaser and its Affiliates, after the occurrence and during the continuance of an Event of Default, a right to set-off, without prior written notice to any Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by any Seller to Purchaser or any Affiliate of Purchaser against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Purchaser or its Affiliates to each Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of any Seller and the proceeds therefrom, now or hereafter held or received for the account of such Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located). Purchaser shall give written notice to the applicable Seller of any set-off effected under this Article 15 to the extent it is not prohibited from doing so by applicable law.

(b) If a sum or obligation is unascertained, Purchaser may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 15 shall be effective to create a charge or other security interest. This Article 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c) ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY ANY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SUCH SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY EACH SELLER.

ARTICLE 16

SINGLE AGREEMENT

Purchaser and each Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 17

RECORDING OF COMMUNICATIONS

EACH OF PURCHASER AND EACH SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF PURCHASER AND EACH SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 18

NOTICES AND OTHER COMMUNICATIONS

(a) Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service or Royal Mail, with proof of delivery, or (iv) by electronic mail to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by the respective notice party, as the case may be, in a written notice to the other parties listed on Exhibit I hereto in the manner provided for in this Article 18; provided, however, at least one of the individuals identified in clause (i) of the definition of “Knowledge” shall be an “attention” party for notices to any Seller. A notice shall be deemed to have been given: (x) in the case of hand delivery, at the time of delivery, if on a Business Day, and otherwise on the next occurring Business Day, (y) in the case of registered or certified mail or expedited prepaid delivery, when delivered, if on a Business Day, and otherwise on the next occurring Business Day, or upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation). A party receiving a notice that does not comply with the technical requirements for notice under this Article 18 may elect to waive any deficiencies and treat the notice as having been properly given. Notwithstanding the foregoing, in the event that any Seller directs Purchaser to transfer funds pursuant to a Transaction or otherwise in accordance with Article 3 to an account or recipient other than such Seller’s wiring instructions specified on Annex I, such direction shall be in writing (including in a Confirmation) and signed by two (2) Responsible Officers of such Seller; provided, however, that neither Purchaser nor Collateral Agent shall have any duty to confirm that any such request has been signed by the requisite number of Responsible Officers of such Seller and shall not be liable to such Seller if it acts on a request that has not been signed by the requisite number of Responsible Officers of such Seller or at all.

(b) All notices and other communications to be delivered by Purchaser under the Transaction Documents may be given by Collateral Agent on its behalf. All notices and other communications by Purchaser or Seller to any other Person under the Transaction Documents shall be copied to Collateral Agent.

ARTICLE 19

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 20

NON-ASSIGNABILITY

(a) No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Purchaser shall be null and void.

(b) Purchaser may, without consent of any Seller, but with the written consent of Collateral Agent, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 9(a)) to any Person that is an Eligible Assignee; provided, however, that, so long as no Event of Default shall have occurred and be continuing, other than in the case of a merger or other fundamental corporate transaction (such as a sale of the applicable business unit), (A) Banco Santander, S.A. or an Affiliate thereof shall directly or indirectly retain a minimum thirty-four percent (34%) interest in each Transaction in accordance with Clause 12.3.2 of the VFN Note Purchase Agreement, (B) Sellers shall only be required to interface with Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company, Parlex 8 EUR IE Issuer Designated Activity Company, Common Issuer Security Trustee or Banco Santander, S.A. or an Affiliate thereof with respect to this Agreement and the Transactions hereunder and (C) Banco Santander, S.A. or an Affiliate thereof shall retain all authority to enforce remedies and provide consents, waivers or approvals (including, without limitation, approving any Eligible Asset as a Purchased Asset or any extension of the Availability Period) under this Agreement and to determine the Market Value for any Purchased Asset under this Agreement. In connection with any such assignment or participation, Purchaser may bifurcate or allocate (i.e. senior/subordinate) amounts due to Purchaser. Each Seller agrees to reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest. Sellers acknowledge that, on the date hereof, Purchaser shall, in accordance with the Trustee Pledge Agreement, pledge in favor of Common Issuer Security Trustee its rights hereunder as security for the Notes issued by Purchaser. Sellers further acknowledge that Common Issuer Security Trustee may, pursuant to the terms of the Trustee Pledge Agreement, assume the role of Purchaser under this Agreement, in which case, upon receipt of written notice of the same, Sellers shall recognize Common Issuer Security Trustee as having all of the rights and obligations of Purchaser hereunder (for the avoidance of doubt, without limiting the requirements with respect to Banco Santander, S.A. set forth in clauses (A) and (C) of the proviso to the first sentence of this Article 20(b)).

(c) Purchaser, acting solely for this purpose as an agent of Sellers, shall maintain at one of its offices in the United States a copy of each such sale, transfer and assignment and assumption delivered to it and a register for the recordation of the names and addresses of Purchaser and each permitted purchaser, transferee and assignee, as applicable, and the amounts (and stated interest) owing to, each purchaser, transferee and assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Seller at any reasonable time and from time to time upon reasonable prior notice. No assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Persons interest hereunder shall be effective or permitted under this Agreement until such person’s name and address has been registered in the Register pursuant to this Article 20.

(d) If Purchaser sells a participation interest pursuant to Article 20(b), it shall, acting solely for this purpose as an agent of the applicable Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest herein or obligations under the Transaction Documents (the “Participant Register”); provided that Purchaser shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Transaction Document) to any Person except to the related Seller or to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Purchaser and the related Seller shall treat each Person whose name is recorded in the register as the owner of such participation interest for all purposes of this Agreement notwithstanding any notice to the contrary. No participation pursuant to this Article 20 shall be effective until reflected in the foregoing register.

(e) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective permitted successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

ARTICLE 21

GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 22

WAIVERS AND AMENDMENTS

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 23

INTENT

(a) The parties intend and recognize that the arrangements under this Agreement are to constitute a “title transfer financial collateral arrangement” or a “security financial collateral arrangement” for the purposes of the Financial Collateral Arrangements (No 2) Regulations 2003 (the “FCA Regulations”). The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in Title 11 of the United States Code and (iii) all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title II of the Bankruptcy Code.

(b) The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 14 is in each case a contractual right to cause or exercise such right as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c) The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended, and a “securities contract” with the meaning of Section 555 and Section 559 under the Bankruptcy Code.

(f) The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g)Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. Federal, state and local and foreign income and franchise and foreign tax purposes and for accounting purposes, each Transaction constitute a financing to the applicable Seller, and that the applicable Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Sellers and Purchaser agree to treat the Transactions as described in the preceding sentence for all U.S. federal, state, and local income and franchise and foreign tax purposes (including, without limitation, on any and all filings with any U.S. Federal, state, or local taxing authority) and agree not to take any action inconsistent with such treatment.

(h) Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement as a “repurchase agreement” (except to the extent the related Transaction has a duration that renders such term inapplicable), “securities contract” and/or “master netting agreement”, (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as, in the case of a “repurchase agreement”, the term of the Transactions, would render such definition inapplicable, or (iii) Collateral Agent as a “financial institution” or “financial participant” within the meaning of the Bankruptcy Code.

ARTICLE 24

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;

(b) in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to such Transaction; and

(c) in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 25

CONSENT TO JURISDICTION; WAIVERS

(a) Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Article 25 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any enforcement action or proceeding against the other party or its property located in other jurisdictions in the courts of such other jurisdictions to the extent required by the laws of such other jurisdictions.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 26

NO RELIANCE

Each Seller and Purchaser hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e) no joint venture exists between Purchaser and any Seller Party pursuant to any Transaction Document; and

(f) it is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 27

INDEMNITY AND EXPENSES

(a) Sellers hereby agree to indemnify Purchaser, Collateral Agent, and their respective Affiliates, and each of its and their Affiliates and each of its and their officers, directors, employees and agents (“Indemnified Parties”) for, and hold harmless from, any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including, without limitation, the reasonable out-of-pocket fees and expenses of outside counsel and, subject to Article 28, the costs of obtaining updated appraisals), Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Article 5) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Transactions, any Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing, and any enforcement of any of the provisions of the Transaction Documents; provided that no Seller shall be liable for Indemnified Amounts resulting from the bad faith, gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, each Seller agrees to hold Purchaser and Collateral Agent harmless from and indemnify Purchaser and Collateral Agent against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act in each case, which does not result from the bad faith, gross negligence or willful misconduct of any Indemnified Party. In any suit, proceeding or action brought by Purchaser or Collateral Agent in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, each Seller agrees to hold Purchaser and Collateral Agent harmless from and indemnify Purchaser and Collateral Agent from and against all Indemnified Amounts suffered by Purchaser or Collateral Agent, as applicable, by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof party to the Transaction Documents of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller Party or any Affiliate thereof party to the Transaction Documents. The obligation of each Seller hereunder is a recourse obligation of such Seller. This Article 27(a) shall (other than in respect of Indemnified Taxes) not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(b) Sellers agree to pay or reimburse promptly after written demand all of Purchaser’s and Collateral Agent’s actual out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation (including on-boarding and pre-purchase due diligence) and administration of any Transaction or proposed Transaction (regardless of whether such proposed Transaction is ultimately consummated), (iii) any preservation of Purchaser’s rights under the Transaction Documents, (iv) any performance by Purchaser or Collateral Agent of any obligations of any Seller in respect of any Purchased Asset, (v) if any Event of Default has occurred and is continuing, any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or the Equity Pledged Collateral, (vi) the custody, care or preservation of the Collateral or the Equity Pledged Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise, (vii) the maintenance of the Collection Accounts and registering the Collateral and the Equity Pledged Collateral in the name of Purchaser or its nominee, (viii) any default by any Seller in repurchasing the Purchased Asset after such Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (ix) any failure by any Seller to sell any Eligible Asset to Purchaser on the Purchase Date thereof, (x) any actions taken and which are reasonably necessary to perfect or continue any lien created under any Transaction Document, (xi) Purchaser owning any Purchased Asset or other Purchased Item and/or (xii) in accordance with Section 28(e), any due diligence performed by Purchaser or Collateral Agent in accordance with Article 28. All such expenses shall be recourse obligations of Sellers to Purchaser and Collateral Agent under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Sellers absent manifest error.

(c) This Article 27 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

ARTICLE 28

DUE DILIGENCE

(a) Each Seller acknowledges that Purchaser and Collateral Agent have the right to perform continuing due diligence reviews with respect to the Purchased Assets (including, without limitation, obtaining updated or new appraisals subject to the limitation on reimbursement for appraisals set forth in clause (f) below), the Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Each Seller agrees that upon reasonable prior notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), such Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Purchaser and Collateral Agent and any of their respective agents, representatives or permitted assigns to the offices of such Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b) Each Seller agrees that it shall, promptly upon reasonable request of Purchaser or Collateral Agent, deliver (or shall cause to be delivered) to Purchaser and Collateral Agent and any of their respective agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Purchaser and Collateral Agent in accordance with Article 28(a).

(c) Each Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Purchaser and Collateral Agent and any of their respective agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 28(a) or (ii) upon reasonable prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of such Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Purchaser or Collateral Agent wishes to discuss with such Person.

(d) Without limiting the generality of the foregoing, each Seller acknowledges that Purchaser may enter into Transactions with any Seller based solely upon the information provided by such Seller to Purchaser or Collateral Agent and the representations, warranties and covenants contained herein, and that Purchaser or Collateral Agent, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Each Seller agrees to reasonably cooperate with Purchaser, Collateral Agent and any third party underwriter designated by Purchaser or Collateral Agent in writing in connection with such underwriting, including, but not limited to, providing Purchaser, Collateral Agent and such third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any such Seller Party reasonably requested by Purchaser or Collateral Agent in writing.

(e) Each Seller agrees to reimburse Purchaser or Collateral Agent, as applicable, within ten (10) Business Days after receipt of an invoice therefor for any and all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Purchaser or Collateral Agent, as applicable, in connection with its due diligence activities pursuant to this Article 28; provided that, so long as no Event of Default has occurred and is continuing, Sellers shall only be required to reimburse the cost of appraisals in accordance with the following clause (f).

(f) To the extent that a Borrower under any Purchased Asset delivers a new or updated appraisal of a Mortgaged Property securing such Purchased Asset, the related Seller shall deliver (or cause to be delivered) to Purchaser and Collateral Agent a copy of such appraisal no later than five (5) Business Days after such Seller has received the same. Any additional appraisals of the Mortgaged Properties obtained or requested by Collateral Agent or Purchaser shall, so long as no Event of Default has occurred and is continuing, be at Collateral Agent’s sole cost and expense.

ARTICLE 29

SERVICING

(a) The parties hereto agree and acknowledge that the Purchased Assets are sold to Purchaser on a “servicing released” basis and Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, each Seller shall be granted a revocable license (which license shall automatically be (i) renewed every thirty (30) days unless Purchaser provides written notice to such Seller that such license is not to be extended for another thirty (30) days, or (ii) revoked upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets sold by such Seller, and such Seller shall, at such Seller’s sole cost and expense, cause the Servicer to service the Purchased Assets in accordance with the applicable Servicing Agreement and this Article 29 and for the benefit of Purchaser. Notwithstanding the foregoing, no Seller shall take any action or effect any Material Decision without first having given prior notice thereof to Purchaser in each such instance and receiving the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned, or delayed.

(b) The obligation of Servicer (or of the applicable Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Purchaser’s option, upon the earliest of (i) Purchaser’s termination of Servicer in accordance with Article 29(c), (ii) Purchaser not extending the related Seller’s revocable license in accordance with Article 29(a) or (iii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer in accordance with the terms of this Agreement. Each Seller agrees to reasonably cooperate with Purchaser in connection with any termination of Servicer. Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Sellers shall at their sole cost and expense transfer the servicing of the effected Purchased Assets to another Servicer designated by Purchaser as expeditiously as possible.

(c) Purchaser may, in its sole and absolute discretion, terminate Servicer or any sub-servicer with respect to any Purchased Asset (i) upon the occurrence of a default by the Servicer under the applicable Servicing Agreement or (ii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) and (ii), without payment of any penalty or termination fee. Seller shall reasonably cooperate with Purchaser to effectuate the removal of any Servicer or any sub-servicer by Purchaser in accordance with this Article 29(c).

(d) Sellers shall not, and shall not permit Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Purchaser. If the Purchased Assets are serviced by a sub-servicer, the related Seller shall irrevocably assign all rights, title and interest (if any) in the servicing agreements with such sub-servicer to Purchaser; provided that Servicer may delegate certain non-cashiering administrative functions to third parties without Purchaser’s consent provided that Servicer at all times remains liable for such functions.

(e) Each Seller shall cause Servicer and any sub-servicer to service the Purchased Assets pursuant to the applicable Servicing Agreement and any other applicable servicing agreement, as the case may be, in each case in accordance with Accepted Servicing Practices. Each Seller shall cause any Security Agent engaged by such Seller to execute a letter agreement with Purchaser and Collateral Agent substantially in the form attached as Exhibit XI hereto or such other form as required by Collateral Agent (a “Redirection Letter”) acknowledging Purchaser’s security interest in the Purchased Assets and agreeing to remit all Net Cash Flow received with respect to the Purchased Asset to the applicable Collection Account in accordance with Article 5 or as otherwise directed by Purchaser in accordance with the applicable Redirection Letter. If a Borrower, Security Agent, issuer, servicer or other obligor forwards any Income with respect to a Purchased Asset to any Seller or to any of its Affiliates rather than directly to the applicable Collection Account, such Seller shall deliver an additional Redirection Letter to such Person, with a simultaneous copy to Servicer, Purchaser and Collateral Agent, and make other commercially reasonable efforts to cause such Person to forward such amounts directly to the applicable Collection Account.

(f) Each Seller agrees that, upon Purchaser’s purchase of each Purchased Asset, Purchaser is the owner of all servicing records related to the Purchased Assets, including but not limited to the applicable Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Each Seller covenants to (or use commercially reasonable efforts to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request.

(g) The payment of servicing fees shall be solely the responsibility of Sellers and shall be subordinate to payment of amounts outstanding and due to Purchaser under the Transaction Documents (except as expressly set forth in the Transaction Documents).

ARTICLE 30

CONTRACTUAL RECOGNITION OF BAIL-IN

(a) Notwithstanding and to the exclusion of any other term of this Agreement, each party acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the relevant resolution authority and acknowledges and accepts to be bound by:

(i) the effect of the exercise of Bail-in Powers by the relevant resolution authority in relation to any BRRD Liability under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(A) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(B) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of any Purchaser or another person, and the issue to or conferral on any Seller of such shares, securities or obligations;

(C) the cancellation of the BRRD Liability; and/or

(D) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period.

(ii) the variation of the terms of this Agreement, as deemed necessary by the relevant resolution authority, to give effect to the exercise of Bail-in Powers by the relevant resolution authority.

(b) Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this Agreement and that no further notice shall be required between the parties pursuant to the Agreement in order to give effect to the matters described herein.

(c) For purposes of this Article 30:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-Down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability in respect of which the relevant Write-Down and Conversion Powers (as defined in the EU Bail-in Legislation Schedule) in the applicable Bail-in Legislation may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time.

ARTICLE 31

MISCELLANEOUS

(a) All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC or, with respect to Foreign Purchased Assets, the equivalent Requirements of Law in the relevant non-U.S. jurisdiction, as applicable.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signature pages to any Transaction Document or certification delivered pursuant thereto delivered in electronic form (such as PDF) shall be considered binding with the same force and effect as original signatures.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) This Agreement, the Fee Letter and each Confirmation contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h) Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole and absolute discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.

ARTICLE 32

TAXES

(a) Status of Purchaser.

(i) If Purchaser is entitled to an exemption from or reduction of withholding tax with respect to payments made under the Transaction Documents, Purchaser shall deliver to Sellers, prior to becoming a party to this Agreement, and at the time or times reasonably requested by any Seller, such properly completed and executed documentation reasonably requested by such Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Purchaser, if reasonably requested by any Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Seller as will enable such Seller to determine whether or not Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Article 32(a)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii) Without limiting the generality of the foregoing,

(A) if Purchaser is a U.S. Person, it shall deliver to Sellers on or prior to the date on which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Seller), executed copies or originals of IRS Form W-9 (or any successor form) certifying that Purchaser is exempt from U.S. federal backup withholding tax;

(B) if Purchaser is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by any Seller) on or prior to the date on which Purchaser becomes a party under this Agreement, whichever of the following is applicable:

(1) in the case of a Purchaser that is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed copies or originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms thereof, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies or originals of IRS Form W-8ECI (or any successor form thereof);

(3) in the case of a Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Seller as described in Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to any Seller described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies or originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms thereof, as applicable); or

(4) to the extent a Purchaser is not the beneficial owner, executed copies or originals of IRS Form W-8IMY (or any successor form thereof), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or any successor forms thereof, as applicable), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Purchaser is a partnership and one or more direct or indirect partners of such Purchaser are claiming the portfolio interest exemption, such Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) if Purchaser is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by any Seller) on or prior to the date on which Purchaser becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Seller), executed copies or originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Sellers to determine the withholding or deduction required to be made; and

(D) if a payment made to Purchaser under any Transaction Document would be subject to U.S. federal withholding tax imposed by FATCA if Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Purchaser shall deliver to Sellers at the time or times prescribed by law and at such time or times reasonably requested by any Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Seller as may be necessary for such Seller to comply with its obligations under FATCA and to determine that Purchaser has complied with Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and provide such successor form to Sellers, or promptly notify Sellers in writing of its legal inability to do so.

(b) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Agreement (including by the payment of additional amounts pursuant to this Agreement), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Agreement with respect to the taxes giving rise to such refund), net of all out of pocket costs and expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Agreement (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Agreement, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Agreement the payment of which would place the indemnified party in a less favorable net after tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(c) Taxes and Foreign Purchased Assets.

(i) Purchaser, on the one hand, and each of the Sellers (as relevant), on the other hand, each confirm that it will take all steps (including without limitation the completion of procedural formalities) reasonably required by the other such that payments by the obligors in respect of the Foreign Purchased Assets can be made without deduction or withholding for or on account of tax so far as legally permissible.

(ii) Purchaser agrees that, so long as no Event of Default has occurred and is continuing, it will promptly notify the applicable Seller if Purchaser assigns or otherwise transfers any interest in any Foreign Purchased Asset where an individual holding the title of Managing Director or higher within the group at Purchaser that covers this Agreement has actual knowledge that to do so would or is likely to result in any increased deduction or withholding for or on account of tax from amounts payable by the obligors in respect of such Foreign Purchased Asset.

(d) Survival. Each party’s obligations under this Article 32 shall survive any assignment of rights by Purchaser, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

ARTICLE 33

JOINT AND SEVERAL LIABILITY

(a) Each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Purchaser to the maximum extent permitted by Requirements of Law for all Repurchase Obligations, (ii) the liability of each Seller with respect to the Repurchase Obligations (A) shall be absolute and unconditional to the extent set forth in this Agreement and the other Transaction Documents and shall remain in full force and effect, and be reinstated, until all Repurchase Obligations shall have been paid, performed and/or satisfied, as applicable, in full, and (B) until such payment, performance and/or satisfaction, as applicable, has occurred, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of any Seller, (1) the waiver, compromise, settlement, release, termination or amendment (including any extension or postponement of the time for payment, performance, satisfaction, renewal or refinancing) of any of the Repurchase Obligations (other than a waiver, compromise, settlement, release or termination in full of the Repurchase Obligations), (2) the failure to give notice to any Seller of the occurrence of any nonpayment or other default, (3) the failure to make any demand for payment of any amounts owing to Purchaser by any other Seller, (4) the release, substitution or exchange by Purchaser of any Purchased Asset (whether with or without consideration) or the acceptance by Purchaser of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any non-perfection or other impairment of collateral, (5) the release of any Person primarily or secondarily liable for all or any part of the Repurchase Obligations, whether by Purchaser or in connection with any Act of Insolvency affecting any Seller or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Repurchase Obligations or any part thereof, or (6) to the extent permitted by Requirements of Law, any other event, occurrence, action or circumstance that would, in the absence of this Article 33, result in the release or discharge of any or all Sellers from the performance or observance of any Repurchase Obligation, (iii) Purchaser shall not be required first to initiate any suit or to exhaust its remedies against any Seller or any other Person to become liable, or against any of the Purchased Assets, in order to enforce the Transaction Documents and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under any of the Transaction Documents, (iv) when making any demand hereunder against any Seller, Purchaser may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Purchaser to make any such demand or to collect any payments from any other Seller, or any release of any such other Seller shall not relieve any Seller in a respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Purchaser against Sellers, and (v) on disposition by Purchaser of any Purchased Asset, each Seller shall be and shall remain jointly and severally liable for any deficiency to the extent set forth in this Agreement and the other Transaction Documents.

(b) In furtherance of the foregoing, each Seller waives (i) any and all notices of the creation, renewal, extension or accrual of any amounts at any time owing to Purchaser by any other Seller under the Transaction Documents, (ii) any and all notices of or proof of reliance by Purchaser upon any Seller or acceptance of the obligations of any Seller under this Article 33, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of Sellers under this Article 33, (iii) diligence, presentment, protest, demand for payment and notice of nonpayment or other default to or upon any Seller with respect to any amounts at any time owing to Purchaser by any Seller under the Transaction Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Transaction Documents.

(c) To the extent any Seller (a “Paying Seller”) shall have paid more than its proportionate share of any payment made hereunder, such Paying Seller hereby waives (i) any right to subrogation or set-off that it may acquire on account of such payment against any other Seller or any collateral security or guarantee and (ii) the right to seek contribution or reimbursement from any other Seller in respect such payment, in each case, until all Repurchase Obligations are paid in full. If any amount shall be paid to any Paying Seller on account of such subrogation rights at any time when any Repurchase Obligations are outstanding, amount shall be held by Paying Seller in trust for Purchaser, segregated from other funds of Paying Seller, and shall, forthwith upon receipt by Paying Seller, be turned over to Purchaser in the exact form received by Paying Seller (duly indorsed by the Paying Seller to Purchaser, if required), to be applied against amounts owing to Purchaser by Sellers under the Transaction Documents, whether matured or unmatured, in such order as Purchaser may determine.

(d) With respect to any matter under the Transaction Documents for which (i) any consent or approval of a Seller is required, (ii) any notice to, or from, a Seller is required or (iii) any other undertaking is made by a Seller, unless otherwise specified with respect to such consent, approval, notice or undertaking, such action by (or notice to) any Seller shall be sufficient for all such purpose.

ARTICLE 34

COLLATERAL AGENT

(a) Appointment. On the date hereof, pursuant to the Collateral Agency Agreement, Purchaser has appointed Collateral Agent, as its agent under the Transaction Documents, with full authority and power to exercise, on Purchaser’s behalf, all of the rights and powers of Purchaser under the Transaction Documents, together with such powers and discretion as are reasonably incidental thereto. In its capacity as Purchaser’s contractual representative, Collateral Agent is a “representative” of Purchaser as used within the meaning of “Secured Party” under Section 9-102 of the UCC.

(b) Qualified Collateral Agent. Pursuant to the Collateral Agency Agreement, Collateral Agent represents and warrants to Purchaser that as of the date hereof and as of the Purchase Date and covenants that at all times while this Agreement or the Transaction is in effect, it is, and will be, a Qualified Collateral Agent.

(c) Liability of Collateral Agent. Neither Collateral Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Transaction Documents, except for its or their own gross negligence, bad faith or willful misconduct. Notwithstanding the foregoing, in the event that the Collateral Agent takes or omits to take any action which it is expressly permitted or required to take in its capacity as Collateral Agent of Purchaser under the terms of the Collateral Agency Agreement and the Transaction Documents, which results in any Purchaser breaching any of its obligations under the Transaction Documents in violation, in any material respect, of the express terms thereof, Seller may pursue the same remedies against the Collateral Agent as it would be entitled to pursue against any Purchaser in respect of such Purchaser’s breach as it would have if Article 36 did not apply, provided that the Collateral Agent shall have no liability hereunder or under the Transaction Documents for the failure of any Purchaser or any Noteholder to pay or fund any obligations of any Purchaser or any Noteholder under the Transaction Documents.

(d) Collateral Agent’s Reliance, Etc. Without limitation of the generality of the foregoing, Collateral Agent: (i) need not recognize any assignee of Purchaser’s interest hereunder unless and until it receives and accepts an assignment and acceptance entered into by Purchaser, as assignor, and an eligible assignee, as assignee; (ii) may consult with legal counsel (including counsel for any Seller Party or Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to Purchaser and shall not be responsible to Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with the Transaction Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Transaction Document on the part of any Seller Party or Guarantor or the existence at any time of any Default or Event of Default or to inspect the property (including the books and records) of any Seller Party or Guarantor; (v) shall not be responsible to Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Transaction Document or any other instrument or document furnished pursuant thereto; (vi) shall incur no liability under or in respect of any Transaction Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by electronic communication) believed by it to be genuine and signed or sent by the proper party or parties; and (vii) shall not be required to take any action that, in its reasonable opinion or the opinion of its counsel, is contrary to any Transaction Document or applicable law.

(e) Indemnification of Collateral Agent by Purchaser.

(i) Purchaser agrees to indemnify Collateral Agent (to the extent not promptly reimbursed by the Sellers) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Collateral Agent in any way relating to or arising out of the Transaction Documents or any action taken or omitted by Collateral Agent under the Transaction Documents (collectively, the “Indemnified Costs”); provided, however, that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements resulting from Collateral Agent’s gross negligence, bad faith or willful misconduct as found in a final, non appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, Purchaser agrees to reimburse Collateral Agent promptly upon demand for any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Sellers under Article 27, to the extent that Collateral Agent is not promptly reimbursed for such costs and expenses by the Sellers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Article 34(e) applies whether any such investigation, litigation or proceeding is brought by Purchaser or any other Person. To the extent that Purchaser is more than one Person, the obligations of each Purchaser under this paragraph shall be several (and not joint) and each Purchaser shall be responsible only for its ratable share (based on outstanding Purchase Price) of such obligations.

(ii) The agreements and obligations of Purchaser contained in this Article 34(e) shall survive the termination of this Agreement and the repurchase of the Purchased Asset.

(f) Successor Collateral Agent. Any resignation, termination and appointment of a replacement Collateral Agent shall be performed in accordance with the Collateral Agency Agreement.

(g) Relationship of Collateral Agent and Purchaser. The relationship between Collateral Agent and Purchaser is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

(h) Collateral Agent Decisions and Approvals. Notwithstanding anything to the contrary in any Transaction Document, any consent or approval required or permitted by any Transaction Document shall be made by Collateral Agent, acting as agent of Purchaser, without consultation with, or consent or approval of, Purchaser, including with respect to (i) waivers, consents or amendments under the Purchased Asset Documents; (ii) Defaults and Events of Defaults; (iii) enforcement of remedies and (iv) any other waivers, consents or amendments arising under any Transaction Document.

(i) Data Protection. In compliance with the provisions of the General Data Protection Regulation (EU) 2016/679 of the European Parliament and of the European Council and the Spanish Organic Law on the Protection of Personal Data and the guarantee of digital rights, Collateral Agent hereby informs each other party hereto that, such party’s personal data included in this Agreement will be processed by Collateral Agent for the purpose of managing the contractual relationship, and of maintaining any relationship, with such party. This processing is necessary and based on Collateral Agent’s legitimate interest and on compliance with legal obligations. Such personal data will not be disclosed to third parties unless there is a legal obligation to do so and will be kept for as long as the contractual relationship remains in effect and thereafter until any liabilities arising therefrom have expired. The parties hereto may contact the Data Protection Officer of Banco Santander, S.A. at privacidad@gruposantander.es and exercise their rights of access, rectification, erasure, blocking, data portability and restriction of processing (or any other recognized by law) by email to scibprivacy@gruposantander.com. The Parties may also submit any claims or requests relating to the protection of personal data to the Spanish Data Protection Agency at www.aepd.es.

(j) Information Sharing. The parties hereto hereby acknowledge the disclosure to Affiliates of Collateral Agent of the information provided in the context of the due diligence process or “Know Your Customer,” along with any relevant transactions-related information, that allows such companies to comply with (i) Collateral Agent’s Financial Crime Compliance internal policies, (ii) their legal obligations relating to the anti-money laundering and counter terrorism financing regulations and (iii) their regulatory reporting to the supervisory authorities. In this regard, the parties hereby guarantee that the data subjects of the personal data that may be included in the referred information have been duly informed of, and when required by applicable data protection regulation, have expressly consented to, the disclosure of their personal data to that effect.

ARTICLE 35

TRANSACTION REPORTING; CONSENT FOR DISCLOSURE OF INFORMATION

(a) Notwithstanding anything to the contrary in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(i) to Purchaser’s professional advisors, auditors and to any potential transferee of Purchaser’s rights under this Agreement or any Transaction;

(ii) to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or

(iii) to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

(b) Disclosures made pursuant to the Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

(c) Notwithstanding anything to the contrary as set out herein, the Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Agreement. No amendment to or termination of the Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to the Reporting Consent.

ARTICLE 36

NON-PETITION2

Each Seller agrees and acknowledges that:

(a) it is not entitled to commence any proceedings against Purchaser related to its enforcement of this Agreement;

[2]	Article 36 will not be included in the Parallel Agreement.

(b) it shall not have the right to take or join any Person in taking any steps against Purchaser for the purpose of obtaining payment of any amount due from Purchaser to it; and

(c) neither it nor any Person acting on its behalf shall initiate or join any Person in initiating any proceeding under any bankruptcy, insolvency or similar law or seek the appointment of a receiver, trustee, custodian or similar official in relation to Purchaser.

ARTICLE 37

EFFECTIVE DATE

With respect to each Purchaser, this Agreement shall become effective upon delivery by it of a counterpart of this Agreement executed by it and as of the effective date stated on the signature page of such Purchaser.

ARTICLE 38

ACKNOWLEDGMENT OF COMMON ISSUER SECURITY

Each Seller hereby acknowledges:

(a) the creation of the Common Issuer Security by the Common Issuer Security

Documents;

(b) that the Common Issuer Security is held by the Common Issuer Security Trustee for the benefit of all the Common Issuer Secured Creditors and that any Receiver shall be appointed by the Common Issuer Security Trustee for the benefit of all the Common Issuer Secured Creditors; and

(c) the existence of the rights conferred on the Noteholders by Condition 13.2 (Conditions to delivery of an Enforcement Notice) and 13.4 (Proceedings) of the Conditions of the Notes issued by each Purchaser

Capitalized terms used in this Article 38 but not otherwise defined shall have the respective meanings given to them in the Master Definitions and Construction Module.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

SIGNED for and on behalf
of PARLEX 8 USD IE ISSUER
DESIGNATED ACTIVITY COMPANY by its lawfully appointed attorney: Deaglan o Dubhda in the presence of:

/s/ Collen Horn
(Witness’ Signature)

Collen Horn	/s/ Deaglan o Dubhda
(Witness’ Name)	(Attorney’s Signature)

Chapelizod Dublin 20
(Witness’ Address)

Lecturer
(Witness’ Occupation)

Effective Date with respect to Parlex 8 USD IE Issuer Designated Activity Company: May 14, 2021

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Santander-BXMT – Signature Page to Master Repurchase Agreement

SIGNED for and on behalf
of PARLEX 8 USD IE ISSUER
DESIGNATED ACTIVITY COMPANY by its lawfully appointed attorney: Deaglan o Dubhda in the presence of:

/s/ Collen Horn
(Witness’ Signature)

Collen Horn	/s/ Deaglan o Dubhda
(Witness’ Name)	(Attorney’s Signature)

Chapelizod Dublin 20
(Witness’ Address)

Lecturer
(Witness’ Occupation)

Effective Date with respect to Parlex 8 USD IE Issuer Designated Activity Company: May 19, 2021

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Santander-BXMT – Signature Page to Master Repurchase Agreement

BANCO SANTANDER, S.A., As Collateral Agent

By:	/s/ Marcus Gerlis
Name: Marcus Gerlis
Tittle: MD

By:	/s/ I. Letamendi
Name: I. Letamendi
Tittle: MD

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Santander-BXMT – Signature Page to Master Repurchase Agreement

PARLEX 8 FINCO, LLC, as US Seller

By:	/s/ Douglas N. Armer
Name: Douglas N. Armer
Tittle: Executive Vice President, Capital Market, and Treasures

PARLEX 8 GBP FINCO, LLC, as UK Seller

By:	/s/ Douglas N. Armer
Name: Douglas N. Armer
Tittle: Executive Vice President, Capital Market, and Treasures

PARLEX 8 EUR FINCO, LLC, as EUR Seller

By:	/s/ Douglas N. Armer
Name: Douglas N. Armer
Tittle: Executive Vice President, Capital Market, and Treasures

Santander-BXMT – Signature Page to Master Repurchase Agreement

ANNEX I

SELLER WIRE INSTRUCTIONS

US Seller:

Bank:	Bank of America
ABA#:	[redacted]
Account #:	[redacted]
Account Name:	[redacted]

UK Seller:

Bank:	Bank of America
Account #:	[redacted] [redacted]
Bank Sort Code #:
IBAN #:	[redacted]
Bank SWIFT ID #:	[redacted]
Account Name:	[redacted]

EUR Seller:

Bank:	Bank of America
IBAN #:	[redacted]
Bank SWIFT ID #:	[redacted]
Account Name:	[redacted]

Annex I-1

ANNEX II

PURCHASER WIRE INSTRUCTIONS

USD Transaction Account. In connection with any such payments to be made to a Purchaser in U.S. Dollars:

Bank:	[_________]
ABA#:	[_________]
Account #:	[_________]
Account Name:	[_________]
Contact:	[_________]

GBP Transaction Account. In connection with any such payments to be made to a Purchaser in Euros:

Bank:	Elavon Financial Services DAC
Account Name:	Transaction Account
Correspondent Swift:	[redacted]
Beneficiary Swift:	[redacted]
IBAN:	[redacted]

EUR Transaction Account. In connection with any such payments to be made to a Purchaser in Pound Sterling:

Bank:	Elavon Financial Services DAC
Account Name:	Transaction Account
Beneficiary Swift:	[redacted]
IBAN:	[redacted]
Account number:	[redacted]

In connection with any payments made to a Purchaser in a currency other than U.S. Dollars, Euros or Pounds Sterling, in accordance with such wiring instructions provided by Collateral Agent to the applicable Seller in writing.

Annex II-1

ANNEX III

COLLATERAL AGENT WIRE INSTRUCTIONS

USD Loan Realisation Account. In connection with any such payments to be made to Collateral Agent in U.S. Dollars:

Bank:	THE BANK OF NEW YORK MELLON, NY US
ABA#:	[redacted]
Account #:	[redacted]
Account Name:	[redacted]
Contact:	[redacted]

GBP Loan Realisation Account. In connection with any such payments to be made to Collateral Agent in Euros:

Bank:	ROYAL BANK OF SCOTLAND PLC LONDON
ABA#:	[redacted]
Account #:	[redacted]
Account Name:	[redacted]
Contact:	[redacted]

EUR Loan Realisation Account. In connection with any such payments to be made to Collateral Agent in Pound Sterling:

Bank:	BANCO SANTANDER MADRID ES
ABA#:	[redacted]
Account #:	[redacted]
Account Name:	[redacted]
Contact:	[redacted]

In connection with any payments made to Collateral Agent in a currency other than U.S. Dollars, Euros or Pounds Sterling, in accordance with such wiring instructions provided by Collateral Agent to the applicable Seller in writing.

Annex III-1

EXHIBIT I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Purchaser:	Parlex 8 USD IE Issuer Designated Activity Company
Parlex 8 GBP IE Issuer Designated Activity Company
Parlex 8 EUR IE Issuer Designated Activity Company
3rd Floor, Kilmore House
Park Lane, Spencer Dock, Dublin 1
Dublin, Ireland, D01 YE64
Attention: The Directors
Telephone: [redacted]
Email: [redacted]

Collateral Agent:	Banco Santander, S.A.
Ciudad Grupo Santander, Edificio Marisma
Avda. Cantabria, s/n. 28660 Boadilla del Monte (Madrid, Spain)
Attention: Luis Casero Ynfiesta; Victor Casado Gonzalez; Miguel
Angel Martinez Conde; Agustin Haurigot; David Canovas Losada;
Jose Maria Pino de la Avila; Daryanani Anil Nanikram; Guillaume
Baron; Jorge Murga
Telephone: [redacted]
Email: [redacted]

with copies to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
Attention: Gennady A. Gorel
Telephone: [redacted]
Email: [redacted]

Seller:	Parlex 8 Finco, LLC
Parlex 8 GBP Finco, LLC
Parlex 8 EUR Finco, LLC
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue, 42nd Floor
New York, New York 10154
Attention: Douglas Armer
Telephone: [redacted]
Email: [redacted]

Ex. 1-1

with copies to:	Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn: Daniel L. Stanco
Tel: [redacted]
Email: [redacted]

Guarantor:	Blackstone Mortgage Trust, Inc.
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue, 42nd Floor
New York, New York 10154
Attention: Douglas Armer
Telephone: [redacted]
Email: [redacted]

with copies to:	Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn: Daniel L. Stanco
Tel: [redacted]
Email: [redacted]

Cash Manager:	U.S. Bank Global Corporate Trust Limited
Fifth Floor
125 Old Broad Street
London, EC2N 1AR
United Kingdom
Attn: MBS ERG
Email: [redacted]

Ex. 1-2

EXHIBIT II

FORM OF CONFIRMATION STATEMENT

[Date]

To:	[Parlex 8 USD IE Issuer Designated Activity Company][Parlex 8 GBP IE Issuer Designated Activity Company][Parlex 8 EUR IE Issuer Designated Activity Company](“Relevant Purchaser”)

Banco Santander, S.A., as Collateral Agent

Ladies and Gentlemen:

Reference is made hereby to the Master Repurchase Agreement, dated as of May 14, 2021 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Agreement”), by and among (i) Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company and Parlex 8 EUR IE Issuer Designated Activity Company, each as a Purchaser, (ii) Banco Santander, S.A., as Collateral Agent, and (iii) Parlex 8 Finco, LLC, Parlex 8 GBP Finco, LLC and Parlex 8 EUR Finco, LLC, each as a Seller. This Confirmation is being delivered by Relevant Seller set forth below to evidence its agreement to enter into a Transaction pursuant to which Relevant Purchaser will purchase from Relevant Seller, and Relevant Seller will repurchase, the Eligible Asset(s) identified on the attached Schedule 1 in accordance with the Agreement, to enter into such Transaction with Relevant Seller. Capitalized terms used herein without definition have the meanings given in the Agreement.

Relevant Seller:	[Parlex 8 Finco, LLC][Parlex 8 GBP Finco, LLC][Parlex 8 EUR Finco, LLC]

Applicable Purchaser:	[Parlex 8 USD IE Issuer Designated Activity Company][Parlex 8 GBP IE Issuer Designated Activity Company][Parlex 8 EUR IE Issuer Designated Activity Company]

Purchase Date:	__________, 20__

Purchased Asset(s):	___________________, as further identified on Schedule 1

Asset Type:	[Mortgage Loan][Mortgage Loan and Mezzanine Loan][3] [Senior Note][Senior Participation Interest]

Record Holder:	[N/A][Yes][No][4]

[3]

Unless otherwise specified, with respect to any Asset Combination, any reference to Eligible Asset or Purchased Asset shall include the applicable Mezzanine Related Asset and the Mezzanine Asset that is, or is proposed to be, subject to the same Transaction.

[4]	Must select “Yes” or “No” for any Senior Note and Senior Participation Interest and N/A for other asset types.

Ex. II-1

Controlling Holder:	[N/A][Yes][No][5]

Outstanding Principal Amount of Purchased Asset as of Purchase Date:	As set forth on attached Schedule 1

Available Future Advances under Purchased Asset as of Purchase Date:	As set forth on attached Schedule 1

Future Advances:	[$][€][£]__________

Additional Future Advance Conditions:	[Specify any additional conditions required by Purchaser]

Repurchase Date:	[Insert the maturity date of such Purchased Asset] (as the same may be extended pursuant to the Purchase Asset Documents)

Market Value:	[$][€][£]

Applicable Currency:	[$][€][£]

Purchase Date Index:	[LIBOR][SOFR][EURIBOR][SONIA][6]

Spread[7]:	__________% ([Mortgage Loan][Senior Note][Senior Participation Interest]) [__________% (Mezzanine Loan)]

For reference only, Repo Class A Reference Spread on the Purchase Date will be8:	__________%

Day-Count Convention:	[actual/365][actual/360]

Purchase Date Spot Rate:	[N/A][__________%]

Purchase Price Percentage:	__________%

Maximum Purchase Price:	[$][€][£]__________

Purchase Price:	[$][€][£]__________ (see attached Schedule 2)

[5]	Must select “Yes” or “No” for any Senior Note and Senior Participation Interest and N/A for other asset types.

[6]	To refer to underlying loan benchmark/index.

[7]	To refer to underlying loan pricing margin (excluding default interest).

[8]	Repo Class A Reference Spread is subject to the terms of the UK Transaction Documents and determined pursuant to the UK Transaction Documents.

Ex. II-2

Initial Senior Exposure:	[$][€][£]__________

Repurchase Price:	As provided in the Agreement

[Recourse Percentage	__________%][9]

Governing Agreements:	As identified on attached Schedule 1

Purchase Date Funding Fee:	[$][€][£]__________

Requested Wire Amount:	[$][€][£]__________

Type of Funding:	[Wet][Dry] Funding

Wiring Instructions	[To Relevant Seller][To [name of Designated Funding Party]] as identified on attached Schedule 3

[9]	If different from Guaranty.

Ex. II-3

To evidence your agreement to enter into the Transaction in accordance with the terms set forth in this Confirmation, please return a countersigned copy of this Confirmation to Seller.

[PARLEX 8 FINCO, LLC][PARLEX 8 GBP
FINCO, LLC][PARLEX 8 EUR FINCO,
LLC]

By:
Name:
Title:

By:
Name:
Title:

[BLACKSTONE MORTGAGE TRUST,
INC., as Guarantor

By:
Name:
Title: ][10]

AGREED AND ACKNOWLEDGED ON BEHALF OF RELEVANT PURCHASER:

BANCO SANTANDER, S.A.,

as Collateral Agent

By:
Name:
Title:

[10]	Guarantor to sign Confirmation if recourse percentage is modified therein.

Ex. II-4

Schedule 1 to Confirmation

Purchased Asset Schedule

Purchased Asset(s):	[ ]
Outstanding Principal Amount of Purchased Asset as of Purchase Date:	[ ]
Available Future Advances under Purchased Asset as of Purchase Date:	[ ]

Ex. II-5

Schedule 2 to Confirmation

Transaction Activity Log

Ex. II-1

Schedule 3 to Confirmation

Wiring Instructions

Bank Name:

ABA #:

Account Number:

Reference:

Ex. II-1

EXHIBIT III

AUTHORIZED REPRESENTATIVES OF SELLERS

Name	Title Specimen	Signature

Stephen D. Plavin	Chief Executive Officer	/s/ Stephen D. Plavin

Katharine A. Keenan	President	/s/ Katharine A. Keenan

Douglas N. Armer	Executive Vice President, Capital Markets and Treasurer	/s/ Douglas N. Armer

Anthony F. Marone, Jr.	Chief Financial Officer, Principal Accounting Officer and Assistant Secretary	/s/ Anthony F. Marone, Jr.

Robert Sitman	Managing Director, Head of Asset Management	/s/ Robert Sitman

Weston Tucker	Senior Managing Director, Head of Investor Relations	/s/ Weston Tucker

Leon Volchyok	Chief Legal Officer and Secretary	/s/ Leon Volchyok

III-1

EXHIBIT IV-A

FORM OF POWER OF ATTORNEY (FOR U.S. PURCHASED ASSETS)

Know All Men by These Presents, that Parlex 8 Finco, LLC, a Delaware limited liability company (“Seller”), does hereby appoint Parlex 8 USD IE Issuer Designated Activity Company (“Purchaser”) and Banco Santander, S.A. (“Collateral Agent”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Promissory Notes, Assignments of Mortgages and Participation Certificates, and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Purchaser (or Collateral Agent on its behalf), of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser or Collateral Agent may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Master Repurchase Agreement, dated as of May 14, 2021 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), among Purchaser, Parlex 8 GBP IE Issuer Designated Activity Company, Parlex 8 EUR IE Issuer Designated Activity Company, Collateral Agent, Seller, Parlex 8 GBP Finco, LLC and Parlex 8 EUR Finco, LLC, and to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS POWER OF ATTORNEY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Ex. IV-A-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this              day of             , 20__.

PARLEX 8 FINCO, LLC

By:
Name:
Title:

STATE OF                              )

COUNTY OF                              )

On             , 20__, before me,                             , a Notary Public, personally appeared                         , who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the                             that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

(Seal)

Ex. IV-A-2

EXHIBIT IV-B

FORM OF POWER OF ATTORNEY (FOREIGN PURCHASED ASSETS (GBP))

THIS POWER OF ATTORNEY is made and given on [            ] [__], 20[__], by Parlex 8 GBP Finco, LLC, a Delaware limited liability company whose registered office is at c/o Blackstone Mortgage Trust, Inc., 345 Park Avenue, 42nd Floor, New York, New York 10154 (“Seller”) in favor of (i) Parlex 8 GBP IE Issuer Designated Activity Company, whose registered office is at 3rd Floor, Kilmore House, Park Lane, Spencer Dock, Dublin 1, Dublin, Ireland, D01 YE64 (“Purchaser”), and (ii) Banco Santander, S.A. (“Collateral Agent”), a Sociedad Anónima incorporated under Spanish law whose registered office is at Paseo de Pereda, 9-12, 39004 Santander, Spain, registered with the Commercial Register of Cantabria under number A-39000013 (“Collateral Agent” and, together with Purchaser, individually and collectively, as the context may require, “Attorney”), for the purposes and on the terms hereinafter set forth.

(A) By a Master Repurchase Agreement, dated as of May 14, 2021 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), Seller agreed to sell, and Purchaser agreed to purchase, the Purchased Assets on terms requiring Seller to repurchase the same on the terms set out therein.

(B) In connection with the agreement of Purchaser to purchase the Purchased Assets, Seller has agreed to enter into these presents for the purposes hereinafter appearing.

NOW THIS DEED WITNESSETH and SELLER HEREBY APPOINTS Attorney to be its true and lawful attorney in the name of Seller or otherwise, for and on behalf of Seller to do any of the following acts, deeds and things or any of them:

(a)	amend, substitute pages (where applicable), complete, date and deliver to the facility agent for execution any Transfer Certificate executed by Seller,

(b)	take any action (including exercising voting and/or consent rights) with respect to any participation interest,

(c)

complete the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other UCC or other forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets,

(d)	enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement,

(e)

to take such other steps as may be necessary or desirable to fully and effectively transfer Seller’s rights, title and interests in the Purchased Assets to Purchaser or to enforce Purchaser’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records or to enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement.

Ex. IV-B-1

Attorney shall have the power in writing under seal by an officer of Attorney from time to time to appoint a substitute (each, a “Substitute Attorney”) who shall have the power to act on behalf of Seller (whether concurrently with or independently of Attorney) as if that Substitute Attorney shall have been originally appointed as Attorney by this Deed and/or to revoke any such appointment at any time without assigning any reason therefor provided Attorney shall continue to be liable for the negligence, willful misconduct or bad faith of any such Substitute Attorney appointed by it.

SELLER DECLARES THAT:

This Power of Attorney shall be irrevocable and is given as security for the interests of Attorney under the Repurchase Agreement and will survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of Seller.

Seller hereby agrees at all times hereafter to ratify and confirm whatever Attorney or any Substitute Attorney lawfully does or purports to do in the exercise of any power conferred by this Power of Attorney.

Words and expressions defined in the Repurchase Agreement shall have the same meanings in this Power of Attorney except so far as the context otherwise requires.

This Power of Attorney is governed by and shall be construed in accordance with English law.

[SIGNATURE PAGE FOLLOWS]

Ex. IV-B-2

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this             day of             , 20__.

PARLEX 8 GBP FINCO, LLC

By:
Name:
Title:

Ex. IV-B-3

EXHIBIT IV-C

FORM OF POWER OF ATTORNEY (FOREIGN PURCHASED ASSETS (EUR))

THIS POWER OF ATTORNEY is made and given on [            ] [__], 20[__], , by Parlex 8 EUR Finco, LLC, a Delaware limited liability company whose registered office is at c/o Blackstone Mortgage Trust, Inc., 345 Park Avenue, 42nd Floor, New York, New York 10154 (“Seller”) in favor of (i) Parlex 8 EUR IE Issuer Designated Activity Company, whose registered office is at 3rd Floor, Kilmore House, Park Lane, Spencer Dock, Dublin 1, Dublin, Ireland, D01 YE64 (“Purchaser”), and (ii) Banco Santander, S.A. (“Collateral Agent”), a Sociedad Anónima incorporated under Spanish law which has its registered office at Paseo de Pereda, 9-12, 39004 Santander, Spain, registered with the Commercial Register of Cantabria under number A-39000013, (“Collateral Agent” and, together with Purchaser, individually and collectively, as the context may require, “Attorney”), for the purposes and on the terms hereinafter set forth.

(A) By a Master Repurchase Agreement, dated as of May 14, 2021 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), Seller agreed to sell, and Purchaser agreed to purchase, the Purchased Assets on terms requiring Seller to repurchase the same on the terms set out therein.

(B) In connection with the agreement of Purchaser to purchase the Purchased Assets, Seller has agreed to enter into these presents for the purposes hereinafter appearing.

NOW THIS DEED WITNESSETH and SELLER HEREBY APPOINTS Attorney to be its true and lawful attorney in the name of Seller or otherwise, for and on behalf of Seller to do any of the following acts, deeds and things or any of them:

(a)	amend, substitute pages (where applicable), complete, date and deliver to the facility agent for execution any Transfer Certificate executed by Seller,

(b)	take any action (including exercising voting and/or consent rights) with respect to any participation interest,

(c)

complete the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other UCC or other forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets,

(d)	enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement,

(e)

to take such other steps as may be necessary or desirable to fully and effectively transfer Seller’s rights, title and interests in the Purchased Assets to Purchaser or to enforce Purchaser’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records or to enforce Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Repurchase Agreement.

Ex. IV-C-1

Attorney shall have the power in writing under seal by an officer of Attorney from time to time to appoint a substitute (each, a “Substitute Attorney”) who shall have the power to act on behalf of Seller (whether concurrently with or independently of Attorney) as if that Substitute Attorney shall have been originally appointed as Attorney by this Deed and/or to revoke any such appointment at any time without assigning any reason therefor provided Attorney shall continue to be liable for the negligence, willful misconduct or bad faith of any such Substitute Attorney appointed by it.

SELLER DECLARES THAT:

This Power of Attorney shall be irrevocable and is given as security for the interests of Attorney under the Repurchase Agreement and will survive and not be affected by the subsequent bankruptcy or insolvency or dissolution of Seller.

Seller hereby agrees at all times hereafter to ratify and confirm whatever Attorney or any Substitute Attorney lawfully does or purports to do in the exercise of any power conferred by this Power of Attorney.

Words and expressions defined in the Repurchase Agreement shall have the same meanings in this Power of Attorney except so far as the context otherwise requires.

This Power of Attorney is governed by and shall be construed in accordance with English law.

[SIGNATURE PAGE FOLLOWS]

Ex. IV-C-2

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this             day of             , 20        .

PARLEX 8 EUR FINCO, LLC

By:
Name:
Title:

Ex. IV-C-3

EXHIBIT V-A

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS

(FOR U.S. PURCHASED ASSETS)

Capitalized terms used but not defined in this Exhibit V-A shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-A is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-A may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated after the date Seller receives written notice of the amended representations and warranties.

CERTAIN DEFINED TERMS

“Anticipated Repayment Date” shall mean, with respect to any Mortgage Loan or Mezzanine Loan that is identified on the related Purchased Asset Schedule as an ARD Loan, the date upon which such Mortgage Loan or Mezzanine Loan, as applicable, commences accruing interest at an increased Interest Rate.

“ARD Loan” shall mean a Mortgage Loan or a Mezzanine Loan the terms of which provide that if, after an Anticipated Repayment Date, the related Borrower has not prepaid such Mortgage Loan or Mezzanine Loan, as applicable, in full, any principal outstanding on the Anticipated Repayment Date will accrue interest at an increased Interest Rate.

“Assignment of Leases” shall mean any assignment of leases, rents and profits or similar document or instrument executed by a Borrower in connection with the origination of a Mortgage Loan.

“Companion Interest” shall mean, with respect to any Purchased Asset that is a Participation Interest or a Senior Note, any subordinate or pari passu Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property.

“Companion Interest Holder” shall mean, with respect to any Purchased Asset that is a Participation Interest or a Senior Note, any holder of a related Companion Interest.

“Equity Interests” shall mean, with respect to any Mezzanine Loan, 100% of the direct or indirect equity interests, as applicable, in the entity or entities that own the Mortgaged Property or Mortgaged Properties that indirectly secure such Mezzanine Loan.

“Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

Ex. V-A-1

“Interest Rate” shall mean, with respect to each Mortgage Loan or Mezzanine Loan, the related annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or Mezzanine Loan, as applicable, from time to time in accordance with the related Promissory Note and applicable law.

“REMIC Provisions” shall mean the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury Regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Treasury Regulations” shall mean applicable final regulations of the U.S. Department of the Treasury.

REPRESENTATIONS AND WARRANTIES

A. All Purchased Assets. With respect to each Purchased Asset:

1. Complete Servicing File. All documents comprising the Servicing Records are in the possession of the Servicer.

2. Ownership of Purchased Assets. Immediately prior to the sale, transfer and assignment to Purchaser, no Purchased Asset was subject to any assignment (other than assignments to Seller), participation (excluding, for the avoidance of doubt, any Companion Interest) or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (excluding, for the avoidance of doubt, any Companion Interest), any other ownership interests on, in or to such Purchased Asset other than any interim servicing agreement or similar agreement and the rights of the holder of a Companion Interest under the related co-lender or participation agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and upon the insertion of Purchaser’s name where applicable and countersignature by Purchaser where applicable, the assignment to Purchaser constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset other than (a) the rights of the holder of a Companion Interest under the related co-lender or participation agreement and/or (b) if the Purchased Asset is subject to a Mezzanine Loan, the holder of such Mezzanine Loan pursuant to the related intercreditor agreement.

3. Purchased Asset File. The Purchased Asset File contains a true, correct and complete copy (or, if required by the Custodial Agreement, original) of each document evidencing or securing the Purchased Asset, or affecting the rights of any holder thereof. With respect to any document contained in the Purchased Asset File that is required to be recorded or filed in accordance with the requirements set forth in the Custodial Agreement, such document is in form

Ex. V-2

suitable for recording or filing, as applicable, in the appropriate jurisdiction and has been or will be recorded or filed as required by the Custodial Agreement. With respect to each assignment, assumption, modification, consolidation or extension contained in the Purchased Asset File, if the document or agreement being assigned, assumed, modified, consolidated or extended is required to be recorded or filed, such assignment, assumption, modification, consolidation or extension is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction.

4. Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the related Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by the Transaction Documents to be contained therein.

B. Mortgage Loans. With respect to each Mortgage Loan that constitutes a Purchased Asset:

1. Whole Loans. Such Mortgage Loan is a whole Mortgage Loan and not a Participation Interest or other partial interest in a Mortgage Loan.

2. Loan Document Status. Each related Promissory Note, Mortgage, Assignment of Leases (if a separate instrument) and other agreement executed by or on behalf of the related Borrower in connection with such Purchased Asset is the legal, valid and binding obligation of such Borrower (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, (i) except as such enforcement may be limited by (a) anti-deficiency laws, bankruptcy, insolvency, receivership, redemption, liquidation, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) except that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clauses (i) and (ii) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Promissory Notes, Mortgages or other operative Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Promissory Note, Mortgage or other operative Purchased Asset Documents.

3. Mortgage Provisions. The Purchased Asset Documents for such Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure, in each case subject to the limitations set forth in the Insolvency Qualifications.

Ex. V-3

4. Hospitality Provisions. The Purchased Asset Documents for such Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement or license agreement include an executed copy of such franchise or license agreement as well as a comfort letter or similar agreement signed by the Borrower and franchisor or licensor of such property enforceable by Purchaser or any subsequent holder of such Mortgage Loan (including a securitization trustee) against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office (or, with respect to Wet Purchased Assets, has been submitted for filing in such office).

5. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement (a) the material terms of each Mortgage, Promissory Note, Mortgage Loan guaranty and related operative Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) the Borrower has not been released from its material obligations under the related Purchased Asset Documents.

6. Lien; Valid Assignment. Subject to the Insolvency Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller will constitute a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is (or, with respect to Wet Purchased Assets, upon the recording thereof in the appropriate recording office will be) a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the related Purchased Asset Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) or any other title exceptions identified to Purchaser in a Requested Exceptions Report (“Title Exceptions”)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances or any Title Exceptions) as of the origination date of the related Mortgage Loan and, to Seller’s Knowledge, as of the related Purchase Date, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, to Seller’s Knowledge and subject to the rights of tenants (subject to and excepting Permitted Encumbrances and any other Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

Ex. V-4

7. Permitted Liens; Title Insurance. Each Mortgaged Property securing such Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow or closing instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

8. Junior Liens. It being understood that B notes secured (and any other Purchased Asset that are cross-collateralized and cross-defaulted with a Purchased Asset) by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than as permitted under the related Purchased Asset Documents, Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing and related Mezzanine Loan(s) which are also Purchased Assets under the Master Repurchase Agreement). Except for related Mezzanine Loan(s) which are also Purchased Assets under the Master Repurchase Agreement or as set forth on the related Purchased Asset Schedule, Seller has no Knowledge of any mezzanine debt secured directly by interests in the related Borrower.

Ex. V-5

9. Assignment of Leases and Rents. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates (or, with respect to Wet Purchased Assets, upon the recording thereof in the appropriate recording office, will create) a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

10. UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the related originator has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by the related Borrower and located on such Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Insolvency Qualifications, each related Mortgage (or equivalent document) upon recordation, creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

11. Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the Mortgage Loan and within six (6) months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of such Mortgage Loan no more than twelve (12) months prior to the Purchase Date. Seller has no Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable loans, of any material damage to the Mortgaged Property that Seller believes would have a material adverse effect on the value of the Mortgaged Property (a) other than those disclosed in the engineering report or property condition assessment delivered to Purchaser in accordance with Exhibit VII and (b) except to the extent that such material damage (i) has been repaired in all material respects, (ii) is addressed by the escrow of funds established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account have been established, which escrowed amount will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs, or (iii) is fully covered by insurance (subject to any deductible).

Ex. V-6

12. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

13. Condemnation. As of the date of origination of such Mortgage Loan and to Seller’s Knowledge as of the Purchase Date, there is no proceeding pending and, to Seller’s Knowledge as of the date of origination of such Mortgage Loan and as of the Purchase Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

14. Actions Concerning Mortgage Loan. As of the date of origination of such Mortgage Loan and to Seller’s Knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current principal use of the Mortgaged Property.

15. Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to such Mortgage Loan are in the possession, or under the control, of Seller or Servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the lender under the related Purchased Asset Documents are being conveyed by Seller to Purchaser.

16. No Holdbacks. The principal amount of the Mortgage Loan stated on the related Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except for Future Advances identified on the related Purchased Asset Schedule or in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback).

Ex. V-7

17. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Purchased Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, “A3” from Moody’s Investors Service, Inc. or “A- “ from Standard & Poor’s Financial Services, LLC (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (x) the original principal balance of the Mortgage Loan and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Borrower included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered (as of the Purchased Date), and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a maximum principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered (as of the Purchased Date), and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

Ex. V-8

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Purchaser. Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

18. Access; Utilities; Separate Tax Lots. To Seller’s Knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Mortgage Loan, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

19. No Encroachments. To Seller’s Knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and

Ex. V-9

adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under, or after taking into account any applicable provisions of the Title Policy, and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

20. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (in each case except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

21. REMIC. With respect to any Mortgage Loan identified in the relevant Purchased Asset Documents as being REMIC eligible, such Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (b) either: (i) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (A) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (ii) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan is identified in the related Purchased Asset Documents as being REMIC eligible, if such Mortgage Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (b)(i)(A) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (b)(i)(B), including the proviso thereto. If such Mortgage Loan is identified in the Purchased Asset Documents as being REMIC eligible, any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

22. Compliance with Usury Laws. The Interest Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mortgage Loan complied as of the date of origination of such Mortgage Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

Ex. V-10

23. Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Promissory Note, each holder of the Promissory Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by any holder thereof.

24. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination of the related Mortgage Loan and, to Seller’s Knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

25. Local Law Compliance. To Seller’s Knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing such Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively, “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the related Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the value, use or operation of the related Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) law and ordinance insurance coverage has been obtained in respect thereof in amounts customarily required by Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, or (iv) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Purchased Asset Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

26. Licenses and Permits. Each Borrower covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s Knowledge based upon any of a letter from any governmental authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar related commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

Ex. V-11

27. Recourse Obligations. The Purchased Asset Documents for such Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Borrower; (ii) if Borrower or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) upon any voluntary transfer of either the Mortgaged Property or equity interests in Borrower made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of security deposits (or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to an event of default under such Mortgage Loan)), insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the related Purchased Asset Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

28. Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) [reserved], (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any Mortgage Loan identified in the related Purchased Asset Documents as REMIC eligible, with respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

Ex. V-12

With respect to any Mortgage Loan identified in the related Purchased Asset Documents as REMIC eligible, in the event of a taking of any portion of a Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the related Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

With respect to any Mortgage Loan identified in the related Purchased Asset Documents as REMIC eligible, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties other than in compliance with the REMIC Provisions.

29. Financial Reporting and Rent Rolls. The Purchased Asset Documents for such Mortgage Loan require the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combined balance sheet and statement of income for the Mortgaged Properties on a combined basis.

30. Acts of Terrorism Exclusion. With respect to each Mortgage Loan with a maximum principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s Knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to such Mortgage Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under such Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Ex. V-13

31. Due-on-Sale or Encumbrance. Subject to specific exceptions set forth below, such Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraph 28 herein or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Interest in such Mortgage Loan or subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances; provided however, that the Mortgage Loan may provide a mechanism for the assumption of the Mortgage Loan by a third party upon the Borrower’s satisfaction of certain conditions precedent and the payment of a required transfer fee. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

32. Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a maximum principal balance in excess of $5 million as of the Purchase Date provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a maximum principal balance of $20 million or more as of the Purchase Date has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a maximum principal balance equal to $5 million or less as of the Purchase Date, its organizational

Ex. V-14

documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

33. Defeasance. The Mortgage Loan does not permit defeasance.

34. Interest Rates. Each Mortgage Loan bears interest at a floating rate of interest that is based on LIBOR plus a margin (which Interest Rate may be subject to a minimum or “floor” rate), except in situations where default interest may be imposed. For this purpose, “LIBOR” shall mean (a) the offered rate for deposits in U.S. dollars for a period equal to thirty (30) days, which appears on appears on Reuters Screen LIBOR01 Page (or its equivalent) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the applicable determination date or (b) if such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the applicable determination date, then the arithmetic mean (rounded as aforesaid) of certain offered quotations of rates to prime banks in the London interbank market as of approximately 11:00 a.m., London time, in an amount that is representative for a single transaction in the relevant market at the relevant time. If LIBOR shall cease to be available pursuant to clauses (a) and (b) above or to the extent it becomes unlawful for the lender to make or maintain LIBOR loans, (x) in the event there exists an alternative rate to replace LIBOR, the index rate of interest for such Mortgage Loan shall be a published index that the lender determines is then-currently used in making determinations of the Interest Rate for variable rate commercial loans, or (y) in the event there does not exist an alternative rate to replace LIBOR, the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.”

35. Ground Leases. With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

Ex. V-15

(b) The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, or canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Mortgage Loan, except as reflected in any written instruments included in the related Purchased Asset File;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Borrower or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan, or ten (10) years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) The Ground Lease does not, in Seller’s reasonable judgment, place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its assigns without the consent of the lessor thereunder (or if such consent is necessary it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f) Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

Ex. V-16

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed, in Seller’s reasonable judgment, as commercially unreasonable by Seller in connection with loans originated for securitization;

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

36. Servicing. The servicing and collection practices used by Seller (or, to Seller’s Knowledge, the related originator or any interim servicer, if Seller or an Affiliate was not the originator) with respect to the Mortgage Loan have at all times been, in all respects, legal and have met Accepted Servicing Practices.

37. Origination and Underwriting. The origination practices of Seller (or, to Seller’s Knowledge, the related originator if Seller or an Affiliate was not the originator) with respect to such Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof (to Seller’s Knowledge, if Seller or an Affiliate was not the originator) complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V-A.

38. [Reserved].

Ex. V-17

39. No Material Default; Payment Record. No Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Purchased Asset Documents.

40. Bankruptcy. As of the date of origination (to Seller’s Knowledge, if Seller or an Affiliate was not the originator) of such Mortgage Loan and, to Seller’s Knowledge, as of the Purchase Date, neither the Mortgaged Property (other than tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

41. Organization of Borrower. With respect to such Mortgage Loan, in reliance on certified copies of the organizational documents of the related Borrower delivered by such Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized or cross defaulted with another Purchased Asset, to Seller’s Knowledge, no Mortgage Loan has a Borrower that is an affiliate of a Borrower under another Purchased Asset.

42. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared during such period), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property as of the date of such ESA or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an

Ex. V-18

operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the related Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and/or Fitch Ratings Inc.; (E) a party not related to the Borrower was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

43. [Reserved].

44. Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Mortgage Loan origination date, and within six (6) months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to Seller’s Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

45. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan, except as set forth on the related Purchased Asset Schedule.

46. Advance of Funds by Seller. After origination of such Mortgage Loan, no advance of funds has been made by Seller to the related Borrower other than in accordance with the related Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on such Mortgage Loan (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or the related Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under such Mortgage Loan, other than contributions made on or prior to the Purchase Date.

47. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

Ex. V-19

48. Affiliates. The related Borrower is not an Affiliate of Seller.

C. Mezzanine Loans. With respect to each Mezzanine Loan that constitutes a Purchased Asset:

1. Whole Loans. Such Mezzanine Loan is a whole Mezzanine Loan secured by Equity Collateral consisting of one hundred percent (100%) of the direct or indirect equity interests in the entity or entities that own directly or indirectly the related Mortgaged Property or Mortgaged Properties. No Mezzanine Loan is a Participation Interest or other partial interest in a Mezzanine Loan. The related Mortgage Loan complies with all of the representations and warranties set forth in Section (B) above and is also a Purchased Asset subject to a Transaction under the Master Repurchase Agreement.

2. Mezzanine Loan Document Status. Each related Promissory Note and other agreement executed by or on behalf of the related Borrower in connection with such Mezzanine Loan is the legal, valid and binding obligation of such Borrower (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by the Insolvency Qualifications.

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Promissory Notes or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of such Mezzanine Loan, that would deny the pledgee the principal benefits intended to be provided by the Promissory Note or other Purchased Asset Documents.

3. Pledge Provisions. The Purchased Asset Documents for each Mezzanine Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Equity Interests of the principal benefits of the security intended to be provided thereby, including realization by UCC foreclosure subject to the limitations set forth in the Insolvency Qualifications.

4. Mezzanine Loan Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement, (a) the material terms of the related pledge agreement, Promissory Note, guaranty, and the other Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mezzanine Loan; (b) no related Equity Interests or any portion thereof has been released from the lien of the related pledge or other security agreement in any manner which materially interferes with the security intended to be provided by such agreement; and (c) the related Borrower has not been released from its material obligations under the related Purchased Asset Documents.

Ex. V-20

5. Lien; Valid Assignment. Subject to the Insolvency Qualifications, each assignment of Mezzanine Loan and agreements executed in connection therewith from Seller will constitute a legal, valid and binding assignment from Seller. Each Mezzanine Loan is freely assignable without the consent of the related Borrower. Each pledge of collateral for the Mezzanine Loan creates (or, with respect to Wet Purchased Assets, upon the filing of a UCC financing statement in the applicable filing office, will create) a legal, valid and enforceable first priority security interest in such collateral, except as the enforcement thereof may be limited by the Insolvency Qualifications. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

6. UCC 9 Policies. Seller’s security interest in the Equity Interests is covered by a “UCC 9” insurance policy relating to the Mezzanine Loan (or, if such policy is yet to be issued, by a pro forma title policy or “marked up” commitment preliminary title policy with escrow or closing instructions, in each case binding on the issuer), and (i) such policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, (ii) all premiums thereunder have been paid, (iii) no claims have been made by or on behalf of Seller thereunder, and (iv) no claims have been paid thereunder. The originator of such Mezzanine Loan obtained a mezzanine endorsement to the “owner’s” title policy and an assignment of title proceeds in connection therewith.

7. Actions Concerning Mezzanine Loan. As of the date of origination of such Mezzanine Loan and to Seller’s Knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any related Borrower or guarantor, or the related Equity Interests, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to such Equity Interests, (b) the related mortgage Borrower’s title to the related Mortgaged Property, (c) the validity or enforceability of the related Purchased Asset Documents, (d) such Borrower’s ability to perform under such Mezzanine Loan (or the related mortgage Borrower’s ability to perform under the related Mortgage Loan, as applicable), (e) such guarantor’s ability to perform under the related guaranty or (f) the principal benefit of the security intended to be provided by the Purchased Asset Documents.

8. Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to such Mezzanine Loan are in the possession, or under the control, of Seller or Servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the lender under the related Purchased Asset Documents are being conveyed by Seller to Purchaser.

9. No Holdbacks. The principal amount of such Mezzanine Loan stated on the related Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except for Future Advances identified on the related Purchased Asset Schedule or in those cases where the full amount of the Mezzanine Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback).

Ex. V-21

10. No Contingent Interest or Equity Participation. No Mezzanine Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (in each case except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

11. Compliance with Usury Laws. The Interest Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mezzanine Loan complied as of the date of origination of such Mezzanine Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

12. Recourse Obligations. The Purchased Asset Documents for such Mezzanine Loan provide that such Mezzanine Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the related Borrower (but may be affiliated with such Borrower) that has assets other than the equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the related Borrower; (ii) if Borrower or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Borrower; or (iii) upon any voluntary transfer of the related Mortgaged Property, Equity Interests, or equity interests in the related Borrower made in violation of the related Purchased Asset Documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the related Borrower (but may be affiliated with such Borrower) that has assets other than the equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of the Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the Mezzanine Loan; (ii) misappropriation of security deposits (or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to an event of default under such Mezzanine Loan)), insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the related Purchased Asset Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.

13. Single-Purpose Entity. Each Mezzanine Loan requires the related Borrower to be a Single-Purpose Entity for at least as long as such Mezzanine Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Borrower with respect to each Mezzanine Loan with a maximum principal balance in excess of $5 million as of the Purchase Date provide that such Borrower is a Single-Purpose Entity, and each Mezzanine Loan with a maximum principal balance of $20 million or more as of the Purchase Date has a counsel’s opinion regarding non-consolidation of such Borrower.

14. Defeasance. The Mezzanine Loan does not permit defeasance.

Ex. V-22

15. Interest Rates. Each Mezzanine Loan bears interest at a floating rate of interest that is based on LIBOR plus a margin (which Interest Rate may be subject to a minimum or “floor” rate), except in situations where default interest may be imposed. For this purpose, “LIBOR” shall mean (a) the offered rate for deposits in U.S. dollars for a period equal to thirty (30) days, which appears on appears on Reuters Screen LIBOR01 Page (or its equivalent) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the applicable determination date or (b) if such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the applicable determination date, then the arithmetic mean (rounded as aforesaid) of certain offered quotations of rates to prime banks in the London interbank market as of approximately 11:00 a.m., London time, in an amount that is representative for a single transaction in the relevant market at the relevant time. If LIBOR shall cease to be available pursuant to clauses (a) and (b) above or to the extent it becomes unlawful for the lender to make or maintain LIBOR loans, (x) in the event there exists an alternative rate to replace LIBOR, the index rate of interest for such Mezzanine Loan shall be a published index that the lender determines is then-currently used in making determinations of the Interest Rate for variable rate commercial loans, or (y) in the event there does not exist an alternative rate to replace LIBOR, the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.”

16. Servicing. The servicing and collection practices used by the Seller (or, to Seller’s Knowledge, the related originator or any interim servicer, if Seller or an Affiliate was not the originator) with respect to the Mezzanine Loan have at all times been, in all respects, legal and have met Accepted Servicing Practices.

17. Origination and Underwriting. The origination practices of Seller (or, to Seller’s Knowledge, the related originator if Seller or an Affiliate was not the originator) with respect to such Mezzanine Loan have been, in all material respects, legal and as of the date of its origination, such Mezzanine Loan and the origination thereof (to Seller’s Knowledge, if Seller or an Affiliate was not the originator) complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mezzanine Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V-A.

18. No Material Default; Payment Record. No Mezzanine Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Mezzanine Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the Mezzanine Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mezzanine Loan, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-A. No person other than the holder of such Mezzanine Loan may declare any event of default under the Mezzanine Loan or accelerate any indebtedness under the Purchased Asset Documents.

Ex. V-23

19. Bankruptcy. As of the date of origination (to Seller’s Knowledge, if Seller or an Affiliate was not the originator) of each Mezzanine Loan and, to Seller’s Knowledge, as of the Purchase Date, no related Borrower or guarantor is a debtor in any state or federal bankruptcy, insolvency or similar proceeding.

20. Organization of Borrower. With respect to such Mezzanine Loan, in reliance on certified copies of the organizational documents of the related Borrower delivered by such Borrower in connection with the origination of such Mezzanine Loan, such Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mezzanine Loan that is cross-collateralized or cross-defaulted with another Purchased Asset, to Seller’s Knowledge, no Mezzanine Loan has a Borrower that is an affiliate of another Borrower under another Purchased Asset.

21. Cross-Collateralization. No Mezzanine Loan is cross-collateralized or cross-defaulted with any other loan, except any another Purchased Asset and only to the extent set forth on the related Purchased Asset Schedule.

22. Advance of Funds by Seller. After origination of such Mezzanine Loan, no advance of funds has been made by Seller to the related Borrower other than in accordance with the related Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Borrower or an affiliate of the related Borrower for, or on account of, payments due on such Mezzanine Loan (other than as contemplated by the related Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or the related Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mezzanine Loan, other than contributions made on or prior to the Purchase Date.

23. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of such Mezzanine Loan.

24. Affiliates. The related Borrower is not an Affiliate of Seller.

25. Not a Security. With respect to each Mezzanine Loan, such Mezzanine Loan has not been deemed, and is not, a “security” within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

D. Senior Notes. With respect to each Purchased Asset that is a Promissory Note, such note is a Senior Note (with no existing more-senior Promissory Note or Participation Interest) related to a Mortgage Loan or a Mezzanine Loan that complies with all of the representations set forth in Section (B) or (C) above, as applicable. If such Promissory Note is pari passu with any other Promissory Note, the holder of such Promissory Note is the Record Holder and the Controlling Holder as between such pari passu Promissory Note pursuant to a co-lender agreement that is legal, valid and enforceable as between its parties, subject to the limitations set forth in the Insolvency Qualifications.

Ex. V-24

E. Participation Interests. With respect to each Purchased Asset that is a Participation Interest:

1. Mortgage Loan/Mezzanine Loan. The related Mortgage Loan complies with all of the representations set forth in Section (B) above and, if applicable, the related Mezzanine Loan complies with all of the representations set forth in Section (C) above.

2. Participation Certificate. Such Participation Interest is evidenced by a physical Participation Certificate.

3. Record Holder; Status of Participation Agreement. Such Participation Interest is a senior or pari passu participation interest (in each case, with no existing more-senior participation interest) in either (x) a whole Mortgage Loan, (y) a whole Mezzanine Loan or (z) both a whole Mortgage Loan and a whole Mezzanine Loan. Seller or an agent on behalf of Seller and the holder of the related Companion Interest(s) is the Record Holder of the related Mortgage Loan and, if applicable, the Record Holder under the related Mezzanine Loan pursuant to (x) a participation agreement that is legal, valid and enforceable as between its parties and (y) if applicable, a custodial agreement that is legal, valid and enforceable as between its parties, in each case subject to the limitations set forth in the Insolvency Qualifications. If such Participation Interest is (i) a pari passu participation interest or (ii) a senior participation interest with respect to which no related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan and, if applicable, the related Mezzanine Loan, the related participation agreement provides that the holder of such Participation Interest is the Controlling Holder. If such Participation Interest is a senior participation interest with respect to which the related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan and, if applicable, the related Mezzanine Loan, the control rights granted to the holder of such junior participation pursuant to the related participation agreement are customary for holders of junior participations in commercial mortgage loans.

4. Costs and Expenses. If the Participation Interest is pari passu with any Companion Interest, the holder of such Companion Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan and, if applicable, the related Mezzanine Loan upon request therefor by the holder of such Participation Interest (or the Record Holder or a servicer). If the Participation Interest is senior to any Companion Interests, the holder of such Companion Interest is required to bear any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan and, if applicable, the related Mezzanine Loan prior to the holder of such Participation Interest.

5. Companion Interest Holders. The related participation agreement is effective to convey the related Companion Interests to the related Companion Interest Holders and is not intended to be or effective as a loan or other financing secured by the related Mortgaged Property or, if applicable, the related Equity Interests. Neither the holder of the Participation Interest nor the Record Holder owes any fiduciary duty or obligation to any Companion Interest Holder pursuant to the applicable participation agreement.

Ex. V-25

6. Purchased Asset File. The Purchased Asset File with respect to such Participation Interest includes all material documents evidencing such Participation Interest and since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement, the terms of such documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect except as set forth in the documents contained in the Purchased Asset File. Each assignment of the related Participation Certificate contained in the Purchased Asset File is in the form required by the related participation agreement or is otherwise sufficient to assign such Participation Certificate.

7. No Defaults or Waivers under Participation Documents. All amounts due and owing to any Companion Interest Holder pursuant to the related participation agreement or related documents have been duly and timely paid. (a) There is (i) no default, breach or violation existing under any participation agreement or related document, and (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, or violation under any participation agreement or related document, and (b) no default, breach or violation under any participation agreement or related document has been waived, that, in the case of either (a) or(b), materially and adversely affects the value of the Participation Interest; provided, however, that this representation and warranty does not cover any default, breach or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V-A. No person other than the holder of such Participation Interest or the related Companion Interests (or, in each case, a pledgee of any such Participation Interests) may declare any default, breach or violation under the applicable participation agreement or related documents.

8. Bankruptcy. As of the Purchase Date (to Seller’s Knowledge, if neither Seller nor an Affiliate thereof was the issuer of such Participation Interest), no issuer of such Participation Interest is a debtor in any outstanding in state or federal bankruptcy or insolvency proceeding. As of the Purchase Date (to Seller’s Knowledge, if neither Seller nor an Affiliate thereof is the Companion Interest Holder), no related Companion Interest Holder is a debtor in any outstanding in state or federal bankruptcy or insolvency proceeding.

9. No Known Liabilities. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

10. Transfer. If Seller is the Record Holder, the Record Holder role, rights and responsibilities are assignable by Seller without consent or approval other than those that have been obtained and Seller will timely deliver to Custodian all necessary assignments, notices, and documents in order to convey record title of the related Mortgage Loan and, if applicable, the related Mezzanine Loan, and other rights and interests to Purchaser in its capacity as successor Record Holder;

Ex. V-26

11. No Repurchase. The terms of the related participation agreement do not require or obligate the holder of the Participation Interest or the Record Holder or their respective successors or assigns to repurchase any Companion Interest under any circumstances.

12. No Misrepresentations. Neither Seller nor any Affiliate thereof that is the issuer of such Participation Interest, in selling any Companion Interest to a Companion Interest Holder, committed any fraud or made any misrepresentation or omission of information Known to Seller or any Affiliate thereof necessary for a prudent commercial real estate lender to make an informed decision to purchase such Companion Interest.

13. UCC. Such Participation Interest (i) is not dealt in or traded on a securities exchange or in a securities market, (ii) does not by its terms expressly provide that it is a Security governed by Article 8 of the UCC, (iii) is not Investment Property, (iv) is not held in a Securities Account and (v) does not constitute a Security or a Financial Asset. The related Participation Certificate is an Instrument. For purposes of this paragraph (13), capitalized terms undefined in the Master Repurchase Agreement have the meaning given to such term in the UCC.

Ex. V-27

EXHIBIT V-B

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS IN THE UNITED KINGDOM

(attached)

Ex. V-B-1

EXHIBIT V-B

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS IN THE UNITED KINGDOM

The following Representations and Warranties are made in respect of Purchased Assets where (and to the extent that) the Mortgaged Properties/y are/is located in the United Kingdom.

Capitalized terms used but not defined in this Exhibit V-B shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-B is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-B may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated or first acquired by Seller or any of its Affiliates after the date Seller receives written notice of the amended representations and warranties.

REPRESENTATIONS AND WARRANTIES

With respect to each applicable Purchased Asset:

1. Such Purchased Asset complies with all of the representations and warranties set forth in Exhibit V-A of the Master Repurchase Agreement, to the extent applicable under the relevant laws of the United Kingdom for a Purchased Asset secured by Mortgaged Property located in the United Kingdom.

2. The relevant Seller’s share of the related Purchased Asset carries a right to repayment of principal under the related loan agreement (the related loan agreement as amended from time to time, the “Relevant Loan”) in an amount not less than the principal balance of the Seller’s share of the Relevant Loan disclosed in the Confirmation.

3. Subject to registration (an application for which shall be submitted within the applicable priority period or within the advance notice period (as applicable)) at (a) the Land Registry in England and Wales, (b) the Scottish Land Register in Scotland, and/or (c) the Irish Land Register in Northern Ireland, in each case as applicable, and subject to any Title Exception which references this Warranty and which is expressed to be a derogation from this Warranty (if any), each Mortgage constitutes a first ranking charge by way of legal mortgage over the relevant Mortgaged Property and secures in priority to all other mortgages and charges (or other security interests of any nature whatsoever) all monies owing under the related Mortgage Loan or, to the extent that the Mortgage has not yet been registered, such Mortgage is in proper form for registration as a first ranking charge by way of legal mortgage, all stamp, registration, notarial or similar taxes or fees in connection with such registration have been paid and relevant disclosures to any relevant taxing authority in relation to stamp duty land tax have been made.

Ex. V-B-2

4. The Purchased Asset carries a right to repayment of principal under the related Purchased Asset Documents in an amount not less than the principal balance of such Purchased Asset as disclosed in the Confirmation and the Purchased Asset is not subject to any right of set-off or counterclaim in favor of a Borrower.

5. Interest is charged on the relevant Seller’s share of the related Purchased Asset at such a rate or rates as may be determined in accordance with the provisions of the Relevant Loan.

6. On the basis of, and subject to the reservations and qualifications set out in, the legal opinions referred to in the Relevant Loan, the related Purchased Asset constitutes a valid and binding obligation of, and is enforceable against, the Borrowers, subject to the general principles of law limiting such valid and binding obligation and its enforceability.

7. Each relevant Seller or an Affiliate of the relevant Seller has, since the date of origination of the related Purchased Asset, kept or procured the keeping of full and commercially proper accounts, books and records showing clearly all transactions, payments, receipts, proceedings and notices relating to its relevant Seller share of the related Purchased Asset made or received by it or by an Affiliate of the relevant Seller and which are complete and accurate in all material respects and the said records are available to it on an unrestricted basis, or, to the relevant Seller’s Knowledge, such records have been kept by or on behalf of a predecessor-in-title to the relevant Seller, and, to the Seller’s Knowledge such records of a predecessor-in-title to the relevant Seller or an Affiliate of the relevant Seller are complete and accurate in all material respects.

8. So far as the relevant Seller is aware, no event of default (howsoever described) under the related Purchased Asset (each, a “Loan Event of Default”) or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the relevant documents or any combination of any of the foregoing) be a Loan Event of Default has occurred that has not been cured or waived.

9. The relevant Seller has not received any notice, and is not aware, that any Hedging Transaction is invalid, void, or is subject to a claim impairment the effect of which would materially reduce, impair or otherwise materially and adversely affect the Relevant Loan or the Relevant Security (as that term is defined below) for that Relevant Loan.

10. To the relevant Seller’s Knowledge there are no circumstances giving rise to a material reduction in the market value of the relevant Mortgaged Properties since the funding date of the relevant Purchased Asset (other than market forces generally).

11. Each relevant Seller is (subject only to delivery of any necessary notice which have been delivered) the sole legal and beneficial owner of the relevant Purchased Asset and is the sole beneficial owner of its interest in the security granted by a Borrower in respect of the related Mortgage Loan (the “Relevant Security”) in each case free and clear of all encumbrances, claims and equities other than those contemplated by the Transaction Documents. The relevant Seller’s interest in the related Purchased Asset is transferred with full title guarantee.

12. Each relevant Seller is entitled, under the terms of the Relevant Loan and subject to the provisions for transfer as set out therein, to enter into the Relevant Loan, to execute and deliver a Transfer Certificate and to grant security to the Purchaser in accordance with the terms of the Relevant Loan, and to transfer the relevant Purchased Asset (and its interest in the Relevant Security relating to the same) to the Purchaser absolutely.

Ex. V-B-3

13. Prior to the advancing and purchase of the relevant Purchased Asset:

(a) the relevant Seller or a predecessor-in-title of the relevant Seller commissioned an adequate due diligence procedure which initially or after further investigation disclosed nothing which would have caused a reasonably prudent mortgage lender to decline to proceed with the advance on its agreed terms; and

(b) the relevant Seller or, to the Seller’s Knowledge, a predecessor-in-title of the relevant Seller have not become aware of any matter or thing since the date of origination or acquisition materially affecting the title of the Borrowers to any part of the Relevant Security which would have caused a reasonably prudent mortgage lender to decline to proceed with the advance on its agreed terms.

14. To the Sellers’ Knowledge no report on title given by a lawyer in connection with its or a predecessor-in-title’s origination of the relevant Purchased Asset was negligently or fraudulently prepared.

15. The Mortgaged Properties securing the relevant Purchased Asset were valued by an independent valuer prior to the advance of the relevant Purchased Asset (the related valuation, the “Initial Valuation”).

16. To the Sellers’ Knowledge, the Initial Valuation was not fraudulently undertaken by the relevant valuer and such Initial Valuation did not fail to disclose any fact or circumstance which, if disclosed, would have caused the relevant Sellers or a predecessor-in-title of the Relevant Seller to decline to proceed with the origination of the relevant Purchased Asset.

17. To the Sellers’ Knowledge, the origination and advance of the relevant Purchased Asset and any Relevant Security and the circumstances of the Borrowers satisfied in all material respects the applicable parts of the relevant Seller’s underwriting and lending criteria, or of the underwriting and lending criteria of a predecessor-in-title to the relevant Seller.

18. Each relevant Seller and each predecessor-in-title to the relevant Seller has performed in all material aspects all of its obligations under or in connection with the relevant Purchased Asset and to the relevant Seller’s Knowledge the Borrowers have not taken or threatened to take any action against such relevant Seller or against any agent, security trustee or other administrative party under the Relevant Loan (together with the relevant Seller, the “Finance Parties”) for any material failure on the part of the Finance Parties under or in respect of the relevant Purchased Asset to perform any such obligations.

19. The relevant Seller has not received written notice of any default or forfeiture (or irritancy or any analogous proceedings) of any head lease for, or occupational lease granted in respect of, any Mortgaged Property or of the insolvency of any tenant of any Mortgaged Property which would, in any case materially impair or otherwise materially and adversely affect the Related Security.

Ex. V-B-4

20. Prior to making the initial advance under the relevant Purchased Asset, (i) no written recommendation was received by the relevant Seller or a predecessor-in-title of the relevant Seller from any valuer in connection with its work on the Initial Valuation to carry out any further or additional environmental audit, survey or report of any Mortgaged Property which was not pursued (except for de minimis recommendations which, if not pursued, would be inconsistent with the performance of adequate due diligence), and (ii) if any such environmental audit, survey or report was performed prior to such origination or acquisition, the results of any such environmental audit, survey or report which was procured by the relevant Seller or a predecessor-in-title of the relevant Seller were made available to the valuer in respect of the Initial Valuation.

21. The sale of the relevant Purchased Asset pursuant to a Transaction will occur in the ordinary course of the business of the relevant Seller.

22. The relevant Borrowers had as at the date of origination of the relevant Purchased Asset, and have, subject to matters disclosed in the due diligence reports and the Property Reports which were disclosed to the valuer in connection with the Initial Valuation, good and marketable title to the Mortgaged Properties.

23. The relevant Sellers have not received and (to the relevant Seller’s Knowledge) no Finance Party has received written notice that any insurance policy in respect of a Mortgaged Property is about to lapse.

24. The relevant Seller has not received notice and the relevant Seller has no Knowledge of the bankruptcy, liquidation, receivership, administration or a winding up or administrative order or dissolution (or its equivalent in any relevant jurisdiction applicable to the Borrower) made against any Borrower or owner of a Mortgaged Property.

25. As of the Purchase Date, to the relevant Seller’s Knowledge, no amount of principal or interest due from the Borrowers has at any time been more than 5 Business Days overdue in respect of the related Purchased Asset.

26. No Mortgage Loan nor the related Mortgage consist of or includes any “stock” or “marketable securities” within the meaning of section 125 of the Finance Act 2003, “chargeable securities” for the purposes of section 99 of the Finance Act 1986, a “chargeable interest” for the purposes of section 48 of the Finance Act 2003 or a “chargeable interest” for the purposes of section 4 of the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017) (in each case, as such legislation may be amended, extended or re-enacted from time to time).

27. No agreement for any Mortgage Loan is in whole or in part a regulated agreement or consumer credit agreement (as defined in Section 8 of the Consumer Credit Act 1974 (as amended, extended or re-enacted from time to time)).

Ex. V-B-5

EXHIBIT V-C

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS IN THE EUROPEAN UNION

(attached)

Ex. V-C-1

EXHIBIT V-C

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS IN THE EUROPEAN UNION

The following Representations and Warranties are made in respect of Purchased Assets where (and to the extent that) the Mortgaged Properties/y are/is located in a member state of the European Union (a “Member State”).

Capitalized terms used but not defined in this Exhibit V-C shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V-C is attached (the “Master Repurchase Agreement”).

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V-C may be (i) amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated or first acquired by Seller or any of its Affiliates after the date Seller receives written notice of the amended representations and warranties and (ii) amended and/or supplemented by Purchaser in its reasonable discretion in respect of a new Transaction (but not, for the avoidance of doubt, for any previously existing Transaction) to take into account specific legal issues or market norms of the relevant Member State that are otherwise unaccounted for herein.

REPRESENTATIONS AND WARRANTIES

With respect to each applicable Purchased Asset:

1. Such Purchased Asset complies with all of the representations and warranties set forth in Exhibit V-A of the Master Repurchase Agreement, to the extent applicable under the relevant laws of the relevant Member State for a Purchased Asset secured by Mortgaged Property located in that Member State.

2. The relevant Seller’s share of the related Purchased Asset carries a right to repayment of principal under the related loan agreement (the related loan agreement as amended from time to time, the “Relevant Loan”) in an amount not less than the principal balance of the Seller’s share of the Relevant Loan disclosed in the Confirmation.

3. Subject to registration (an application for which shall be submitted within the applicable priority period or within the advance notice period (as applicable)) at the equivalent of HM Land Registry in the relevant Member State and subject to any Title Exception (or its equivalent in the relevant Member State) which references this Warranty and which is expressed to be a derogation from this Warranty (if any), each Mortgage constitutes a first ranking charge by way of legal mortgage over the relevant Mortgaged Property and secures in priority to all other mortgages and charges (or other security interests of any nature whatsoever) all monies owing under the related Mortgage Loan or, to the extent that the Mortgage has not yet been registered, such Mortgage is in proper form for registration as a first ranking charge by way of legal mortgage, all stamp, registration, notarial or similar taxes or fees in connection with such registration have been paid and relevant disclosures to any relevant taxing authority in relation to stamp duty land tax have been made.

4. The Purchased Asset carries a right to repayment of principal under the related Purchased Asset Documents in an amount not less than the principal balance of such Purchased Asset as disclosed in the Confirmation and the Purchased Asset is not subject to any right of set-off or counterclaim in favor of a Borrower.

5. Interest is charged on the relevant Seller’s share of the related Purchased Asset at such a rate or rates as may be determined in accordance with the provisions of the Relevant Loan.

6. On the basis of, and subject to the reservations and qualifications set out in, the legal opinions referred to in the Relevant Loan, the related Purchased Asset constitutes a valid and binding obligation of, and is enforceable against, the Borrowers, subject to the general principles of law limiting such valid and binding obligation and its enforceability.

7. Each relevant Seller or an Affiliate of the relevant Seller has, since the date of origination of the related Purchased Asset, kept or procured the keeping of full and commercially proper accounts, books and records showing clearly all transactions, payments, receipts, proceedings and notices relating to its relevant Seller share of the related Purchased Asset made or received by it or by an Affiliate of the relevant Seller and which are complete and accurate in all material respects and the said records are available to it on an unrestricted basis, or, to the relevant Seller’s Knowledge, such records have been kept by or on behalf of a predecessor-in-title to the relevant Seller, and, to the Seller’s Knowledge such records of a predecessor-in-title to the relevant Seller or an Affiliate of the relevant Seller are complete and accurate in all material respects.

8. So far as the relevant Seller is aware, no event of default (howsoever described) under the related Purchased Asset (each, a “Loan Event of Default”) or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the relevant documents or any combination of any of the foregoing) be a Loan Event of Default has occurred that has not been cured or waived.

9. The relevant Seller has not received any notice, and is not aware, that any Hedging Transaction is invalid, void, or is subject to a claim impairment the effect of which would materially reduce, impair or otherwise materially and adversely affect the Relevant Loan or the Relevant Security (as that term is defined below) for that Relevant Loan.

10. To the relevant Seller’s Knowledge there are no circumstances giving rise to a material reduction in the market value of the relevant Mortgaged Properties since the funding date of the relevant Purchased Asset (other than market forces generally).

11. Each relevant Seller is (subject only to delivery of any necessary notice which have been delivered) the sole legal and beneficial owner of the relevant Purchased Asset and is the sole beneficial owner of its interest in the security granted by a Borrower in respect of the related Mortgage Loan (the “Relevant Security”) in each case free and clear of all encumbrances, claims and equities other than those contemplated by the Transaction Documents. The relevant Seller’s interest in the related Purchased Asset is transferred with full title guarantee.

12. Each relevant Seller is entitled, under the terms of the Relevant Loan and subject to the provisions for transfer as set out therein, to enter into the Relevant Loan, to execute and deliver a Transfer Certificate and to grant security to the Purchaser in accordance with the terms of the Relevant Loan, and to transfer the relevant Purchased Asset (and its interest in the Relevant Security relating to the same) to the Purchaser absolutely.

Ex. V-C-3

13. Prior to the advancing and purchase of the relevant Purchased Asset:

(a) the relevant Seller or a predecessor-in-title of the relevant Seller commissioned an adequate due diligence procedure which initially or after further investigation disclosed nothing which would have caused a reasonably prudent mortgage lender to decline to proceed with the advance on its agreed terms; and

(b) the relevant Seller or, to the Seller’s Knowledge, a predecessor-in-title of the relevant Seller have not become aware of any matter or thing since the date of origination or acquisition materially affecting the title of the Borrowers to any part of the Relevant Security which would have caused a reasonably prudent mortgage lender to decline to proceed with the advance on its agreed terms.

14. To the Sellers’ Knowledge no report on title given by a lawyer in connection with its or a predecessor-in-title’s origination of the relevant Purchased Asset was negligently or fraudulently prepared.

15. The Mortgaged Properties securing the relevant Purchased Asset were valued by an independent valuer prior to the advance of the relevant Purchased Asset (the related valuation, the “Initial Valuation”).

16. To the Sellers’ Knowledge, the Initial Valuation was not fraudulently undertaken by the relevant valuer and such Initial Valuation did not fail to disclose any fact or circumstance which, if disclosed, would have caused the relevant Sellers or a predecessor-in-title of the Relevant Seller to decline to proceed with the origination of the relevant Purchased Asset.

17. To the Sellers’ Knowledge, the origination and advance of the relevant Purchased Asset and any Relevant Security and the circumstances of the Borrowers satisfied in all material respects the applicable parts of the relevant Seller’s underwriting and lending criteria, or of the underwriting and lending criteria of a predecessor-in-title to the relevant Seller.

18. Each relevant Seller and each predecessor-in-title to the relevant Seller has performed in all material aspects all of its obligations under or in connection with the relevant Purchased Asset and to the relevant Seller’s Knowledge the Borrowers have not taken or threatened to take any action against such relevant Seller or against any agent, security trustee or other administrative party under the Relevant Loan (together with the relevant Seller, the “Finance Parties”) for any material failure on the part of the Finance Parties under or in respect of the relevant Purchased Asset to perform any such obligations.

19. The relevant Seller has not received written notice of any default or forfeiture (or irritancy or any analogous proceedings) of any head lease for, or occupational lease granted in respect of, any Mortgaged Property or of the insolvency of any tenant of any Mortgaged Property which would, in any case materially impair or otherwise materially and adversely affect the Related Security.

Ex. V-C-4

20. Prior to making the initial advance under the relevant Purchased Asset, (i) no written recommendation was received by the relevant Seller or a predecessor-in-title of the relevant Seller from any valuer in connection with its work on the Initial Valuation to carry out any further or additional environmental audit, survey or report of any Mortgaged Property which was not pursued (except for de minimis recommendations which, if not pursued, would be inconsistent with the performance of adequate due diligence), and (ii) if any such environmental audit, survey or report was performed prior to such origination or acquisition, the results of any such environmental audit, survey or report which was procured by the relevant Seller or a predecessor-in-title of the relevant Seller were made available to the valuer in respect of the Initial Valuation.

21. The sale of the relevant Purchased Asset pursuant to a Transaction will occur in the ordinary course of the business of the relevant Seller.

22. The relevant Borrowers had as at the date of origination of the relevant Purchased Asset, and have, subject to matters disclosed in the due diligence reports and the Property Reports which were disclosed to the valuer in connection with the Initial Valuation, good and marketable title to the Mortgaged Properties.

23. The relevant Sellers have not received and (to the relevant Seller’s Knowledge) no Finance Party has received written notice that any insurance policy in respect of a Mortgaged Property is about to lapse.

24. The relevant Seller has not received notice and the relevant Seller has no Knowledge of the bankruptcy, liquidation, receivership, administration or a winding up or administrative order or dissolution (or its equivalent in any relevant jurisdiction applicable to the Borrower) made against any Borrower or owner of a Mortgaged Property.

25. As of the Purchase Date, to the relevant Seller’s Knowledge, no amount of principal or interest due from the Borrowers has at any time been more than 5 Business Days overdue in respect of the related Purchased Asset.

26. No Mortgage Loan nor the related Mortgage consist of or includes any “stock” or “marketable securities” within the meaning of section 125 of the Finance Act 2003, “chargeable securities” for the purposes of section 99 of the Finance Act 1986, a “chargeable interest” for the purposes of section 48 of the Finance Act 2003 or a “chargeable interest” for the purposes of section 4 of the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017) (in each case, as such legislation may be amended, extended or re-enacted from time to time), or the equivalent of any such term under any analogous legislation in the relevant Member State.

27. No agreement for any Mortgage Loan is in whole or in part a regulated agreement or consumer credit agreement (as defined in Section 8 of the Consumer Credit Act 1974 (as amended, extended or re-enacted from time to time)) or its equivalent of any such term under any analogous legislation in the relevant Member State.

Ex. V-C-5

EXHIBIT VI

ASSET INFORMATION

Asset ID #:

Applicable Currency:

Asset Type: [Mortgage Loan][Mortgage

Loan and Mezzanine Loan][Senior

Note][Senior Participation]

Borrower Name:

Borrower Address:

Borrower City:

Borrower State:

Borrower Zip Code:

Recourse?

Guaranteed?

Related Borrower Name(s):

Original Principal Balance:

Maximum Principal Balance:

Note Date:

Loan Date:

Loan Type (e.g. fixed/arm):

Current Principal Balance:

Current Interest Rate (per annum):

Paid to date:

Annual P&I:

Next Payment due date:

Index (complete whether fixed or arm):

Gross Spread/Margin (complete whether

fixed or arm):

Life Cap:

Life Floor:

Periodic Cap:

Periodic Floor:

Rounding Factor:

Lookback (in days):

Interest Calculation Method (e.g.,

Actual/360):

Interest rate adjustment frequency:

P&I payment frequency:

First P&I payment due:

First interest rate adjustment date:

First payment adjustment date:

Next interest rate adjustment date:

Next payment adjustment date:

Conversion Date:

Converted Interest Rate Index:

Converted Interest Rate Spread:

Maturity date:

ARD Loan?

Loan term:

Amortization term:

Hyper-Amortization Flag:

Hyper-Amortization Term:

Hyper-Amortization Rate Increase:

LTV at Origination:

Balloon Amount:

Balloon LTV:

Prepayment Penalty Flag:

Prepayment Penalty Text:

Lockout Period:

Lien Position:

Fee/Leasehold:

Ground Lease Expiration Date:

CTL (Yes/No):

CTL Rating (Moody’s):

CTL Rating (Duff):

CTL Rating (S&P):

CTL Rating (Fitch):

Lease Guarantor:

CTL Lease Type (NNN, NN, Bondable):

Property Name:

Property Address:

Property City:

Property Zip Code:

Property Type (General):

Property Type (Specific):

Cross-collateralized (Yes/No):*

Property Size:

Year built:

Year renovated:

Actual Average Occupancy:

*	If yes, give property information on each property covered and in aggregate as appropriate. Asset ID’s should be denoted
with	a suffix letter to signify
loans/collateral.

Ex. VI-1

Occupancy Rent Roll Date:

Underwritten Average Occupancy:

Largest Tenant:

Largest Tenant SF:

Largest Tenant Lease Expiration:

2nd Largest Tenant:

2nd Largest Tenant SF:

2nd Largest Tenant Lease Expiration:

3rd Largest Tenant:

3rd Largest Tenant SF:

3rd Largest Tenant Lease Expiration:

Underwritten Average Rental Rate/ADR:

Underwritten Vacancy/Credit Loss:

Underwritten Other Income:

Underwritten Total Revenues:

Underwritten Replacement Reserves:

Underwritten Management Fees:

Underwritten Franchise Fees:

Underwritten Total Expenses:

Underwritten Leasing Commissions:

Underwritten Tenant Improvement Costs:

Underwritten NOI:

Underwritten NCF:

Underwritten Debt Service Constant:

Underwritten DSCR at NOI:

Underwritten DSCR at NCF:

Underwritten NOI Period End Date:

Hotel Franchise:

Hotel Franchise Expiration Date:

Appraiser Name:

Appraised Value:

Appraisal Date:

Appraisal Cap Rate:

Appraisal Discount Rate:

Underwritten LTV:

Environmental Report Preparer:

Environmental Report Date:

Environmental Report Issues:

Covered by Environmental Insurance

(Yes/No):

Architectural and Engineering Report Preparer:

Architectural and Engineering Report Date:

Deferred Maintenance Amount:

Ongoing Replacement Reserve Requirement per A&E Report:

Immediate Repairs Escrow % (e.g. [            ]%):

Replacement Reserve Annual Deposit:

Replacement Reserve Balance:

Tenant Improvement/Leasing Commission Annual Deposits:

Tenant Improvement/Leasing Commission Balance:

Taxes paid through date:

Monthly Tax Escrow:

Tax Escrow Balance:

Insurance paid through date:

Monthly Insurance Escrow:

Insurance Escrow Balance:

Reserve/Escrow Balance as of Date:

Probable Maximum Loss %:

Covered by Earthquake Insurance (Yes/No):

Covered by Terrorism Insurance (Yes/No):

Number of times 30 days late in last 12 months:

Number of times 60 days late in last 12 months:

Number of times 90 days late in last 12

months:

Servicing Fee:

Secondary Financing in Place (Yes/No)

Secondary Financing Amount

Secondary Financing Description

Future Supplemental Financing (Yes/No)

Future Supplemental Financing Description

CapEx Plan:

WALB/WALT:

Notes:

Ex. VI-2

EXHIBIT VII

ADVANCE PROCEDURES

Timing set forth in this Exhibit reflects typical timing Purchaser needs to review the Due Diligence Package. Purchaser will reasonably cooperate with Seller to accommodate shorter timing, as needed, on a case by case basis.

Submission of Due Diligence Package. No less than fifteen (15) Business Days prior to the each Purchase Date, Seller shall deliver to Purchaser for Purchaser’s review and approval a due diligence package with respect to each Eligible Asset proposed to be purchased on such proposed Purchase Date, which shall contain the following items to the extent such items are applicable to such Eligible Asset and are in Seller’s possession or available to it (the “Due Diligence Package”):

(1)	Purchased Asset Documents. With respect to each Eligible Asset:

(a) if such Eligible Asset is not a Wet Purchased Asset, each of the Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents; provided, however, if such Eligible Asset has not been originated and closed at the time of such delivery, Seller shall deliver copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents (with executed copies of all Purchased Asset Documents to be delivered no less than three (3) Business Days prior to the proposed Purchase Date);

(b) if such Eligible Asset is a Wet Purchased Asset, (i) copies of all draft Purchased Asset Documents, along with blacklines against the approved form Purchased Asset Documents, (ii) no later than 11:00 a.m. (New York City time) two (2) Business Days before the requested Purchase Date, execution versions in final form of (A) the Promissory Note endorsed by the Seller in blank, without recourse (either on the face thereof or pursuant to a separate allonge) and, with respect to Foreign Purchased Assets, copies of all Transfer Certificates (or equivalent documentation in any relevant jurisdiction) duly completed and executed by the relevant parties, (B) the Mortgage and/or pledge agreement, (C) evidence satisfactory to Purchaser that all documents necessary to perfect Seller’s (and, by means of assignment to Purchaser on the Purchase Date, Purchaser’s) security interest in the collateral (or, in the case of a Foreign Purchased Asset, evidence satisfactory to Purchaser of all filings, recordings, notifications and/or regulations required under applicable Requirements of Law in the relevant non-U.S. jurisdiction to perfect a valid first priority legal mortgage or charge in the collateral) and (D) such other components of the Purchased Asset File as Purchaser may reasonably require on a case by case basis with respect to the particular Purchased Asset, in each case, along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts and (iii) not later than the third (3rd) Business Day following the related Purchase Date, executed copies of all Purchased Asset Documents along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts;

Ex. VII-1

(c) if such Eligible Asset is a Wet Purchased Asset, a fully executed and delivered Bailee Letter and Bailee Trust Receipt;

(d) certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Eligible Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents; provided, however, with respect to any Wet Purchased Asset, if such certificates or other evidence of insurance are not available at least ten (10) Business Day prior to the related Purchase Date, Seller shall deliver such certificates or other evidence of insurance to Purchaser as soon as they are available thereafter, and in any case, by no later than 11:00 a.m. (New York City time) two (2) Business Days before the requested Purchase Date. Such certificates or other evidence shall indicate that Seller, will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents;

(e) all surveys of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(f) satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Purchaser with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset and Borrower, such searches to be conducted in such location reasonably satisfactory to Purchaser;

(g) an unconditional commitment to issue a Title Policy in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property and insuring the assignment of the Eligible Asset to Purchaser, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset, or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Seller and Seller’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed advance); and

(h) certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.

Ex. VII-2

(2) Transaction-Specific Due Diligence Materials. Each of the following:

(a) a summary memorandum outlining the proposed Transaction, including transaction benefits and all material underwriting risks and all Underwriting Issues,

(b) the Asset Information and, if available, maps and photos of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(c) a current rent roll and roll over schedule;

(d) a copy of the sponsor’s business plan, including indicative debt yield (based on net operating income after free rent periods, if any)

(e) a cash flow pro-forma, plus historical information;

(f) a description of the underlying real estate directly or indirectly securing or supporting such Eligible Asset and any other collateral securing such Eligible Asset, the related collateral securing such Eligible Asset, if any;

(g) indicative debt service coverage ratios;

(h) indicative loan-to-value ratios;

(i) a term sheet outlining the transaction generally;

(j) a description of the Borrower and sponsor, including experience with other projects (real estate owned), their ownership structure (including, without limitation, the board of directors, if applicable) and financial statements, if available;

(k) a description of Seller’s relationship, if any, to the Borrower and sponsor; and

(l) copies of documents evidencing such Eligible Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Purchaser, Seller shall deliver such items to Purchaser promptly upon Seller’s receipt of such items.

(3) Environmental and Engineering. A “Phase 1” (and, if recommended by such “Phase 1”, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Purchaser, by an engineer or environmental consultant reasonably approved by Purchaser.

Ex. VII-3

(4) Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

(5) Appraisal. An appraisal by a member of the Appraisal Institute performed in accordance with The Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended. The related appraisal shall (A) be dated less than twelve (12) months prior to the origination of the Eligible Asset and (B) not be ordered by the related borrower or an Affiliate of the related borrower.

(6) Opinions of Counsel. Copies of all opinions of counsel addressed to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction (including, without limitation, as to enforceability of the loan documents, due formation, authority, choice of law, bankruptcy and perfection of security interests) delivered in connection with the origination thereof; provided, that Seller may deliver drafts of such opinions if the relevant Eligible Asset is a Wet Purchased Asset, and shall deliver final, executed copies of such opinions (with blacklines to the previously distributed drafts) on the Purchase Date of such Eligible Asset; provided, further, that with respect to Eligible Assets which provide that the Borrower must be a Single-Purpose Entity (as defined in Exhibit V), a counsel’s opinion regarding non-consolidation of the Borrower shall not be required if such Eligible Asset has a maximum principal balance of less than $20 million as of the proposed Purchase Date.

(7) Additional Real Estate Matters. To the extent obtained by Seller from the Borrower or the underlying obligor at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Purchaser, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.

(8) Exceptions Report. A list of all exceptions to the representations and warranties set forth in Exhibit VI to this Agreement relating to the Purchased Asset and any other Eligibility Criteria for such Purchased Asset (the “Requested Exceptions Report”).

(9) Know Your Customer Information. All documentation and other information received, and the results of all searched and investigations performed, as part of “Know Your Customer” and Sanctions diligence with respect to the related Borrower, guarantor and related parties.

(10) Other Documents. Any other documents as Purchaser or its counsel shall reasonably deem necessary.

(11) Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Purchaser shall endeavor to, no less than two (2) Business Days prior to the proposed Purchase Date (i) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has not approved the proposed Eligible Asset as a Purchased Asset or (ii) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has approved the proposed Eligible Asset as a Purchased Asset. Purchaser’s failure to respond to Seller on or prior to two (2) Business Days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Purchaser approve the proposed Eligible Asset, unless Purchaser and Seller has agreed otherwise in writing.

Ex. VII-4

(12) Assignment Documents. No less than two (2) Business Days prior to the proposed Purchase Date, Seller shall have delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, execution versions of all applicable assignment documents in blank with respect to the proposed Eligible Asset that shall be subject to no liens except as expressly permitted by Purchaser. Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Purchaser in its sole and absolute discretion.

Ex. VII-5

EXHIBIT VIII

FORM OF MARGIN CALL

[DATE]

Via Electronic Transmission

Parlex 8 Finco, LLC

Parlex 8 GBP Finco, LLC

Parlex 8 EUR Finco, LLC

c/o Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

Attention: Douglas Armer

Email: BXMTSantanderFacility@blackstone.com

U.S. Bank Global Corporate Trust Limited

Fifth Floor

125 Old Broad Street

London, EC2N 1AR

United Kingdom

Attn: MBS ERG

Email: mbs.erg.london@usbank.com

Re:

Master Repurchase Agreement, dated as of May 14, 2021 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and among (i) Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company and Parlex 8 EUR IE Issuer Designated Activity Company, each as a Purchaser, (ii) Banco Santander, S.A., as Collateral Agent, and (iii) Parlex 8 Finco, LLC, Parlex 8 GBP Finco, LLC and Parlex 8 EUR Finco, LLC, each as a Seller

Ladies and Gentlemen:

Pursuant to Article 4(a) of the Master Repurchase Agreement, Purchaser hereby notifies Sellers that a Margin Deficit has occurred as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Purchased Asset:

(a)	Outstanding Purchase Price of Purchased Asset:	[$][€][£]___________
(b)	Maximum Purchase Price of Purchased Asset:	[$][€][£]___________

A Margin Deficit exists with respect to the Purchased Asset identified above when the amount in (b) above is less than the amount in (a) above.

Ex. VIII-1

MARGIN DEFICIT:	[$][€][£]___________
Accrued interest from to :	[$][€][£]___________

TOTAL AMOUNT DUE:	[$][€][£]

WHEN A MARGIN DEFICIT EXISTS, SELLERS ARE REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

BANCO SANTANDER, S.A., as Collateral Agent

By:
Name:
Title:

Ex. VIII-2

EXHIBIT IX

FORM OF RELEASE LETTER

[DATE]

Parlex 8 USD IE Issuer Designated Activity Company

Parlex 8 GBP IE Issuer Designated Activity Company

Parlex 8 EUR IE Issuer Designated Activity Company

3rd Floor, Kilmore House

Park Lane, Spencer Dock, Dublin 1

Dublin, Ireland, D01 YE64

Attention: [            ]

Re:

Master Repurchase Agreement, dated as of May 14, 2021 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”), by and among (i) Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company and Parlex 8 EUR IE Issuer Designated Activity Company, each as a Purchaser, (ii) Banco Santander, S.A., as Collateral Agent, and (iii) Parlex 8 Finco, LLC, Parlex 8 GBP Finco, LLC and Parlex 8 EUR Finco, LLC, each as a Seller

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release to you all rights, interests or claims of any kind other than any rights, interests or claims under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Purchaser of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Very truly yours,

[PARLEX 8 FINCO, LLC][PARLEX 8 GBP FINCO, LLC][PARLEX 8 EUR FINCO, LLC]

By:
Name:
Title:

Ex. IX-1

Schedule A

[List of Purchased Asset Documents]

Ex. IX-2

EXHIBIT X

FORM OF COVENANT COMPLIANCE CERTIFICATE

[DATE]

Parlex 8 USD IE Issuer Designated Activity Company

Parlex 8 GBP IE Issuer Designated Activity Company

Parlex 8 EUR IE Issuer Designated Activity Company

3rd Floor, Kilmore House

Park Lane, Spencer Dock, Dublin 1

Dublin, Ireland, D01 YE64

Attention: [            ]

Banco Santander, S.A., as Collateral Agent

Paseo de Pereda, 9-12

Santander, Spain

Re:

Master Repurchase Agreement, dated as of May 14, 2021 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”), by and among (i) Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company and Parlex 8 EUR IE Issuer Designated Activity Company, each as a Purchaser, (ii) Banco Santander, S.A., as Collateral Agent, and (iii) Parlex 8 Finco, LLC, Parlex 8 GBP Finco, LLC and Parlex 8 EUR Finco, LLC, each as a Seller

Ladies and Gentlemen:

This Covenant Compliance Certificate is furnished pursuant to that Master Repurchase Agreement and the Guaranty dated as of May 14, 2021 (the “Guaranty”) made by Blackstone Mortgage Trust, Inc. (“Guarantor”) in favor of Purchaser. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(i)	I am a duly elected, qualified and authorized [Chief Financial Officer] of Guarantor.

(ii)

Subject to Article 12(n) of the Master Repurchase Agreement, all of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct in all material respects as of the date hereof.

(iii)

I have reviewed the terms of the Master Repurchase Agreement, the Guaranty and the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Seller Parties during the accounting period covered by the financial statements attached (or most recently delivered or deemed delivered financial statements if none are attached).

Ex. X-1

(iv)

Subject to Article 12(n) of the Master Repurchase Agreement, I am not aware of any facts or circumstances that, in the commercially reasonable judgement of Seller, have caused, or are reasonably likely to cause with respect to any Purchased Asset or the Market Value of any Purchased Asset to decline at any time within the reasonably foreseeable future.

(v)

Subject to Article 12(n) of the Master Repurchase Agreement, as of the date hereof, and since the delivery of the immediately preceding Covenant Compliance Certificate, each Seller Party has observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it.

(vi)

Subject to Article 12(n) of the Master Repurchase Agreement, the examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements (or most recently delivered or deemed delivered financial statements if none are attached), or as of the date of this Covenant Compliance Certificate (including immediately after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(vii)

Subject to Article 12(n) of the Master Repurchase Agreement, as of the date hereof, each of the representations and warranties made by each Seller Party in any Transaction Document is true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, other than as set forth in any Requested Exceptions Report approved by Purchaser in accordance with the Master Repurchase Agreement.

(viii)

Each Seller Party hereby represents and warrants on behalf of itself that (i) subject to Article 12(n) of the Master Repurchase Agreement, it is in compliance in all material respects with all of the terms and conditions of the Transaction Documents to which it is a party and (ii) it has no claim or offset against Purchaser under such Transaction Documents.

(ix)	Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in Article V(k) of the Guaranty.

Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller Party has taken, is taking, or proposes to take with respect to each such condition or event:

Ex. X-2

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered as of the date first above written.

BLACKSTONE MORTGAGE TRUST, INC.

By:
Name:
Title:

Ex. X-3

EXHIBIT XI

FORM OF REDIRECTION LETTER

[PARLEX 8 FINCO, LLC]

[PARLEX 8 GBP FINCO, LLC]

[PARLEX 8 EUR FINCO, LLC]

c/o Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

REDIRECTION LETTER

AS OF [        ], 20[ ]

[Servicer][Borrower]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [            ], 20[ ], by and between [            ] (the “Borrower”), as borrower, and [Parlex 8 Finco, LLC][Parlex 8 GBP Finco, LLC][Parlex 8 EUR Finco, LLC], a Delaware limited liability company (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[            ] loan made by the Lender (or its predecessor in interest) to the Borrower on [            ], 20[ ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan. The Lender has entered into a Master Repurchase Agreement, dated as of May 14, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), with [Parlex 8 Finco [GBP][EUR], LLC] and [Parlex 8 [GBP][EUR] Finco, LLC], each, along with Lender, as a seller, Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company and Parlex 8 EUR IE Issuer Designated Activity Company, as purchasers (collectively, “Purchaser”), and Banco Santander, S.A., as collateral agent (“Collateral Agent”), and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to Purchaser subject to the terms of the Repurchase Agreement. This assignment shall remain in effect unless and until Purchaser has notified you otherwise in writing. Purchaser has appointed Collateral Agent as its agent under the Master Repurchase Agreement, and confirms, in such capacity, it may act on behalf of Purchaser under this letter.

Direction of Funds. In connection with the Lender’s obligations under the Repurchase Agreement, the Lender hereby directs you to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan as and when due and payable to the Lender to the following account at PNC Bank, National Association for the benefit of Purchaser:

PNC Bank, N.A.

ABA #[            ]

Deposit Acct No.: [            ]

Ex. XI-1

Collection Account Name: Midland Loan Services, a Division of PNC Bank, National Association, on behalf of [Parlex 8 Finco, LLC][Parlex 8 GBP Finco, LLC][Parlex 8 EUR Finco, LLC], for the benefit of [Parlex 8 USD IE Issuer Designated Activity Company][Parlex 8 GBP IE Issuer Designated Activity Company][Parlex 8 EUR IE Issuer Designated Activity Company]

This direction shall remain in effect unless and until Purchaser or Collateral Agent has notified you otherwise in writing.

No provision of this letter may be amended, countermanded or otherwise modified without the prior written consent of Purchaser or Collateral Agent on behalf of Purchaser[, Repo Servicer, Cash Manager and Securitisation Regulations Reporting Servicer]. Purchaser, Collateral Agent, Repo Servicer, Cash Manager and Securitisation Regulations Reporting Servicer are intended third party beneficiaries of this letter.

Modifications, Waivers, Etc. No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of this letter shall be effective without the prior written consent of the parties to this letter.

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

[SIGNATURE PAGE FOLLOWS]

Ex. XI-2

Very truly yours,

[PARLEX 8 FINCO, LLC][ PARLEX 8 GBP FINCO, LLC][PARLEX 8 EUR FINCO, LLC]

By:
Name:
Title:

Agreed and accepted this [ ]
day of [ ], 20[__]

[ ]

By:
Name:
Title:

Ex. XI-3

Schedule

Collateral Agent:	Banco Santander, S.A.
Attention: Luis Casero Ynfiesta; Victor Casado Gonzalez; Miguel
Angel Martinez Conde; Agustin Haurigot; David Canovas Losada;
Jose Maria Pino de la Avila; Daryanani Anil Nanikram; Guillaume
Baron; Jorge Murga
Email: luis.casero@gruposantander.com;
victor.casado@gruposantander.com;
migamartinez@gruposantander.com;
agustin.haurigot@santandercib.co.uk;
dcanovas@gruposantander.com; josmpino@gruposantander.com;
andaryanai@gruposantander.com; gbaron@gruposantander.com;
jorge.murga@gruposantander.com

Lender:	[Parlex 8 Finco, LLC]
[Parlex 8 GBP Finco, LLC]
[Parlex 8 EUR Finco, LLC]
Attention: Douglas Armer
Email: BXMTSantanderUSFacility@blackstone.com

Cash Manager:	U.S. Bank Global Corporate Trust Limited
Attention: MBS ERG
Email: mbs.erg.london@usbank.com

Repo Servicer	Midland Loan Services
Attention: Executive Vice President-Division Head
Email: notice@midlandls.com

Ex. XI-4

EXHIBIT XII

FORM OF BAILEE LETTER

[PARLEX 8 FINCO, LLC]

[PARLEX 8 GBP FINCO, LLC]

[PARLEX 8 EUR FINCO, LLC]

c/o Blackstone Mortgage Trust, Inc.

345 Park Avenue, 42nd Floor

New York, New York 10154

                                  , 20__

[Parlex 8 USD IE Issuer Designated Activity Company]

[Parlex 8 GBP IE Issuer Designated Activity Company]

[Parlex 8 EUR IE Issuer Designated Activity Company]

3rd Floor, Kilmore House

Park Lane, Spencer Dock

Dublin 1

Dublin, Ireland

D01 YE64

Attention: [            ]

Email: [            ]

Banco Santander, S.A.

Ciudad Grupo Santander, Edificio Marisma

Avda. Cantabria, s/n. 28660 Boadilla del Monte (Madrid, Spain)

Attention: Luis Casero Ynfiesta; Victor Casado Gonzalez; Miguel Angel Martinez Conde;

Agustin Haurigot; David Canovas Losada; Jose Maria Pino de la Avila; Daryanani Anil

Nanikram; Guillaume Baron; Jorge Murga

Email: luis.casero@gruposantander.com; victor.casado@gruposantander.com;

migamartinez@gruposantander.com; agustin.haurigot@santandercib.co.uk;

dcanovas@gruposantander.com; josmpino@gruposantander.com;

andaryanai@gruposantander.com; gbaron@gruposantander.com;

jorge.murga@gruposantander.com

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attn: Daniel L. Stanco, Esq.

Email: Daniel.Stanco@ropesgray.com

Ex. XII-1

Re:

Bailee Agreement (the “Bailee Agreement”) in connection with the sale of [Name of Purchased Asset(s)] by [Parlex 8 Finco, LLC][Parlex 8 GBP Finco, LLC][Parlex 8 EUR Finco, LLC] (“Seller”) to [Parlex 8 USD IE Issuer Designated Activity Company][Parlex 8 GBP IE Issuer Designated Activity Company][Parlex 8 EUR IE Issuer Designated Activity Company] (“Purchaser”)

Ladies and Gentlemen:

Reference is made to that certain Master Repurchase Agreement dated as of May 14, 2021 by and among, inter alia, Seller, Purchaser and Banco Santander, S.A. (“Collateral Agent”) (as the same may be amended, modified or supplemented from time to time, the “Repurchase Agreement”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Ropes & Gray LLP (“Bailee”) hereby agree as follows:

1. Seller shall deliver to Bailee and Bailee shall hold, in connection with the Purchased Asset Documents delivered to Bailee hereunder (for Bailee’s delivery to the Custodian), the custodial delivery certificate (the “Custodial Delivery Certificate”) attached hereto as Attachment 1, in connection with the Purchased Asset[s] identified thereon.

2. On or prior to the date indicated on the Custodial Delivery Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to Bailee, as bailee for hire, the documents comprised in the Purchased Asset File set forth on Exhibit B to the Custodial Delivery Certificate marked as “Original” in the “Status” column thereof (collectively, the “Purchased Asset Documents”) for the Eligible Asset[s] (the “Purchased Asset[s]”) listed in Exhibit A to the Custodial Delivery Certificate. The documents set forth on Exhibit B to the Custodial Delivery Certificate are referred to herein as the “Purchased Asset File”.

3. Bailee shall issue and deliver to Purchaser and the Custodian (as defined in Section 5 below) on or prior to the Funding Date by electronic mail in the name of Purchaser, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that Bailee has received the documents comprising the Purchased Asset Documents.

4. On the applicable Funding Date, in the event that Purchaser fails to purchase any Eligible Asset from Seller that is identified in the related Custodial Delivery Certificate (as confirmed by Purchaser in writing (which may include electronic mail)), Bailee shall release the Purchased Asset Documents to Seller in accordance with Seller’s instructions.

5. Following the Funding Date and the funding of the Purchase Price for the applicable Purchased Asset[s], Bailee shall forward the Purchased Asset Documents to U.S. Bank, National Association (the “Custodian”), at 1133 Rankin Street, Suite 100, St. Paul, Minnesota 55116, Attention: Commercial Review Team, by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the fifth (5th) Business Day following the applicable Funding Date, or, if that is not reasonably practicable, on the earliest date thereafter as is reasonably practicable (the “Delivery Date”), provided that the Bailee shall forward the Purchased Asset Documents by the thirtieth (30th) day following receipt thereof from the Seller, or, if that is not reasonably practicable, by the earliest date thereafter as is reasonably practicable.

Ex. XII-2

6. From and after the applicable Funding Date until the time of receipt of Purchaser’s written confirmation as described in Section 4 hereof or the applicable Delivery Date, as applicable, Bailee (a) shall maintain continuous custody and control of the related Purchased Asset Documents as bailee for Purchaser (excluding any period when the same are under the delivery process described in Section 5 hereof) and (b) shall hold the related Purchased Asset Documents as sole and exclusive bailee for Purchaser unless and until otherwise instructed in writing by Purchaser.

7. In the event that Bailee fails to deliver to Purchaser in accordance with Section 5 hereof a Promissory Note or other material portion of the Purchased Asset Documents that was in its possession to the Custodian following the applicable Funding Date and the funding of the Purchase Price for the applicable Purchased Asset[s], the same shall constitute a “Bailee Delivery Failure” under this Bailee Agreement.

8. Seller agrees to indemnify and hold Bailee and its partners, directors, officers and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and costs, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by Bailee) were imposed on, incurred by or asserted against Bailee because of the breach by Bailee of its obligations hereunder, which breach was caused by gross negligence or willful misconduct on the part of Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of Bailee or the termination or assignment of this Bailee Agreement.

9. Bailee agrees to indemnify and hold Purchaser and its owners, officers, directors, employees, affiliates and designees, harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee), including reasonable attorneys’ fees and costs of outside counsel, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Bailee Delivery Failure that was caused by the gross negligence or willful misconduct on the part of Bailee or any of its partners, directors, officers or employees. The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.

10. Seller hereby represents, warrants and covenants that Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that Bailee hereunder may act as counsel to Seller in connection with a proposed Transaction and may represent Seller in connection with any dispute related to this Bailee Agreement or the Transaction Documents.

Ex. XII-3

11. This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

12. This Bailee Agreement may not be assigned by Seller or Bailee without the prior written consent of Purchaser.

13. For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.

14. This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

15. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON NEXT PAGE]

Ex. XII-4

Very truly yours,

[PARLEX 8 FINCO, LLC][PARLEX 8 GBP FINCO, LLC][PARLEX 8 EUR FINCO, LLC]

By:
Name:
Title:

ACCEPTED AND AGREED:

ROPES & GRAY LLP, as Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:

BANCO SANTANDER, S.A., as Collateral Agent on behalf of Purchaser

By:
Name:
Title:

Ex. XII-5

Attachment 1 to Bailee Agreement

CUSTODIAL DELIVERY CERTIFICATE

[See attached]

Ex. XII-6

ATTACHMENT 2 TO BAILEE AGREEMENT

FORM OF BAILEE TRUST RECEIPT

                    , 20__

[Parlex 8 USD IE Issuer Designated Activity Company]

[Parlex 8 GBP IE Issuer Designated Activity Company]

[Parlex 8 EUR IE Issuer Designated Activity Company]

3rd Floor, Kilmore House

Park Lane, Spencer Dock

Dublin 1

Dublin, Ireland

D01 YE64

Attention: [            ]

Email: [            ]

Re:

Bailee Agreement, dated             , 20            (the “Bailee Agreement”) among [Parlex 8 Finco, LLC][Parlex 8 GBP Finco, LLC][Parlex 8 EUR Finco, LLC] (“Seller”), [Parlex 8 USD IE Issuer Designated Activity Company][Parlex 8 GBP IE Issuer Designated Activity Company][Parlex 8 EUR IE Issuer Designated Activity Company] (“Purchaser”) and Ropes & Gray LLP (“Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Section 3 of the above-referenced Bailee Agreement, the undersigned, as Bailee, hereby certifies that as to the Purchased Asset[s] described in Exhibit A to the Custodial Delivery Certificate, it has reviewed the Purchased Asset File[s] and has determined that all documents listed in Exhibit B to the Custodial Delivery Certificate and marked as “Original” in the “Status” column are in its possession.

Bailee hereby confirms that it is holding the documents comprised in the Purchased Asset File specified as “Original” in the “Status” column as agent and bailee for the exclusive use and benefit of Purchaser pursuant to the terms of the Bailee Agreement.

All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

ROPES & GRAY LLP,
as Bailee
By:
Name:
Title:

Ex. XII-7

EXHIBIT XIII

PROHIBITED TRANSFEREES

“Prohibited Transferee” shall mean, all affiliates, successors and assigns of the entities specified below and such other persons indicated by Seller from time to time and approved by Purchaser, such approval not to be unreasonably withheld.

ACORE Capital, LP	Ladder Capital Securities LLC

Angelo, Gordon & Co., L.P.	LoanCore Capital, LLC

Annaly Capital Management, Inc.	Lone Star U.S. Acquisitions, LLC

Apollo Commercial Real Estate Finance, Inc.	Macquarie Group Limited

Arbor Realty Trust Inc.	Mesa West Capital, LLC

Ares Commercial Real Estate Corporation	NCH Capital Inc.

Baupost Group, LLC	Newcastle Investment Corp.

Brookfield Investment Management Inc.	Oaktree Capital Management, L.P.

Cantor Fitzgerald & Co.	OZ Management LP

CapitalSource Inc.	Pacific Investment Management Company

Carlyle Realty Partners L.P.	LLC

Cerberus Capital Management, LLP	RAIT Financial Trust

Children’s Investment Fund LP	Redwood Trust Inc.

CIM Group, Inc.	Related Fund Management, LLC

Colony Financial, Inc.	Rialto Capital Management, LLC

Colony NorthStar, Inc.	Rockwood Capital LLC

CreXus Investment Corp.	SL Green Realty Corp.

Fortress Credit Corp.	Square Mile Capital Management, LLC

Guggenheim Partners, LLC	Starwood Capital Group

H/2 Credit Manager LP	Starwood Property Trust, Inc.

iStar Financial Inc.	TPG Capital Management, L.P.

Invesco Ltd.	Westbrook Partners LLC

KKR & Co. L.P.	Winthrop Capital Management, LLC

Ex. XIII-1

EXHIBIT XIV

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Purchasers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of May 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among (i) Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company and Parlex 8 EUR IE Issuer Designated Activity Company, each as a Purchaser, (ii) Banco Santander, S.A., as Collateral Agent, and (iii) Parlex 8 Finco, LLC, Parlex 8 GBP Finco, LLC and Parlex 8 EUR Finco, LLC, each as a Seller.

Pursuant to the provisions of Section 32 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished Sellers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Sellers, and (2) the undersigned shall have at all times furnished Sellers with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

Date:             , 20[__]

[NAME OF PURCHASER]

By:
Name:
Title:

Ex. XIV-1

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of May 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among (i) Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company and Parlex 8 EUR IE Issuer Designated Activity Company, each as a Purchaser, (ii) Banco Santander, S.A., as Collateral Agent, and (iii) Parlex 8 Finco, LLC, Parlex 8 GBP Finco, LLC and Parlex 8 EUR Finco, LLC, each as a Seller.

Pursuant to the provisions of Section 32 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Purchaser with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser in writing, and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

Date:             , 20[__]

[NAME OF PARTICIPANT]

By:
Name:
Title:

Ex. XIV-2

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of May 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among (i) Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company and Parlex 8 EUR IE Issuer Designated Activity Company, each as a Purchaser, (ii) Banco Santander, S.A., as Collateral Agent, and (iii) Parlex 8 Finco, LLC, Parlex 8 GBP Finco, LLC and Parlex 8 EUR Finco, LLC, each as a Seller.

Pursuant to the provisions of Section 32 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Purchaser with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

Date:                         , 20[ ]

[NAME OF PARTICIPANT]

By:
Name:
Title:

Ex. XIV-3

(For Foreign Purchasers That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase Agreement dated as of May 14, 2021 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among (i) Parlex 8 USD IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company and Parlex 8 EUR IE Issuer Designated Activity Company, each as a Purchaser, (ii) Banco Santander, S.A. as Collateral Agent, and (iii) Parlex 8 Finco, LLC, Parlex 8 GBP Finco, LLC and Parlex 8 EUR Finco, LLC, each as a Seller.

Pursuant to the provisions of Section 32 of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such obligations, (iii) with respect to the extension of credit pursuant to this Repurchase Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Seller that is a U.S. Person or Guarantor within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Sellers or Guarantor as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished Sellers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Sellers, and (2) the undersigned shall have at all times furnished Sellers with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

Date:                     , 20[__]

[NAME OF PURCHASER]

By:
Name:
Title:

Ex. XIV-4

EXHIBIT XV

FORM OF PARALLEL GUARANTY

(attached)

Ex. XV-1

EXHIBIT XV

GUARANTY

GUARANTY, dated as of [            ] [__], 20[__] (this “Guaranty”), made by BLACKSTONE MORTGAGE TRUST, INC., a Maryland corporation, together with its successors and its permitted assigns (“Guarantor”), for the benefit of BANCO SANTANDER, S.A., a Sociedad Anónima incorporated under Spanish law (together with its successors and assigns, “Purchaser”).

WITNESETH:

WHEREAS, Purchaser, [            ], [            ] and [            ] are parties to that certain Master Repurchase Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”);

WHEREAS, Guarantor indirectly owns one hundred percent (100%) of the Capital Stock of each Seller;

WHEREAS, Guarantor will benefit, directly and indirectly, from the execution, delivery and performance by Sellers of the Transaction Documents, and the transactions contemplated by the Transaction Documents;

WHEREAS, it is a condition precedent to the initial funding under the Master Repurchase Agreement that Guarantor execute and deliver this Guaranty for the benefit of Purchaser and Purchaser is unwilling to enter into the Master Repurchase Agreement or the other Transaction Documents or the transactions contemplated thereby without the benefit of this Guaranty; and

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and to induce Purchaser to enter into the Master Repurchase Agreement and the other Transaction Documents, Guarantor hereby agrees as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION

(a) Each of the definitions set forth on Exhibit A hereto are, solely for the purposes of Article V(k) hereof, hereby incorporated herein by reference. Unless otherwise defined herein, terms defined in the Master Repurchase Agreement and used herein shall have the meanings given to them in the Master Repurchase Agreement.

(b) The following terms shall have the meanings set forth below:

“Diversity Threshold” shall mean, if, during the initial three (3) year period after the Closing Date, there are (i) at least eight (8) Transactions (secured by individual Eligible Assets) outstanding and (ii) at least two (2) of such Transactions (and their respective Eligible Assets) have been allocated to the United Kingdom and the United States and at least three (3) of such Transactions (and their respective Eligible Assets) have been collectively allocated to Continental Europe and/or Ireland. For purposes of this definition, Transactions shall include

Transactions (and their respective Eligible Assets) under the Master Repurchase Agreement and any “Transactions” (and their respective “Eligible Assets”) under and as defined in the Pre-Existing Agreement (to the extent it is in effect).

“Facility Recourse Amount” shall mean, on any date of determination, the sum of the Purchased Asset Recourse Amounts for all of the Purchased Assets on such day.

“Guaranteed Obligations” shall mean (i) all obligations and liabilities of each Seller to Purchaser, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, or whether for payment or for performance (including, without limitation, Purchase Price Differential accruing after the Repurchase Date for any Transaction and Purchase Price Differential accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Seller, whether or not a claim for post filing or post-petition interest is allowed in such proceeding), which arise under, or out of or in connection with the Master Repurchase Agreement and any other Transaction Documents, whether on account of the Repurchase Price for the Purchased Assets, Purchase Price Differential, reimbursement obligations, fees, indemnities, costs or expenses (including, without limitation, all fees and disbursements of outside counsel to Purchaser), in each case, that are required to be paid by the applicable Seller pursuant to the terms of such documents, all “claims” (as defined in Section 101 of the Bankruptcy Code) of Purchaser against any Seller, or otherwise and (ii) all actual out-of-pocket court costs, enforcement costs and legal and other expenses (including reasonable attorneys’ fees and disbursements of outside counsel) that are incurred by Purchaser in the enforcement of any provision of the Transaction Documents, including, but not limited to, this Guaranty.

“Pre-Existing Agreement” shall mean, the Master Repurchase Agreement, dated as of May 14, 2021, by and among (i) Parlex 8 US IE Issuer Designated Activity Company, Parlex 8 GBP IE Issuer Designated Activity Company, Parlex 8 EUR IE Issuer Designated Activity Company, each as a purchaser, (ii) Banco Santander, S.A., as collateral agent, and (iii) Parlex 8 Finco, LLC, Parlex 8 GBP Finco, LLC, and Parlex 8 EUR Finco, LLC, each as a seller, as the same may be amended, supplemented or amended and restated from time to time.

“Pre-Existing Guaranty” shall mean, to the extent applicable, the guaranty delivered by Guarantor in favor of the purchaser under the Pre-Existing Agreement.

“Pre-Existing Guaranty Recourse Amount” shall mean, on any date of determination, the “Facility Recourse Amount” under and as defined in the Pre-Existing Guaranty.

“Purchased Asset Recourse Amount” shall mean, with respect to each Purchased Assets, (a) the related Recourse Percentage multiplied by (b) the Repurchase Price for such Purchased Asset.

“Recourse Percentage” shall mean, with respect to each Purchased Asset, (a) 33%, provided that, upon the Diversity Threshold first being met, that Recourse Percentage shall be 25%, or (b) such other Recourse Percentage as is set forth in the related Confirmation.

2

“Remaining Liability Cap Amount” shall mean, on any date that amounts are due and payable pursuant to Article II(a) of the Pre-Existing Guaranty, an amount equal to the positive difference, if any, between (i) the “Liability Cap” under and as defined in the Pre-Existing Guaranty, but without regard to clauses (ii) and (iii) of such definition, and (ii) the amount due and payable pursuant to Article II(a) of the Pre-Existing Guaranty.

(c) The terms defined in this Guaranty have the meanings assigned to them in this Guaranty and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Guaranty unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty. The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

ARTICLE II.

NATURE AND SCOPE OF GUARANTY

(a) Guaranty of Obligations. Subject to the terms hereof, Guarantor hereby irrevocably and unconditionally guarantees and promises to Purchaser and its successors, endorsees, transferees and assigns as a primary obligor the prompt and complete payment and performance by each Seller of the Guaranteed Obligations as and when the same shall be due and payable (whether at the stated maturity, by acceleration or otherwise); provided however that Guarantor’s total aggregate liability under this Article II(a) shall not exceed an amount equal to (i) the Facility Recourse Amount on any day that any amounts under this Guaranty are due and payable plus (ii) to the extent that purchaser under the Pre-Existing Agreement has exercised remedies thereunder after the occurrence of an “Event of Default” under and as defined in the Pre-Existing Agreement, the aggregate amounts remitted to or for the account of “Class B Noteholders” (as defined in the Master Definitions and Construction Module, as defined in the Pre-Existing Agreement) after the occurrence of such “Event of Default” under the Pre-Existing Agreement plus (iii) the Remaining Liability Cap Amount (the “Liability Cap”); provided, further, that with respect to any Purchased Asset, this Guaranty shall cease to apply to any Guaranteed Obligations relating to such Purchased Asset which first arise following the date on which Purchaser has exercised final remedies with respect to such Purchased Asset under Article 14(b)(ii)(D) or 14(b)(iii) of the Master Repurchase Agreement (provided that Guarantor shall remain liable as provided herein for any and all of the Guaranteed Obligations that became due and payable with respect to such Purchased Asset on or prior to such date and with respect to all other Purchased Assets for which Purchaser has not exercised final remedies under Article 14(b)(ii)(D) or 14(b)(iii) of the Master Repurchase Agreement). Notwithstanding anything to the contrary in this Guaranty or in the Pre-Existing Guaranty, the aggregate amount payable by Guarantor under this Article II(a) and Article II(a) of the Pre-Existing Guaranty shall in no case exceed the sum, calculated as of any applicable date of determination, of (a) the Facility Recourse Amount as of such date and (b) the Pre-Existing Guaranty Facility Recourse Amount as of such date.

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(b) Liability Cap Carveout. The Liability Cap (excluding, for the avoidance of doubt, the last proviso to Article II(a), which shall continue to apply notwithstanding the occurrence of any of the following events or circumstances) shall not apply in the event that any of the following events or circumstances shall occur and payments made in connection with any of the following events or circumstances shall not accrue toward the Liability Cap:

(i) (A) the filing by any Seller and/or Guarantor of any voluntary petition under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or (B) the commencing, or authorizing the commencement by any Seller and/or Guarantor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors;

(ii) the solicitation by any Seller and/or Guarantor or any Seller and/or Guarantor otherwise colluding with petitioning creditors for any involuntary petition, case or proceeding against any Seller and/or Guarantor under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors;

(iii) any Seller and/or Guarantor seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for any Seller and/or Guarantor or any substantial part of the property of any Seller and/or Guarantor (unless consented to by Purchaser);

(iv) the making by any Seller and/or Guarantor of a general assignment for the benefit of creditors of any Seller and/or Guarantor (other than in favor of Purchaser or if consented to by Purchaser) in connection with any case or proceeding described in the foregoing clauses (i) or (ii); or

(v) with respect to and solely to the extent of any and all out-of-pocket losses, damages, costs and expenses (including reasonable fees and disbursements of outside counsel) actually incurred by Purchaser in connection with

(1) any fraud, willful misconduct, illegal act or intentional material misstatement on the part of any Seller, Guarantor or any Affiliate of any Seller or Guarantor in connection with the execution and delivery of the Master Repurchase Agreement or other Transaction Documents, or any certificate, report, notice, financial statement, representation, warranty or other instrument or document furnished to Purchaser by any Seller, Guarantor or any Affiliate thereof in connection with the Master Repurchase Agreement or any other Transaction Document on the Closing Date or during the term of the Master Repurchase Agreement;

(2) any misappropriation, conversion or intentional misapplication by any Seller, Guarantor or any Affiliate of the foregoing of any Net Cash Flow required to be deposited in the Collection Account pursuant to Article 5 of the Master Repurchase Agreement;

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(3) any failure by any Seller to comply with Article 13 of the Master Repurchase Agreement, which failure results in a substantive consolidation of any Seller with any other entity in an insolvency proceeding;

(4) any failure by any Seller to fund a Future Advance, which failure is determined in a final non-appealable judgment by a court of competent jurisdiction in the United States of America to have been committed by such Seller in bad faith;

(5) if any Seller, Guarantor or any Affiliate of the foregoing interferes with, frustrates or prevents Purchaser’s exercise of remedies provided under the Transaction Documents; provided that any assertion, claim or defense reasonably made in good faith by such Seller or Guarantor as to the existence and continuation of such Default or Event of Default shall not, and shall not be deemed to, result in liability under this sub-clause (5);

(6) any claim by any Affiliate of any Seller that Purchaser is not the record and beneficial owner of, and does not have good and marketable title to, each Purchased Asset in accordance with the Transaction Documents; or

(7) any loss, damage, cost and expense in connection with violation of any environmental law, the correction of any environmental condition, or the removal of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any environmental law, in each case in any way affecting any Seller’s properties or any of the Purchased Assets; provided, that Guarantor shall have no liability under this Article II(b)(v)(7) with respect to conditions on any Mortgaged Property first arising after the date upon which Purchaser enforces its remedies with respect to the related Purchased Asset pursuant to Article 14(b)(ii)(D) or 14(b)(iii) of the Master Repurchase Agreement following an Event of Default.

(c) Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. This Guaranty may be enforced by Purchaser and any successor, endorsee, transferee or assignee of Purchaser permitted under the Master Repurchase Agreement and shall not be discharged by such permitted assignment or negotiation of all or part thereof.

(d) Satisfaction of Guaranteed Obligations. Guarantor shall satisfy its obligations hereunder without demand, presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever. Subject to Articles II(a) and II(b), the obligations of Guarantor hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Seller, or any other party, against Purchaser or against the payment of the Guaranteed Obligations, other than the payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with such Guaranteed Obligations or otherwise.

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(e) No Duty to Pursue Others. It shall not be necessary for Purchaser (and Guarantor hereby waives any rights which Guarantor may have to require Purchaser), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against any Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Purchaser’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join any Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Purchaser shall not be entitled to actually receive payment of the same amounts from both a Seller and Guarantor. Purchaser shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.

(f) Waivers. Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Purchaser to any Seller or the purchase of any Purchased Asset by Purchaser from any Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Master Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by any Seller and Purchaser of any other agreement or of any Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Guaranteed Obligations, (v) the occurrence of any breach by any Seller or an Event of Default under the Transaction Documents, (vi) Purchaser’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by any Seller, (ix) any other action at any time taken or omitted by Purchaser and (x) except as otherwise provided herein or required by the terms hereof, all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents and any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations; provided, however, that the foregoing shall not constitute a waiver by Guarantor of any notice that Purchaser is expressly required to provide to Sellers or Guarantor or any other party pursuant to the Transaction Documents.

(g) Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within ten (10) Business Days after demand by Purchaser, pay Purchaser all actual out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) actually incurred by Purchaser in the enforcement hereof or the preservation of Purchaser’s rights hereunder. The covenant contained in this Article II(g) shall survive the payment and performance of the Guaranteed Obligations.

(h) Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Purchaser must rescind or restore any payment, or any part thereof, received by or on behalf of Purchaser in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Purchaser shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of each Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by such Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.

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(i) Deferral of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Purchaser), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any Seller or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty until payment in full of the Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents) and termination of the Transaction Documents. Guarantor hereby subordinates all of its subrogation rights against each Seller arising from payments made under this Guaranty to the full payment of the Guaranteed Obligations due Purchaser for a period of ninety-one (91) days following the final payment of the last of all of the Guaranteed Obligations and termination of the Master Repurchase Agreement. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents) shall not have been paid in full, such amount shall be held by Guarantor in trust for Purchaser, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Purchaser in the exact form received by Guarantor (duly indorsed by Guarantor to Purchaser, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Purchaser may determine.

(j) Seller. The term “Seller” or “Sellers” as used herein shall include any new or successor corporation, limited liability company, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of any Seller or any interest in any Seller.

ARTICLE III.

EVENTS AND CIRCUMSTANCES NOT REDUCING

OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

(a) Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Master Repurchase Agreement, the other Transaction Documents (other than this Guaranty), or any other document, instrument, contract or understanding between Sellers, Purchaser or any other parties, pertaining to the Guaranteed Obligations.

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(b) Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Purchaser to Sellers.

(c) Condition of Seller or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Seller, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations or any dissolution of any Seller or Guarantor, or any sale, lease or transfer of any or all of the assets of any Seller or Guarantor, or any changes in the shareholders, partners or members of any Seller or Guarantor; or any reorganization of any Seller or Guarantor.

(d) Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability against any Seller of all or any part of the Master Repurchase Agreement or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Master Repurchase Agreement or the other Transaction Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iii) the applicable Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable or (v) the Master Repurchase Agreement, or any of the other Transaction Documents have been forged by any Person other than Purchaser, or any of its Affiliates or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether such Seller or any other person is found not liable on the Guaranteed Obligations or any part thereof for any reason (other than by reason of a defense of payment or performance of the Guaranteed Obligations).

(e) Release of Obligors. Any full or partial release of the liability of any Seller on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Purchaser and Guarantor, that other parties will be liable to pay or perform the Guaranteed Obligations, or that Purchaser will look to other parties to pay or perform the obligations of the applicable Seller under the Master Repurchase Agreement or the other Transaction Documents.

(f) Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

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(g) Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Purchaser, or any of its Affiliates of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

(h) Care and Diligence. Except to the extent the same shall result from the gross negligence, willful misconduct, bad faith or illegal acts of Purchaser or any of its Affiliates, the failure of Purchaser or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Purchaser (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

(i) Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.

(j) Offset. The liabilities and obligations of Guarantor to Purchaser hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Guaranteed Obligations) of any Seller against Purchaser, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations).

(k) Merger. The reorganization, merger or consolidation of any Seller into or with any other corporation or entity.

(l) Preference. Any payment by any Seller to Purchaser is held to constitute a preference under bankruptcy laws, or for any reason Purchaser is required to refund such payment or pay such amount to any Seller or someone else.

(m) Other Actions Taken or Omitted. Except to the extent the same shall result from the gross negligence, willful misconduct, bad faith or illegal acts of Purchaser or any of its Affiliates, any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into the Transaction Documents, Guarantor represents and warrants to Purchaser as of the Closing Date and as of each Funding Date as follows:

(a) Benefit. Guarantor has received, or will receive, direct or indirect benefit from the execution, delivery and performance by Sellers of the Transaction Documents, and the transactions contemplated therein.

(b) Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of each Seller and is familiar with the value of any and all collateral intended to be pledged as security for the payment of the Guaranteed Obligations; however, as between Purchaser and Guarantor, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

(c) No Representation by Purchaser. Neither Purchaser, nor any other party on its behalf has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

(d) Organization. Guarantor (i) is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) has the corporate power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the corporate power to execute, deliver, and perform its obligations under this Guaranty.

(e) Authority. Guarantor is duly authorized to execute and deliver this Guaranty and to perform its obligations under this Guaranty, and has taken all necessary action to authorize such execution, delivery and performance, and each person signing this Guaranty on its behalf is duly authorized to do so on its behalf.

(f) Due Execution and Delivery; Consideration. This Guaranty has been duly executed and delivered by Guarantor, for good and valuable consideration.

(g) Enforceability. This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(h) Approvals and Consents. No consent, approval or other action of, or filing by, Guarantor with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Guaranty (other than consents, approvals and filings required by Guarantor as a result of being a publicly traded company or that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).

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(i) Licenses and Permits. Guarantor is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is material to Guarantor’s business, and has all material licenses, permits and other consents that are necessary, for (i) the transaction of Guarantor’s business and ownership of Guarantor’s properties and (ii) the performance of its obligations under this Guaranty.

(j) Non-Contravention. Neither the execution and delivery of this Guaranty, nor consummation by Guarantor of the transactions contemplated by this Guaranty, nor compliance by Guarantor with the terms, conditions and provisions of this Guaranty will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Guarantor, (ii) any agreement by which Guarantor is bound or to which any assets of Guarantor are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Guarantor, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Guarantor, or (iv) any applicable Requirement of Law.

(k) Litigation/Proceedings. Except as otherwise disclosed in writing to Purchaser, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Guarantor, threatened in writing against Guarantor, or any of its assets that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or thereby, (ii) makes a claim in an aggregate amount greater than the Litigation Threshold or (iii) which, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect.

(l) No Outstanding Judgments. Except as otherwise disclosed in writing to Purchaser, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America.

(m) Compliance with Law. Guarantor is in compliance in all material respects with all Requirements of Law. Except as otherwise disclosed in writing to Purchaser, Guarantor is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority applicable to and imposed upon Guarantor which default, in the aggregate (x) is with respect to any amount at least equal to the applicable Litigation Threshold or (y) could be reasonably likely to have a Material Adverse Effect.

(n) Solvency. Guarantor, as of the Closing Date and each Purchase Date, has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Guarantor, as of the Closing Date and each Purchase Date, is generally able to pay, and intends to pay, its debts as they come due. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has, and will have, assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has, and will have, property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.

(o) [Reserved].

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(p) No More Senior Obligations. The payment obligations of Guarantor under this Guaranty rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents).

ARTICLE V.

COVENANTS OF GUARANTOR

Guarantor covenants and agrees with Purchaser that, until payment in full of all Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents):

(a) Corporate Change. Guarantor shall not change its jurisdiction of organization unless it shall have provided Purchaser at least thirty (30) Business Days’ prior written notice of such change.

(b) Reporting. Guarantor shall deliver (or cause to be delivered) to Purchaser all financial information and certificates with respect to Guarantor that are required to be delivered pursuant to Article 12(b) of the Master Repurchase Agreement.

(c) Preservation of Existence; Licenses. Guarantor shall at all times maintain and preserve its legal existence and all of its material rights, privileges, licenses, permits and franchises necessary for the operation of its business and for its performance under this Guaranty, except where failure to comply could not be reasonably likely to have a Material Adverse Effect.

(d) Compliance with Obligations. Guarantor shall at all times comply (i) in all material respects, with its organizational documents, (ii) with any agreements by which it is bound or to which its assets are subject, to the extent non-compliance would be reasonably likely to have a Material Adverse Effect, and (iii) in all material respects with any Requirement of Law.

(e) Books of Record and Accounts. Guarantor shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, consistently applied, and set aside on its books from its earnings for each Fiscal Year all such proper reserves in accordance with GAAP, consistently applied.

(f) Taxes and Other Charges. Guarantor shall pay and discharge all material taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such taxes, assessments, levies, liens and other charges which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

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(g) Due Diligence. Guarantor shall permit Purchaser to conduct continuing due diligence in accordance with Article 28 of the Master Repurchase Agreement.

(h) No Change of Control. Guarantor shall not, without the prior consent of Purchaser, permit a Change of Control to occur.

(i) [Reserved].

(j) [Reserved].

(k) Financial Covenants. Except as provided to the contrary in this Agreement, an accounting term used in this section is to be construed in accordance with the principles applied in connection with the Original Financial Statements. Any amount in a currency other than U.S. Dollars to be taken into account at its U.S. Dollar equivalent calculated (i) at the spot rate for the purchase of the relevant currency in the London foreign exchange market with U.S. Dollars as obtained from the applicable screen on Bloomberg at or about 11:00 a.m. on the day the relevant amount falls to be calculate; or (ii) if the amount is to be calculated on the last day of a financial period of Guarantor, at the spot rates used by Guarantor in, or in connection with, its financial statements for that period. No item may be credited or deducted more than once in any calculation under this section. Guarantor shall not at any time until the Guaranteed Obligations (other than those Repurchase Obligations (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Transaction Documents) have been paid in full permit (as determined quarterly on a consolidated basis in accordance with GAAP, consistently applied):

(i) Maximum Indebtedness. The ratio (expressed as a percentage) of (A) Indebtedness of Guarantor and its Subsidiaries as of the last day of any Fiscal Quarter to (B) Total Assets of Guarantor and its Subsidiaries as of the last day of such Fiscal Quarter, to exceed eighty three and a third percent (83.3333%).

(ii) Minimum Fixed Charge Coverage Ratio. The ratio of (A) Guarantor’s EBITDA during the applicable Measurement Period to (B) Guarantor’s Fixed Charges during such Measurement Period shall not be less than 1.40:1.00, as determined as soon as practicable after the end of each Measurement Period, but in no event later than forty-five (45) days after the last day of the applicable Fiscal Quarter.

(iii) Minimum Tangible Net Worth. Guarantor’s Tangible Net Worth must not at the end of any Fiscal Quarter be less than $2,975,543,739 plus 75% of the net cash proceeds of any equity issuances by Guarantor subsequent to the Closing Date.

(iv) Minimum Cash Liquidity. Guarantor’s Cash Liquidity must not, as of the last day of any Fiscal Quarter, be less than the sum of (A) 5% of Guarantor’s Recourse Indebtedness (excluding, following the Liquidity Covenant Trigger Date, Non-MTM Recourse Indebtedness) as of such date, plus (B) following the Liquidity Covenant Trigger Date, 2.5% of Guarantor’s Non-MTM Recourse Indebtedness as of such date.

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(l) Change of Business. Guarantor shall ensure that no substantial change is made to the general nature of its business or the business of the Group from that carried on as of the date hereof.

(m) [Reserved].

(n) Sanctions. Guarantor shall not directly or, to Guarantor’s Knowledge, indirectly discharge any obligation due or owing to any party hereto from proceeds derived from or otherwise directly or, to Guarantor’s Knowledge, indirectly sourced from (i) any Sanctioned person or Sanctioned country; (ii) any activity breaching any Sanction; or (iii) any action or status which is prohibited by, or would cause any party hereto or member of the Group to be in breach of, any Sanctions.

ARTICLE VI.

MISCELLANEOUS

(a) Waiver. No failure to exercise, and no delay in exercising, on the part of Purchaser, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Purchaser hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing signed by Purchaser and Guarantor and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

(b) Set-Off. Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without prior written notice to Guarantor, to set-off, appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Purchaser or any such Affiliate to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty or any other Transaction Document to Purchaser or any of its Affiliates, irrespective of whether or not Purchaser or any such Affiliate shall have made any demand under this Guaranty or any other Transaction Document and although such obligations of Guarantor may be contingent or unmatured or are owed to a branch or office of Purchaser or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Purchaser and its Affiliates under this Article VI(b) are in addition to other rights and remedies (including other rights of setoff) that they may have. Purchaser shall give written notice to Guarantor of any set-off affected under this Article VI(b) to the extent it is not prohibited from doing so by applicable law.

(c) Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (iv) by electronic mail, to

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the address specified below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article V(c); provided, however, at least one of the individuals identified in clause (i) of the definition of “Knowledge” in the Master Repurchase Agreement shall be an “attention” party for notices to Guarantor. A notice shall be deemed to have been given: (x) in the case of hand delivery, at the time of delivery, if on a Business Day, and otherwise on the next occurring Business Day, (y) in the case of registered or certified mail or expedited prepaid delivery, when delivered, if on a Business Day, and otherwise on the next occurring Business Day, or upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of a verbal or electronic confirmation acknowledging receipt thereof (for the avoidance of doubt, any automatically generated email or any similar automatic response shall not constitute confirmation). A party receiving a notice that does not comply with the technical requirements for notice under this Article V(c) may elect to waive any deficiencies and treat the notice as having been properly given.

Guarantor:	Blackstone Mortgage Trust, Inc.
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue, 42nd Floor
New York, New York 10154
Attention: Douglas Armer
Telephone: (212) 583-5000
Email: BXMTSantanderFacility@blackstone.com

with copies to:	Ropes & Gray LLP

1211 Avenue of the Americas
New York, New York 10036-8704
Attn: Daniel L. Stanco
Tel: (212) 841-5758
Email: Daniel.Stanco@ropesgray.com

(d) GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(e) SUBMISSION TO JURISDICTION; WAIVERS.

(i) Guarantor and, by its acceptance of this Guaranty, Purchaser, each irrevocably and unconditionally (A) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Master Repurchase Agreement or any Transaction under the Master Repurchase Agreement and (B) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

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(ii) To the extent that Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty, the Master Repurchase Agreement or any Transaction under the Master Repurchase Agreement.

(iii) Guarantor and, by its acceptance of this Guaranty, Purchaser, each hereby irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address specified herein. Guarantor and, by its acceptance of this Guaranty, Purchaser, each hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article VI(e) shall affect the right of Purchaser to serve legal process in any other manner permitted by law or affect the rights of Purchaser to bring any enforcement action or proceeding against any property of Guarantor located in other jurisdictions in the courts of such other to the extent required by the laws of such other jurisdictions, and nothing in this Article VI(e) shall affect the right of Guarantor to serve legal process in any other manner permitted by law.

(iv) GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(f) Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty.

(g) Amendments. This Guaranty may be amended only by an instrument in writing executed by Guarantor and Purchaser.

(h) Parties Bound; Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Purchaser, assign any of its rights, powers, duties or obligations hereunder. Purchaser may assign or transfer its rights under this Guaranty in accordance with the transfer of assignment provisions of the Master Repurchase Agreement.

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(i) Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation or construction of this Guaranty.

(j) Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

(k) Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by any Seller to Purchaser, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Purchaser hereunder shall be cumulative of any and all other rights that Purchaser may ever have against Guarantor. The exercise by Purchaser of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

(l) Entirety. This Guaranty embodies the final, entire agreement of Guarantor and Purchaser with respect to Guarantor’s guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. This Guaranty is intended by Guarantor and Purchaser as a final and complete expression of the terms of the guaranty, and no course of dealing between Guarantor and Purchaser, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty. There are no oral agreements between Guarantor and Purchaser relating to the subject matter hereof.

(m) Intent. Guarantor acknowledges and intends (i) that this Guaranty constitute a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code and (ii) that this Guaranty constitutes a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code to the extent of damages as measured in accordance with Section 562 of the Bankruptcy Code.

[SIGNATURE ON NEXT PAGE]

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IN WITNESS WHEREOF, the undersigned executed this Guaranty as of the day first written above.

BLACKSTONE MORTGAGE TRUST, INC., as Guarantor

By:
Name:
Title:

Santander-BXMT – Guaranty

EXHIBIT A

FINANCIAL COVENANT DEFINITIONS

“Available Borrowing Capacity” shall mean, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Subsidiaries, at such Person’s or its Subsidiaries’ sole discretion, under committed credit facilities or repurchase agreements which provide financing to such Person or its Subsidiaries.

“Cash Equivalents” shall mean, as of any date of determination, marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States.

“Cash Liquidity” shall mean, with respect to any Person, on any date of determination, the sum of (i) unrestricted cash, plus (ii) Available Borrowing Capacity, plus (iii) Cash Equivalents.

“Consolidated Net Income” shall mean, with respect to any Person, for any period, the amount of consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“EBITDA” shall mean, with respect to any Person, for any period, such Person’s Consolidated Net Income, excluding the effects of such Person’s and its Subsidiaries’ Interest Expense with respect to Indebtedness, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments and noncash compensation expenses, all determined on a consolidated basis in accordance with GAAP.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Guarantor ending on December 31 of each calendar year.

“Fixed Charges” shall mean, with respect to any Person, for any period, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP as offset by the amount of receipts pursuant to net receive interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.

“Group” shall mean Pledgor and any Subsidiary of Pledgor.

“Guarantor” shall mean Blackstone Mortgage Trust, Inc., a Maryland corporation, together with its successors and permitted assigns.

“Interest Expense” shall mean, for any Person and any period, determined without duplication on a consolidated basis in accordance with GAAP, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan).

“Liquidity Covenant Trigger Date” means the date on which Guarantor has certified to Purchaser in writing that the counterparties under each Similar Agreement have agreed to modify Guarantor’s minimum liquidity covenant under such Similar Agreement to be substantially consistent with the covenant set forth in Article V(k)(iv) hereof after giving effect to the Liquidity Covenant Trigger Date.

“Measurement Period” shall mean a period of 12 Months ending on the last day of a Financial Quarter.

“Non-MTM Recourse Indebtedness” shall mean, with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs, and which Indebtedness does not provide the counterparty with the right to “margin call” the obligor under such Indebtedness.

“Original Financial Statements” shall mean the audited consolidated financial statements of Guarantor for the Fiscal Year ended December 31, 2020 and the unaudited consolidated financial statements of Guarantor for the Fiscal Quarter ended March 31, 2021, as applicable.

“REMIC” shall mean, a real estate, mortgage investment conduit, within the meaning of Section 860D(a) of the Internal Revenue Code of 1986, as amended.

“Similar Agreement” shall mean each guaranty (a) under which Guarantor is a guarantor, (b) which provides for a limited payment guaranty and recourse for customary “bad boy” acts (which may include, without limitation, each of the acts specified in Article II(b) hereof) and (c) which relates to a repurchase agreement, warehouse facility, credit facility or other similar arrangement with Guarantor or any Subsidiary thereof (other than the Master Repurchase Agreement and the Pre-Existing Agreement) which finances commercial real estate debt interests which are substantially similar to the Eligible Assets and has a maximum potential availability of $500,000,000 or greater.

“Tangible Net Worth” shall mean, with respect to any Person, on any date of determination, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person pursuant to GAAP, minus (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, all on or as of such date.

“Total Assets” shall mean, with respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and expenses, all on or as of such date, and (d) the amount of nonrecourse Indebtedness owing pursuant to securitization transactions such as a REMIC securitization, a collateralized loan obligation transactions or other similar securitizations.